Filed Pursuant to Rule 424(b)(3)

File No. 333-233919

333-233919-01

Prospectus

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

61,000,000 Common Units of Beneficial Interest

WisdomTree Continuous Commodity Index Fund (the “Fund”) is offering shares representing common units of beneficial interest in and ownership of the Fund (the “Shares”). The Shares are listed on the NYSE Arca under the symbol “GCC.”

The Fund invests substantially all of its assets in WisdomTree Continuous Commodity Index Master Fund (the “Master Fund” and together with the Fund, the “Funds”) in a master-feeder structure. The Master Fund uses the proceeds from the Fund’s investment to actively trade exchange traded futures on a portfolio of commodities comprising the Thomson Reuters Continuous Commodity Index (the “Index”), with a view to tracking the performance of the Index over time, regardless of whether the Index is rising, falling or flat over any particular period. The Master Fund also realizes interest income from its holdings in U.S. Treasury obligations and other high credit-quality, short-term fixed income securities.

The Fund continuously offers and redeems baskets (“Baskets”) of 50,000 Shares to authorized participants (“Authorized Participants”) at a price based on the Master Fund’s net asset value per Share. Authorized Participants, in turn, may offer such Shares to the public at a per Share offering price that varies depending on, among other factors, the trading price of the Shares, the Master Fund’s net asset value, and the supply of and demand for the Shares at the time of the offer. Shares initially comprising the same Basket but offered by the Authorized Participants to the public at different times may have different offering prices. Except when aggregated in Baskets, the Shares are not redeemable securities. An Authorized Participant may receive commissions or fees from investors who purchase Shares through such Authorized Participant. Subscription proceeds received from Authorized Participants will be immediately released to the Fund. The offering of Shares will terminate on the third anniversary of the Registration Statement of which this Prospectus is a part unless prior thereto a new Registration Statement is filed.

The Fund is treated as a partnership for U.S. federal income tax purposes. Each investor in the Fund will receive a Schedule K-1 that reports such investor’s allocable portion of partnership tax items. WisdomTree Commodity Services, LLC (the “Managing Owner”) anticipates making this form available to investors on or before April 15 each year following the taxable year to which it relates.

For each of the Funds, WisdomTree Commodity Services, LLC serves as the commodity pool operator and Managing Owner, and GreenHaven Advisors LLC serves as the commodity trading advisor (the “Sub-Adviser”).

Investing in the Shares involves significant risk. See “Risk Factors” beginning on Page 9. The Fund is not a mutual fund registered under the Investment Company Act of 1940, as amended, and is not subject to regulation thereunder.

Price Per Unit(1)	Price Per Basket(1)	Proceeds to the Fund
$17.66	$883,000	$1,077,260,000

(1)	Based on closing net asset value on August 31, 2020. The price may vary based on net asset value in effect on a particular day.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The Shares are neither interests in nor obligations of the Managing Owner, the Funds’ trustee, the Sub-Adviser or any of their respective affiliates. The Shares are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This Prospectus is in two parts: a disclosure document and a statement of additional information. These parts are bound together, and both contain important information.

The date of this Prospectus is October 23, 2020

RISK DISCLOSURE STATEMENT

YOU SHOULD CAREFULLY CONSIDER WHETHER YOUR FINANCIAL CONDITION PERMITS YOU TO PARTICIPATE IN A COMMODITY POOL. IN SO DOING, YOU SHOULD BE AWARE THAT COMMODITY INTEREST TRADING CAN QUICKLY LEAD TO LARGE LOSSES AS WELL AS GAINS. SUCH TRADING LOSSES CAN SHARPLY REDUCE THE NET ASSET VALUE OF THE POOL AND CONSEQUENTLY THE VALUE OF YOUR INTEREST IN THE POOL. IN ADDITION, RESTRICTIONS ON REDEMPTIONS MAY AFFECT YOUR ABILITY TO WITHDRAW YOUR PARTICIPATION IN THE POOL.

FURTHER, COMMODITY POOLS MAY BE SUBJECT TO SUBSTANTIAL CHARGES FOR MANAGEMENT, AND ADVISORY AND BROKERAGE FEES. IT MAY BE NECESSARY FOR THOSE POOLS THAT ARE SUBJECT TO THESE CHARGES TO MAKE SUBSTANTIAL TRADING PROFITS TO AVOID DEPLETION OR EXHAUSTION OF THEIR ASSETS. THIS DISCLOSURE DOCUMENT CONTAINS A COMPLETE DESCRIPTION OF EACH EXPENSE TO BE CHARGED THIS POOL AT PAGES 25 THROUGH 28 AND A STATEMENT OF THE PERCENTAGE RETURN NECESSARY TO BREAK EVEN, THAT IS, TO RECOVER THE AMOUNT OF YOUR INITIAL INVESTMENT, AT PAGE 25.

THIS BRIEF STATEMENT CANNOT DISCLOSE ALL THE RISKS AND OTHER FACTORS NECESSARY TO EVALUATE YOUR PARTICIPATION IN THIS COMMODITY POOL. THEREFORE, BEFORE YOU DECIDE TO PARTICIPATE IN THIS COMMODITY POOL, YOU SHOULD CAREFULLY STUDY THIS DISCLOSURE DOCUMENT, INCLUDING A DESCRIPTION OF THE PRINCIPAL RISK FACTORS OF THIS INVESTMENT, AT PAGES 9 THROUGH 21.

THIS PROSPECTUS DOES NOT INCLUDE ALL OF THE INFORMATION OR EXHIBITS IN THE REGISTRATION STATEMENT OF THE FUND AND THE MASTER FUND. THE ENTIRE REGISTRATION STATEMENT IS AVAILABLE TO INVESTORS AT THE SEC WEBSITE AT WWW.SEC.GOV.

THE FUND AND THE MASTER FUND FILE QUARTERLY AND ANNUAL REPORTS WITH THE SEC. THESE REPORTS ARE ALSO AVAILABLE TO INVESTORS AT THE SEC WEBSITE AT WWW.SEC.GOV.

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REGULATORY NOTICES

NO DEALER, SALESMAN, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE FUND, THE MASTER FUND, THE MANAGING OWNER, THE SUB-ADVISER, THE AUTHORIZED PARTICIPANTS OR ANY OTHER PERSON.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.

THE BOOKS AND RECORDS OF THE FUND AND THE MASTER FUND ARE MAINTAINED AS FOLLOWS:

•	ALL MARKETING MATERIALS WILL BE MAINTAINED AT THE OFFICES OF WISDOMTREE COMMODITY SERVICES, TELEPHONE NUMBER (866) 909-9473;

•

ACCOUNTING AND CERTAIN OTHER FINANCIAL BOOKS AND RECORDS (INCLUDING FUND ACCOUNTING RECORDS, LEDGERS WITH RESPECT TO ASSETS, LIABILITIES, CAPITAL, INCOME AND EXPENSES, THE REGISTRAR, TRANSFER JOURNALS AND RELATED DETAILS) AND BASKET CREATION AND REDEMPTION BOOKS AND RECORDS AND TRADING AND RELATED DOCUMENTS RELATED TO CUSTODY OF ASSETS RECEIVED FROM FUTURES COMMISSION MERCHANTS WILL BE MAINTAINED BY STATE STREET BANK AND TRUST COMPANY, TELEPHONE NUMBER (866) 909-9473;

•	TRADING RECORDS AND RELATED DOCUMENTS RECEIVED FROM FUTURES COMMISSION MERCHANTS WILL BE MAINTAINED BY GREENHAVEN ADVISORS LLC, TELEPHONE NUMBER (404) 389-9744; AND

•

ALL OTHER BOOKS AND RECORDS OF THE FUND AND THE MASTER FUND (INCLUDING MINUTE BOOKS AND OTHER GENERAL CORPORATE RECORDS) ARE MAINTAINED AT THE FUND’S PRINCIPAL OFFICE, C/O WISDOMTREE COMMODITY SERVICES, LLC, 245 PARK AVENUE, 35TH FLOOR, NEW YORK, NEW YORK 10167, TELEPHONE NUMBER (866) 909-9473.

SHAREHOLDERS HAVE THE RIGHT, DURING NORMAL BUSINESS HOURS, TO HAVE REASONABLE ACCESS TO AND COPY (UPON PAYMENT OF REASONABLE REPRODUCTION COSTS) SUCH BOOKS AND RECORDS IN PERSON OR BY THEIR AUTHORIZED ATTORNEY OR AGENT. THERE WILL SIMILARLY BE DISTRIBUTED TO SHAREHOLDERS, NOT MORE THAN 90 DAYS AFTER THE CLOSE OF EACH OF THE FUND’S FISCAL YEARS, CERTIFIED AUDITED FINANCIAL STATEMENTS AND (IN NO EVENT LATER THAN MARCH 15 OF THE IMMEDIATELY FOLLOWING YEAR) THE TAX INFORMATION RELATING TO SHARES OF THE FUND NECESSARY FOR THE PREPARATION OF SHAREHOLDERS’ ANNUAL FEDERAL INCOME TAX RETURNS.

THE DIVISION OF INVESTMENT MANAGEMENT OF THE SEC REQUIRES THAT THE FOLLOWING STATEMENT BE PROMINENTLY SET FORTH HEREIN: “NEITHER WISDOMTREE CONTINUOUS COMMODITY INDEX FUND NOR WISDOMTREE CONTINUOUS COMMODITY INDEX MASTER FUND IS A MUTUAL FUND OR ANY OTHER TYPE OF INVESTMENT

COMPANY WITHIN THE MEANING OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED, AND IS NOT SUBJECT TO REGULATION THEREUNDER.”

AUTHORIZED PARTICIPANTS MAY BE REQUIRED TO DELIVER A PROSPECTUS WHEN TRANSACTING IN SHARES. SEE “PLAN OF DISTRIBUTION.”

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

All statements other than statements of historical fact included or incorporated by reference in this Prospectus, including without limitation, statements regarding (i) the Funds’ future performance, projected costs and plans and objectives, (ii) the Managing Owner’s and/or the Sub-Adviser’s strategy, future operations and objectives, and (iii) matters effecting the commodities markets, changes in the commodities markets and indices that track such movements, are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or the negative thereof, variations thereon or similar terminology. These statements are only predictions, and actual events or results may differ materially. These statements are based upon certain assumptions and analyses of the Managing Owner founded on a variety of considerations, including but not limited to the Managing Owner’s perception of historical trends, current conditions and expected future developments. Important factors that could cause actual results to differ materially from the forward-looking statements described herein, referred to herein as cautionary statements, are disclosed under “Risk Factors” and elsewhere in this Prospectus. Such factors include but are not limited to general economic, market and business conditions, changes in laws or regulations, and other world economic and political developments. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements, and there can be no assurance that actual results or developments described herein will be realized or, even if substantially realized, that such results or developments will result in the expected consequences to, or have the expected effects on, the Funds, the Managing Owner or the value of the Shares.

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SUMMARY

The following is only a summary of the information contained in this Prospectus. The following summary does not contain or summarize all of the information about the Funds described in this Prospectus that is material and/or which may be important to investors. Investors are urged to read the entire Prospectus, including the section entitled “Risk Factors” and the exhibits attached to the Registration Statement of which this Prospectus is a part, before making an investment decision regarding the Shares.

The Funds

WisdomTree Continuous Commodity Index Fund (the “Fund”) and WisdomTree Continuous Commodity Index Master Fund (the “Master Fund” and together with the Fund, the “Funds”) are commodity pools that were organized as Delaware statutory trusts on October 27, 2006. WisdomTree Commodity Services, LLC, a Delaware limited liability company, serves as the commodity pool operator and managing owner (the “Managing Owner”) of the Funds, and GreenHaven Advisors LLC serves as the commodity trading advisor (the “Sub-Adviser”).

The Fund continuously offers shares representing common units of fractional undivided beneficial interest in and ownership of the Fund (“Shares”). Upon inception of the Fund, the Fund issued 50 of its general units to the Managing Owner in exchange for a capital contribution of $1,500.

The Fund invests substantially all of its assets in the Master Fund in a master-feeder structure. The Master Fund is wholly-owned by the Fund and the Managing Owner. The Master Fund and the Fund each follow the same investment objective. The Fund holds no investment assets other than the Master Fund’s common units of beneficial interest (“Master Fund Units”). Upon inception of the Master Fund, the Master Fund issued 50 of its general units to the Managing Owner in exchange for a capital contribution of $1,500. Each Share issued by the Fund correlates to a Master Fund Unit held by the Fund.

The principal executive offices of the Funds and the Managing Owner are located at 245 Park Avenue, 35th Floor, New York, New York 10167, telephone (866) 909-9473. The Managing Owner currently maintains an Internet website at www.wisdomtree.com, through which the Funds’ annual, quarterly and periodic reports filed with or furnished to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), are made available free of charge. Additional information regarding the Funds may also be found on the SEC’s EDGAR database at www.sec.gov.

Investment Objective; Use of Proceeds

The Funds’ investment objective is to provide investors with exposure to the daily change in the price of a portfolio of commodities (the “Index Commodities”) comprising the Thomson Reuters Continuous Commodity Index, sometimes referred to as the Continuous Commodity Total Return Index or Equal Weight Continuous Commodity Total Return Index (the “Index”), before expenses. The Index Commodities consist of corn, soybeans, wheat, live cattle, lean hogs, gold, silver, copper, cocoa, coffee, sugar, cotton, soybean oil, platinum, crude oil, NY Harbor ULSD (formerly known as heating oil), and natural gas.

The Fund pursues its investment objective by investing substantially all of its assets in the Master Fund. The Master Fund pursues its investment objective by actively trading exchange traded futures (“Commodity Futures”) on the Index Commodities, with a view to tracking the performance of the Index over time, regardless of whether the Index is rising, falling or flat over any particular period. The Master Fund’s non-discretionary investment strategy is designed to provide investors with a cost-effective and convenient way to invest in an equal-weight portfolio of commodity futures.

The Master Fund’s portfolio (the “Portfolio”) also includes cash, U.S. Treasury obligations and other high credit-quality, short-term fixed income securities (collectively, “U.S. Treasuries”) for deposit with the Fund’s Commodity Broker (as defined below) as margin or otherwise held to cover the Master Fund’s notional exposure to Commodity Futures.

An investment in the Shares is:

•

Easily Accessible and Relatively Cost Efficient. As the Shares are listed on the NYSE Arca, investors can indirectly invest in a portfolio comprised of the Index Commodities through a traditional brokerage account. Investors are able to more effectively implement strategic and tactical asset allocation strategies that are affected by changes in the performance of the Index by investing in the Shares as compared to other means of investing in the underlying Index Commodities.

•

Exchange-traded and Transparent. The Shares trade on the NYSE Arca, providing investors with an efficient means to implement various investment strategies. Furthermore, the Managing Owner will attempt to cause the composition of the Portfolio to be posted at www.wisdomtree.com daily, providing investors with a clear and timely picture of the Funds’ holdings.

•

Competitively Priced. The Managing Owner’s fee and certain other expenses paid by the Funds represent costs to an investor in the Shares. An investor’s decision to purchase Shares may be influenced by such fees and expenses relative to the costs associated with investing in the Index Commodities by other means.

There can be no assurance that the Funds will achieve their investment objective or avoid substantial losses. The value of the Shares is expected to fluctuate generally in relation to changes in the value of the Master Fund Units.

Fees and Expenses

The Managing Owner and its predecessor have paid and will continue to pay the costs and expenses incurred in connection with the continuous offering of the Shares, including the Funds’ ordinary and ongoing administrative costs and expenses, and the fees payable to the Sub-Adviser and certain of the Fund’s other advisers. The Fund will pay the Managing Owner a fee for its services provided to the Fund, and is responsible for the payment of all of the Fund’s brokerage and extraordinary fees and expenses. See “Charges—Fees and Expenses.”

The Offering

Offering of the Shares	The Fund continuously offers baskets (“Baskets”) of 50,000 Shares to certain authorized participants (each an “Authorized Participant”) at a price based on the Master Fund’s Net Asset Value (as defined below) per Share. See “Authorized Participants.” Authorized Participants, in turn, may offer Shares to the public at offering prices that are expected to be influenced by a variety of factors. An Authorized Participant may receive commissions or fees from investors who purchase Shares through such Authorized Participant. See “Description of the Shares” and “Creation and Redemption of Shares.”

Exchange Symbol	The Shares are listed on the NYSE Arca under the symbol “GCC.”

CUSIP	97718W 108

Affiliates and Agents	Managing Owner WisdomTree Commodity Services, LLC

Sub-Adviser GreenHaven Advisors LLC

Trustee Delaware Trust Company

Commodity Broker Morgan Stanley & Co. LLC

Administrator State Street Bank and Trust Company

Distributor Foreside Fund Services LLC

Creation and Redemption of Shares	The Fund creates and redeems Shares from time to time, but only in one or more whole Baskets. Except when aggregated in Baskets, the Shares are not redeemable securities. Authorized Participants pay a transaction fee of $200 per creation or redemption order to the Administrator. See “Creation and Redemption of Shares.”

Authorized Participants	Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in The Depository Trust Company (“DTC”), and (3) have entered into a participant agreement with the Fund, among other parties (a “Participant Agreement”). See “Authorized Participants.”

Net Asset Value	“Net Asset Value” means the total assets of the Master Fund including, but not limited to, all cash and cash equivalents or other debt securities, less total liabilities of the Master Fund, each determined on the basis of generally accepted accounting principles in the U.S., consistently applied under the accrual method of accounting. The Administrator calculates the Net Asset Value once each NYSE Arca trading day. The Net Asset Value for a particular trading day is released after 5:00 p.m. New York time and posted at www.wisdomtree.com. The Managing Owner anticipates that the

NYSE Arca will disseminate the indicative fund value on a per Share basis every 15 seconds during regular NYSE Arca trading hours of 9:30 a.m. ET to 4:00 p.m. New York time.

Segregated Accounts/ Interest Income	The Managing Owner estimates that (i) approximately 23% of the Net Asset Value will be held as margin in the form of U.S. Treasuries in segregated accounts with the Commodity Broker (or another eligible financial institution, as applicable), and (ii) approximately 77% of the Net Asset Value will be maintained in segregated accounts in the name of the Master Fund in bank deposits or U.S. Treasuries. The Master Fund receives 100% of the interest income earned on its interest income assets. See “Use of Proceeds.”

Clearance and Settlement	The Shares are evidenced by global certificates on deposit with DTC and registered in the name of Cede & Co., as nominee for DTC. The Shares are available only in book-entry form. Registered or beneficial owners of the Shares (“Shareholders”) may hold their Shares through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC. See “The Securities Depository; Book- Entry Only System; Global Security.”

U.S. Federal Income Tax Considerations	The Fund and Master Fund are treated as partnerships for U.S. federal income tax purposes. Accordingly, it is expected that the Funds will not incur U.S. federal income tax liability and each Shareholder will have tax liability on its allocable share of the Fund’s income, gain, loss, deduction and other items. See “Certain Material U.S. Federal Income Tax Considerations.”

Distributions	The Fund will make distributions at the discretion of the Managing Owner. Because the Managing Owner does not presently intend to make ongoing distributions, a Shareholder’s income tax liability with respect to Shares held will, in all likelihood, exceed any distributions from the Fund. See “Description of the Shares—Distributions” and “Certain Material U.S. Federal Income Tax Considerations.”

Reports to Shareholders	The Managing Owner furnishes annual reports of the Funds in the manner required by the rules and regulations of the SEC, in addition to reports required by the Commodity Futures Trading Commission (the “CFTC”) and the National Futures Association (the “NFA”), including, but not limited to, annual audited financial statements examined and certified by an independent registered public accounting firm, and any other reports required by any other governmental authority that has jurisdiction over the activities of the Funds. Monthly account statements conforming to CFTC and NFA requirements, as well as the annual and quarterly reports and other filings made with the SEC, are posted at www.wisdomtree.com. Shareholders of record will also be provided with appropriate information to permit them to file U.S. federal and state income tax returns (on a timely basis) with respect to Shares held. Additional reports may be posted at www.wisdomtree.com at the discretion of the Managing Owner or as required by regulatory authorities. See “The Trust Agreements—Reports to Shareholders.”

Termination Events	The Funds may be dissolved at any time and for any reason by the Managing Owner with written notice to the Shareholders. See “The Trust Agreements—Fund Termination Events.”

Fiscal Year	The Funds’ fiscal year ends on December 31 of each year.

Investment Risks	An investment in the Shares is speculative and involves a high degree of risk. Prospective investors should be aware that:

•	An investor could lose a substantial portion or all of its investment.

•	Commodity trading is highly speculative and the Index, on which the Master Fund’s trading is based, is likely to be volatile and could suffer from periods of prolonged decline in value.

•

The Fund, the Master Fund and the Managing Owner do not have operating history prior to the commencement of trading on January 24, 2008. The ownership and the principals of the Managing Owner recently changed and the Sub-Adviser is recently formed.

•

The Fund, the Master Fund, the Managing Owner and the Sub-Adviser are subject to numerous conflicts of interest, including those arising from the fact that the Managing Owner and/or Sub-Adviser, and their respective affiliates, may also serve as the managing owner, commodity pool operator and/or commodity trading advisor for other commodity pools and investment funds, and may sponsor others.

•	The Fund and the Master Fund are subject to the fees and expenses described herein and will be successful only if significant losses are avoided.

•	Past performance of the Index is not necessarily indicative of future results, and all or substantially all of an investment in the Fund could be lost.

•	The trading of the Master Fund’s Portfolio takes place in very volatile markets.

•	The CFTC and commodity exchange rules impose speculative position limits on market participants trading in certain commodities included in the Index, which could limit the Funds’ investment objective.

•

Shareholders will receive a Schedule K-1 which reports their allocable portion of tax items. Schedule K-1’s are complex and, especially for individual investors, usually require the engagement of tax advisers. The Funds use certain conventions and make certain assumptions when preparing the Schedule K-1’s which if not accepted by the Internal Revenue Service (the “IRS”) could result in income, gain, loss and deduction being adjusted or reallocated in a manner that adversely affects one or more Shareholders

•	Performance may not track the Index during particular periods or over the long term. Such tracking error may cause the Fund to outperform or underperform the Index.

•

Thomson Reuters (Markets) LLC, formerly Thomson Reuters America LLC (the “Index Sponsor”), has the right to make adjustments to the Index or to cease making the Index available without regard to the particular interests of the Funds or the Shareholders. If the computers or other facilities of the Index Sponsor or any Index calculation agent, data providers and/or relevant stock exchange malfunction for any reason, calculation and dissemination of Index values may be delayed and trading in the Shares may be suspended for a period of time. Errors in Index data, Index calculations and/or the construction of the Index may occur from time to time and may not be identified and/or corrected by the Index Sponsor for a period of time or at all, which may have an adverse impact on the Funds and the Shareholders.

•

The Funds and their service providers may be susceptible to operational and information security risks resulting from a breach in cyber security, including cyber-attacks. A breach in cyber security, intentional or unintentional, may adversely impact the Funds in many ways, including, but not limited to, disruption of the Funds’ operational capacity, loss of proprietary information, theft or corruption of data, denial-of-service attacks on websites or network resources, and the unauthorized release of confidential information. Cyber-attacks affecting the Funds’ third-party service providers and other parties may subject the Funds to many of the same risks associated with direct cyber security breaches and adversely impact the Funds.

•

The Funds and their service providers may experience disruptions that arise from human error, processing and communications errors, counterparty or third-party errors, technology or systems failures, any of which may have an adverse impact on the Funds.

See “Risk Factors” for a description of certain additional risks that prospective investors should consider before investing in the Shares.

Breakeven Table

The following table shows the estimated amount of fees and expenses that are anticipated to be incurred by a new investor in the Shares during the first twelve (12) months of ownership. The total estimated fees and expenses are expressed as a percentage of $17.66 (the Net Asset Value per Share on August 31, 2020) or

$883,000 (the Net Asset Value per Basket on August 31, 2020). Although the Managing Owner has used actual numbers and good faith estimates in preparing this table, the actual expenses associated with an investment in the

Shares may differ. See “Charges—Fees and Expenses” for a description of the estimated fees, commissions, expenses and other charges of the Funds.

	Per Share(1)		Per Basket(2)
Income/Expense	$	%	$	%
Net Asset Value (at August 31, 2020)	$17.66	100.00%	$883,000	100.00%
Management Fee(3)	$0.13	0.75%	$6,622	0.75%
Brokerage Commissions and Fees(4)(5)	$0.03	0.14%	$1,236	0.14%
Organization and Offering Expenses(6)	—	—	—	—
Routine Operational, Administrative and Other Ordinary Expenses(7)(8)	—	—	—	—
Interest Income(9)	$(0.02)	(0.11)%	$(971)	(0.11)%
12-Month Breakeven (continuous Offering)(10,11)	$0.14	0.78%	$6,887	0.78%

1.	Assumes that the Shares have a constant month-end Net Asset Value and is based on $17.66 as the Net Asset Value per share. The actual Net Asset Value of the Master Fund will differ.
2.	Assumes that the Baskets have a constant month-end Net Asset Value and is based on $883,000 as the Net Asset Value per Basket. The actual Net Asset Value of the Master Fund will differ.
3.

The Fund is contractually obligated to pay the Managing Owner a Management Fee of 0.85% per annum based on the average daily Net Asset Value of the Master Fund, payable monthly in arrears. The Managing Owner voluntarily agreed to waive a portion of its Management Fee in the amount of 0.10% per annum reducing the Management Fee to 0.75% per annum. From the Management Fee, the Managing Owner will be responsible for paying the fees and expenses of the Administrator, the Distributor and the Trustee, and the routine operational, administrative and other ordinary expenses of the Fund including the fee payable to the Sub-Adviser. See “Charges—Fees and Expenses.”

4.

Investors may pay customary brokerage commissions to their brokers in connection with the purchases of Shares. Because brokerage commission rates will vary from investor to investor, brokerage commissions are not included in the Breakeven Table. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

5.

The costs to the Funds for brokerage commissions and trading fees will vary by the broker or brokers involved to execute specific contracts for the Funds’ interest. The Funds expect to pay rates that are commensurate with the going market rate for commissions and brokerage. The costs to the Funds will also be subject to the trading frequency of the Funds.

6.	All organizational and offering costs incurred in connection with organizing the Funds and the offering of the Shares will be borne by the Managing Owner.
7.

Routine operational, administrative and other ordinary expenses include, but are not limited to, annual audit, accounting, and fund administration and other fund expenses. Such amounts are paid by the Managing Owner, and are not subject to reimbursement by the Fund.

8.

In connection with orders to create and redeem Baskets, Authorized Participants will pay a transaction fee in the amount of $200 per order. Because these transactions fees are de minims in amount, are charged on a transaction-by transaction basis (and not on a Basket-by-Basket basis), and are borne by the Authorized Participants, they have not been included in the Breakeven Table.

9.	Interest income currently is estimated to be earned at an annual rate of 0.11%, based upon the August 31, 2020 yield on 90-day U.S. Treasury bills.
10.

It is expected that interest income will not exceed the fees and costs incurred by the Fund over a 12 month period. Therefore, the Target Fund and Master Fund will need to generate gains of at least 0.78% to break even in a 12 month period.

11.

The Fund and the Master Fund are subject to (i) a Management Fee of 0.75% per annum and (ii) estimated brokerage commissions and fees of 0.14% per annum. The Fund and the Master Fund are subject to fees and expenses in the aggregate amount of approximately 0.89% per annum. The Fund and Master Fund will be successful only if their annual returns from the underlying futures contracts, including annual income from 3-month U.S. Treasury bills, exceed approximately 0.89% per annum. The Master Fund (and, in turn, the Fund) is expected to earn 0.11% per annum, based upon the yield of 3-month U.S. Treasury bills as of August 31, 2020. Therefore, based upon the difference between the yield of 3-month U.S. Treasury bills and the annual fees and expenses, the Fund would be expected to lose approximately 0.78% per annum, assuming that the Fund has not experienced either gains or losses resulting from investing in the underlying Commodity Futures. Actual interest income could be higher or lower than the current yield of 3-month U.S. Treasury bills.

The Funds will be successful only if the annual return from trading, plus its annual interest income from U.S. Treasuries (if any), exceeds its fees and expenses per annum. The Master Fund is currently expected to earn interest income at an annual rate of 0.11% (based on August 31, 2020 yields on 90-day U.S. Treasury bills) which is 0.78% per annum less than the annual fees and expenses set forth above. Therefore, to break even in one year on Shares purchased, the Funds must generate, on an annual basis, trading profits of 0.78%.

RISK FACTORS

Investors should consider carefully the risks described below and elsewhere in this Prospectus before making an investment decision. Before investing in the Shares, investors should also refer to the other information included in this Prospectus, and the Funds’ financial statements and the related notes as reported in the Funds’ Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference herein.

The value of the Shares relates directly to the value of the Master Fund’s Portfolio.

The Shares are designed to reflect, as closely as possible, the performance of the Index through the Master Fund’s Portfolio of exchange-traded Commodity Futures on the Index Commodities. Accordingly, the value of the Shares relate directly to the value of the Portfolio, less the Funds’ liabilities (including estimated accrued but unpaid expenses). The markets and prices of the Index Commodities may fluctuate widely based on many factors, including:

•	changing supply and demand relationships;

•	general economic activities and conditions;

•	weather and other environmental conditions;

•	acts of God;

•	agricultural, fiscal, monetary and exchange control programs and policies of governments;

•	national and international political and economic events and policies;

•	changes in rates of inflation; or

•	the general emotions and psychology of the marketplace, which at times can be volatile and unrelated to other more tangible factors.

In addition to the factors set forth above, each commodity has risks that are inherent in the investment in such commodity.

Metals Commodities: Price movements in Commodity Futures held by the Master Fund in metals commodities such as gold, silver, platinum and copper are affected by many specific other factors. Some of these metal specific factors include, but are not limited to:

•

A change in economic conditions, such as a recession, can adversely affect the price of both industrial and precious metals. An economic downturn may have a negative impact on the usage and demand of metals which may result in a loss for the Master Fund.

•	A sudden shift in political conditions of the world’s leading metal producers may have a negative effect on the global pricing of metals.

•	An increase in the hedging of precious metals may result in the price of precious metals to decline.

•	Changes in global supply and demand for industrial and precious metals.

•	The price and quantity of imports and exports of industrial and precious metals.

•	Technological advances in the processing and mining of industrial and precious metals.

Agricultural Commodities: Price movements in Commodity Futures held by the Master Fund in agricultural commodities, such as wheat, corn and soybeans, are affected by many factors. Some of these agricultural specific factors include, but are not limited to:

•	Farmer planting decisions, general economic, market and regulatory factors all influence the price of agricultural commodities.

•

Weather conditions, including hurricanes, tornadoes, storms and droughts, may have a material adverse effect on crops, live cattle, live hogs and lumber, which may result in significant fluctuations in prices in such commodities.

•	Changes in global supply and demand for agriculture products.

•	The price and quantity of imports and exports of agricultural commodities.

•	Political conditions, including embargoes and war, in or affecting agricultural production, imports and exports.

•	Technological advances in agricultural production.

•	The price and availability of alternative agricultural commodities.

Energy Commodities: Price movements in Commodity Futures held by the Master Fund in energy commodities, such as crude oil, heating oil and natural gas, are subject to risks due to frequent and often substantial fluctuations in energy commodity prices. In the past, the prices of natural gas and crude oil have been extremely volatile, and the Managing Owner expects this volatility to continue. The markets and prices for energy commodities are affected by many factors. Some of those factors include, but are not limited to:

•	Changes in global supply and demand for oil and natural gas.

•	The price and quantity of imports and exports of oil and natural gas.

•	Political conditions, including embargoes and war, in or affecting other oil producing activities.

•	The level of global oil and natural gas exploration and production.

•	The level of global oil and natural gas inventories, production or pricing.

•	Weather conditions.

•	Technological advances effecting energy consumption.

•	The price and availability of alternative fuels.

None of these factors can be controlled by the Managing Owner or Sub-Adviser. Even if current and correct information as to substantially all factors are known or thought to be known, prices still will not always react as predicted. The profitability of the Fund and the Master Fund will depend on whether the Master Fund’s Portfolio increases in value over time. If the value increases, the Fund will only be profitable if such increases exceed the fees and expenses of the Funds. If these values do not increase, the Fund will not be profitable and will incur losses.

Net Asset Value may not always correspond to the market price of the Shares.

The Net Asset Value will change as fluctuations occur in the market value of the Master Fund’s Portfolio. Investors should be aware that the public trading price of a Basket of Shares may be different from the Net Asset Value per Basket of Shares (i.e., Shares may trade at a premium over, or a discount to, the Net Asset Value per Basket of Shares) and similarly the public trading market price per Share may be different from the Net Asset Value per Share. Consequently, an Authorized Participant may be able to create or redeem a Basket of Shares at a discount or a premium to Net Asset Value. This price difference may be due, in large part, to the fact that supply and demand forces are at work in the secondary trading market for Shares that is closely related to, but not identical to, the same forces influencing the prices of the Index Commodities trading individually or in the aggregate at any point in time. Investors also should note that the size of the Fund in terms of total assets held may change substantially over time and from time to time as Baskets are created and redeemed.

Authorized Participants or their clients or customers may have an opportunity to realize a profit if they can purchase a Basket at a discount to the public trading price of the Shares or can redeem a Basket at a premium over the public trading price of the Shares. The Managing Owner expects that the exploitation of such arbitrage opportunities by Authorized Participants and their clients and customers will tend to cause the public trading price to not materially differ from the Net Asset Value per Share over time.

If the Fund issues all Shares registered in this offering, it could have to cease creating new Baskets until additional shares are registered for sale.

Investors should be aware that if the Fund issues all Shares registered in this offering, it could have to cease creating new Baskets until additional shares are registered for sale. This could increase the possibility that the trading price of the Fund’s Shares may not accurately reflect the Index or the Net Asset Value of the Fund. As of the date of this prospectus, 61,000,000 shares are available for sale in this offering.

Moreover, soon after new Baskets are created and sold under this Prospectus, there is a possibility that the availability of newly created Shares may (or may not) affect the trading price of the Shares already issued, and both current Shareholders and purchasers of newly created Shares could be adversely affected by falling trading prices.

The License Agreement between the Index Sponsor and the Managing Owner could terminate.

The Index Sponsor entered into a license agreement with the Managing Owner whereby the Managing Owner was granted an exclusive license with respect to the development and creation of certain investment products, including U.S. exchange traded funds. The current license granted to the Managing Owner has a term ending December 31, 2020, which will automatically renew for an additional two years and will renew for successive two year terms thereafter. The term may be terminated under certain circumstances which could cause an investment in the Shares to decline significantly in value. In addition, a different product could be created under the license agreement, which could also cause an investment in the Shares to decline in value. If the license expires and is not renewed or is terminated, or a competitive product is created, then the Managing Owner may seek Shareholder approval to the extent required to either (i) liquidate the Funds or (ii) approve a different index for the Master Fund to track.

The Index Sponsor could change the Index or experience system failures.

The Index Sponsor has the right to make adjustments to the Index without regard to the particular interests of the Funds or the Shareholders. In addition, if the computers or other facilities of the Index Sponsor or any Index calculation agent, data providers and/or relevant stock exchange malfunction for any reason, calculation and dissemination of Index values may be delayed and trading in the Shares may be suspended for a period of time. Errors in Index data, Index computations and/or the construction of the Index may occur from time to time and may not be identified and/or corrected by the Index Sponsor for a period of time or at all, which may have an adverse impact on the Fund and the Shareholders. Any of the foregoing may lead to the errors in the Index, which may lead to a different investment outcome than would have been the case had such events not occurred. The Managing Owner, through the Sub-Adviser, seeks to manage the Funds to correspond to the Index provided by the Index Sponsor. Consequently, losses or costs associated with the Index’s errors or other risks described above will generally be borne by the Funds and the Shareholders and neither the Managing Owner nor its affiliates or agents make any representations or warranties regarding the foregoing.

Regulatory and exchange position limits and other rules may restrict the creation of Baskets and the operation of the Master Fund.

CFTC and commodity exchange rules impose speculative position limits on market participants, including the Master Fund, trading in certain agricultural commodities. These position limits prohibit any person from holding a position of more than a specific number of such futures contracts. The Managing Owner anticipates that these position limits as well as accountability limits currently in place on exchanges will impact the Master

Fund when the Net Asset Value approaches $1.2 billion, at which point the Managing Owner may either prevent the creation of additional Baskets or apply to the CFTC for relief from certain position limits.

If the Master Fund applies and is unable to obtain such relief, the Fund’s ability to issue new Baskets, or the Master Fund’s ability to reinvest income in additional Commodity Futures, may be limited to the extent these activities would cause the Master Fund to exceed applicable position limits. Limiting the size of the Fund may result in Shares trading at a premium or discount to the Net Asset Value.

Investors in Shares in the secondary market may be subject to brokerage commissions, over which the Funds have no control.

Investors buying or selling Shares in the secondary market will pay brokerage commissions or other charges imposed by brokers, as determined by the applicable broker. Brokerage commissions are often a fixed amount and may be a significant proportional cost for investors seeking to buy or sell relatively small amounts of Shares. In addition, secondary market investors will also incur the cost of the difference between the price that an investor is willing to buy shares (the “bid” price) and the price at which an investor is willing to sell Shares (the “ask” price). This difference in bid and ask prices is often referred to as the “spread” or “bid/ask spread.” The bid/ask spread varies over time for Shares based on trading volume and market liquidity of the Shares and the Commodity Futures comprising the Master Fund’s Portfolio, and is generally lower if Shares have more trading volume and market liquidity and higher if Shares have little trading volume and market liquidity. Further, a relatively small investor base in the Fund, asset swings in the Funds and/or increased market volatility may cause bid/ask spreads to increase. Shares, similar to shares of other issuers listed on a stock exchange, may be sold short and are therefore subject to the risk of increased volatility associated with short selling. Due to the costs of buying or selling Shares, including bid/ask spreads, frequent trading of Shares may significantly reduce investment results and an investment in the Shares may not be advisable for investors who anticipate regularly making small investments.

The Fund may not always be able exactly to replicate the performance of the Index.

It is possible that the Fund may not fully replicate the performance of the Index due to disruptions in the markets for the Index Commodities or due to other extraordinary circumstances, including, without limitation, the inability to create additional Baskets. In addition, the Fund is not able to replicate exactly the performance of the Index because the total return generated by the Master Fund is reduced by expenses and transaction costs, including those incurred in connection with the Master Fund’s trading activities, and increased by interest income from the Master Fund’s holdings of U.S. Treasuries. Tracking the Index requires rebalancing of the Master Fund’s Portfolio and is dependent upon the skills of the Sub-Adviser and its trading principals, among other factors.

The Managing Owner may permit the Master Fund to control commodity positions in excess of the value of the Master Fund’s assets.

Commodity pools’ trading positions in Commodity Futures or other commodity interests are typically required to be secured by the deposit of margin funds that represent only a small percentage of a Commodity Future’s (or other commodity interests’) entire market value. This feature permits commodity pools to increase their exposure to assets by purchasing or selling Commodity Futures (or other commodity interests) with an aggregate value in excess of the commodity pool’s assets. While these actions can increase the pool’s profits, relatively small adverse movements in the price of the pool’s Commodity Futures can cause significant or complete losses to the pool. While the Sub-Adviser is not expected to have exposure to Commodity Futures in excess of the Master Fund’s collateral, the Funds are dependent upon the trading and management skills of the Sub-Adviser to maintain the proper position sizes.

The Master Fund is not actively managed and will track the Index during periods in which the Index is flat or declining as well as when the Index is rising.

The Master Fund is not actively managed by traditional methods. Therefore, if positions in any one or more of the Index Commodities are declining in value, the Master Fund will not close out such positions, except in connection with a change in the composition or weighting of the Index. The Sub-Adviser will seek to cause the Net Asset Value to track the Index during periods in which the Index is flat or declining as well as when the Index is rising.

The Exchange may halt trading in the Shares.

The Shares are listed for trading on NYSE Arca under the market symbol “GCC.” Trading in Shares may be halted due to market conditions or, in light of NYSE Arca rules and procedures, for reasons that, in the view of NYSE Arca, make trading in Shares inadvisable. In addition, trading is subject to trading halts caused by extraordinary market volatility pursuant to “circuit breaker” rules that require trading to be halted for a specified period based on a specified market decline in the equity markets. There can be no assurance that the requirements necessary to maintain the listing of the Shares will continue to be met or will remain unchanged. The Funds will be terminated if the Shares are delisted.

There can be no guarantee that an active trading market for the Shares will be maintained.

Although the Shares are listed and traded on the NYSE Arca, there can be no guarantee that an active trading market for the Shares will be maintained. Investors that are successful in trading their Shares at a time when no active market exists will likely receive a lower price than the price received if an active market did exist.

The Funds and their service providers are subject to cyber security risks.

The Funds and their service providers may be susceptible to operational and information security risks resulting from a breach in cyber security, including cyber-attacks. A breach in cyber security, intentional or unintentional, may adversely impact the Funds in many ways, including, but not limited to, disruption of the Funds’ operational capacity, loss of proprietary information, theft or corruption of data maintained online or digitally, denial-of-service attacks on websites or network resources, and the unauthorized release of confidential information. Cyber-attacks affecting the Funds’ third-party service providers, including the Managing Owner, Sub-Adviser, Administrator, Distributor, Commodity Broker and other parties, may subject the Funds to many of the same risks associated with direct cyber security breaches and adversely impact the Funds. For instance, cyber-attacks may impact the Funds’ ability to calculate Net Asset Value, cause the release of confidential business information, impede trading, cause the Funds to incur additional compliance costs associated with corrective measures, subject the Funds to regulatory fines or other financial losses, and/or cause reputational damage to the Funds. Cyber security breaches of market makers, Authorized Participants, or the issuers of Commodity Futures in which the Funds invest could also have material adverse consequences on the Funds’ business operations and cause financial losses for the Funds and the Shareholders. While the Funds and their service providers have established business continuity plans and risk management systems designed to address cyber security risks, prevent cyber-attacks and mitigate the impact of cyber security breaches, there are inherent limitations on such plans and systems. In addition, the Funds have no control over the cyber security protections put in place by their service providers or any other third parties whose operations may affect the Funds or the Shareholders.

The Funds and their service providers are subject to certain operational risks.

The Funds and their service providers, including the Managing Owner, Sub-Adviser, Administrator, Distributor, and Commodity Broker, may experience disruptions that arise from human error, processing and communications errors, counterparty or third-party errors, or technology or systems failures, any of which may have an adverse impact on the Funds. Although the Funds and their service providers seek to mitigate these operational risks through their internal controls and operational risk management processes, these measures may not identify or may be inadequate to address all such risks.

The Shares are a relatively new securities product.

The mechanisms and procedures governing the creation, redemption and offering of the Shares are recently developed securities products. Consequently, there may be unanticipated problems or issues with respect to the mechanics of the operations and the trading of the Shares that could have a material adverse effect on an investment in the Shares. In addition, although the Master Fund is not actively “managed” by traditional methods, unanticipated operational or trading problems or issues may not be solvable by the Managing Owner or Sub-Adviser.

Investors should not rely on past performance in deciding whether to buy Shares.

The Funds’ and the Index’s performance history is not necessarily indicative of future results. Therefore, investors should not rely upon the past performance of the Funds or the Index in deciding whether to buy Shares in the Fund. Further, the past performance of the Funds through December 31, 2015, is a reflection of the performance associated with the prior principals of the Managing Owner (who are now principals of the Sub-Adviser) and new principals were installed as a result of the change in ownership of the Managing Owner. Such changes may impact future performance.

Commodity Futures are subject to a high degree of price volatility.

Commodity Futures are subject to a high degree of price variability and therefore may experience rapid and substantial changes in price. These changes cannot be accurately predicted, and could materially and adversely affect the value of the Master Fund’s Portfolio and the Shares.

Fees are charged regardless of profitability.

The Funds are subject to the fees and expenses described in this Prospectus, which are payable irrespective of profitability. Such fees and expenses include asset-based fees of up to 0.75% per annum payable to the Manager Owner and brokerage fees equal to approximately 0.14% per annum based on the Fund’s Net Asset Value as of August 31, 2020. The Managing Owner assumes all routine operational, administrative and other ordinary expenses of the Funds, and will not be reimbursed for any such expenses. The Fund is expected to earn interest income at an annual rate of 0.11% per annum, based upon the yield on a three month U.S. Treasury bill as of August 31, 2020. Consequently, it is currently expected that interest income will not exceed the fees and costs incurred by the Funds for the year ended December 31, 2020. Accordingly, the Fund will need to achieve positive performance greater than its expenses in order to achieve break-even. The expenses of the Funds could, over time, increase or the interest income of the Fund could, over time, decrease and the Fund may need to have greater positive performance in order to break-even (net of fees and expenses). If expenses increase or interest income decreases, these changes could result in significant losses to an investment in the Shares and a Shareholder may never achieve profits, significant or otherwise.

Possible illiquid markets may exacerbate losses.

Futures positions cannot always be liquidated at the desired price. It is difficult to execute a trade at a specific price when there is a relatively small volume of buy and sell orders in a market. A market disruption, such as when foreign governments may take or be subject to political actions which disrupt the markets in their currency or major exports, can also make it difficult to liquidate a position. Such periods of illiquidity and the events that trigger them are difficult to predict and there can be no assurance that the Managing Owner or Sub-Adviser will be able to do so.

There can be no assurance that market illiquidity will not cause losses for the Fund. The large size of the positions which the Master Fund may acquire on behalf of the Fund increases the risk of illiquidity by both making its positions more difficult to liquidate and increasing the losses incurred while trying to do so.

Redemption orders may be postponed, suspended or rejected under certain circumstances.

The Managing Owner may suspend the right of redemption or postpone the redemption settlement date (1) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (2) for such other period as the Managing Owner determines to be necessary for the protection of the Shareholders. In addition, the Administrator will reject a redemption order if the order is not in proper form as described in the Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful. Any such postponement, suspension or rejection could adversely affect the redemption of a Basket. For example, the resulting delay may adversely affect the value of the Authorized Participant’s redemption proceeds if the Net Asset Value of the Fund declines during the period of the delay. The Funds, the Administrator, the Managing Owner and the Sub-Adviser disclaim any liability for any loss or damage that may result from any such suspension or postponement.

The positive performance of the Master Fund’s Portfolio is wholly dependent upon an equal and offsetting loss borne by unrelated participants in the futures markets.

Futures trading is a risk transfer economic activity. For every gain there is an equal and offsetting loss rather than an opportunity to participate over time in general economic growth. Unlike most alternative investments, an investment in Shares does not involve acquiring any asset with intrinsic value. Overall stock and bond prices could rise significantly and the economy as a whole prosper while the Shares may trade unprofitably.

Shareholders will not have the protections associated with ownership of shares in an investment company registered under the Investment Company Act of 1940.

Neither the Fund nor the Master Fund is registered as an investment company under the Investment Company Act of 1940 and is not required to register under such act. Consequently, Shareholders will not have the regulatory protections provided to investors in investment companies.

Various actual and potential conflicts of interest may be detrimental to Shareholders.

The Funds are subject to actual and potential conflicts of interest involving the Managing Owner, Sub-Adviser, various commodity futures brokers and Authorized Participants. The Managing Owner, the Sub-Adviser and their respective principals, all of which are engaged in other investment or related activities, are not required to devote substantially all of their time to the business of the Funds, which also presents the potential for numerous conflicts of interest with the Funds. As a result of these and other relationships, parties involved with the Funds have a financial incentive to act in a manner other than in the best interests of the Funds and the Shareholders. Investors will be dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the respective parties attempt to monitor these conflicts, it is extremely difficult, if not impossible, for such parties to ensure that these conflicts do not, in fact, result in adverse consequences to the Shareholders.

In addition, the Fund may be subject to certain conflicts with respect to its Commodity Broker, including, but not limited to, conflicts that result from receiving greater amounts of compensation from other clients, and purchasing opposite or competing positions on behalf of third-party accounts traded through the Commodity Broker. See “Conflicts of Interest.”

The Fund’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as not being subject to a material amount of entity-level taxation by individual states. If the IRS were to treat the Fund as a corporation for federal income tax purposes or the Fund becomes subject to material additional amounts of entity-level taxation for state tax purposes, then the amount of cash available for distribution would be substantially reduced.

The anticipated after-tax economic benefit of an investment in the Shares depends largely on the Funds being treated as partnerships for federal income tax purposes. No ruling from the IRS on this or any other tax matter affecting the Funds has been requested.

It is possible in certain circumstances an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes, such as the Fund, to be treated as an association or a publicly traded partnership (that does not satisfy the exception set forth in Code Section 7704(c)) taxable as a corporation for U.S. federal income tax purposes. Although the Fund is not believed to be so treated based upon current operations, a change in the Fund’s business or a change in current law could cause the Fund to be treated as a corporation for federal income tax purposes or otherwise subject to taxation as an entity.

If the Fund was treated as a corporation for federal income tax purposes, it would pay federal income tax on taxable income at the corporate tax rate, and would likely pay state and local income tax at varying rates. Distributions would generally be taxed again as corporate dividends (to the extent of the Fund’s current and accumulated earnings and profits), and no income, gains, losses, deductions or credits would flow through to the Shareholders. Because a tax would be imposed upon the Fund as a corporation, the amount of cash available for distribution would be substantially reduced. Therefore, if the Fund was treated as a corporation for federal income tax purposes, there would be a material reduction in the anticipated cash flow and after-tax return to the Shareholders, likely causing a substantial reduction in the value of the Shares.

At the state level, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of such a tax on the Fund by any state will reduce the cash available for distributions to the Shareholders.

Recently enacted U.S. tax legislation, as well as potential legislative, judicial or administrative changes or differing interpretations, may have an adverse impact on the Fund and Shareholders.

On December 22, 2017, Public Law No. 115-97, informally titled the Tax Cuts and Jobs Act (the “Tax Act”), was enacted. The Tax Act significantly changed the U.S. Internal Revenue Code of 1986, as amended (the “Code”), including by (i) introducing a new deduction on certain pass-through income, (ii) repealing the partnership technical termination rule, and (iii) imposing a new limitation on the deductibility of interest expense.

The Tax Act became fully effective in the 2018 fiscal year. The Tax Act is complex and its ultimate impact may differ from this description due to changes in interpretations, as well as additional regulatory guidance that may be issued. Apart from enactment of the Tax Act, tax laws and interpretations thereof are subject to change, possibly on a retroactive basis, and other legislative proposals or administrative or judicial developments could also result in an increase in the amount of U.S. tax payable by the Fund or by Shareholders.

Shareholders will be subject to taxation on their share of the Fund’s taxable income, whether or not they receive cash distributions.

Shareholders will be subject to United States federal income taxation and, in some cases, state, local, or foreign income taxation on their share of the Fund’s taxable income, whether or not they receive cash distributions from the Fund. Shareholders may not receive cash distributions equal to their share of the Fund’s taxable income or even the tax liability that results from such income.

Items of income, gain, deduction, loss and credit with respect to the Shares could be reallocated if the IRS does not accept the assumptions or conventions used by the Funds in allocating either Fund’s tax items.

U.S. federal income tax rules applicable to partnerships are complex and often difficult to apply to publicly traded partnerships. The Funds will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to the Shareholders in a manner that reflects the Shareholders’ beneficial shares of partnership items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will successfully assert that the conventions and assumptions used by the Funds do not satisfy the requirements of the Code, and/or the Treasury Regulations promulgated thereunder and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects Shareholders.

If the IRS contests the U.S. federal income tax positions the Fund takes, the market for the Shares may be adversely impacted and the cost of any IRS contest will reduce the amount of cash available for distribution to the Shareholders.

No ruling from the IRS with respect to the Fund’s treatment as a partnership for U.S. federal income tax purposes or any other matter has been requested. The IRS may adopt positions that differ from the positions the Fund takes, and the IRS’s positions may ultimately be sustained. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions the Fund takes. A court may not agree with some or all of the positions the Fund takes. Any contest with the IRS, and the outcome of any IRS contest, may have a materially adverse impact on the market for the Shares and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by the Shareholders because the costs will reduce the amount of cash available for distribution.

Tax gain or loss on the disposition of Shares could be more or less than expected.

If Shareholders sell Shares, they will recognize a gain or loss for federal income tax purposes equal to the difference between the amount realized and their tax basis in those Shares. Because distributions in excess of their allocable share of net taxable income decrease their tax basis in their Shares, the amount, if any, of such prior excess distributions with respect to the Shares a Shareholder sells will, in effect, become taxable income to the Shareholder if it sells such Shares at a price greater than its tax basis in those Shares, even if the price received is less than its original cost. In addition, because the amount realized includes a Shareholder’s share of nonrecourse liabilities, a Shareholder that sells common units may incur a tax liability in excess of the amount of cash received from the sale.

New rules regarding U.S. federal income tax liability arising from IRS audits could adversely affect Shareholders.

If the IRS makes audit adjustments to the Funds’ income tax returns, the IRS (and some states) may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustments directly from the Fund. To the extent possible under the new rules, the Managing Owner may elect to either pay the taxes (including any applicable penalties and interest) directly to the IRS or, if the Fund is eligible, issue a revised information statement to each Shareholder and former Shareholder with respect to an audited and adjusted return. Although the Managing Owner may elect to have Shareholders and former Shareholders take such audit adjustment into account and pay any resulting taxes (including applicable penalties or interest) in accordance with their interests in the Fund during the tax year under audit, there can be no assurance that such election will be practical, permissible or effective in all circumstances. As a result, current Shareholders may bear some or all of the tax liability resulting from such audit adjustment, even if such Shareholders did not own Shares during the tax year under audit. If, as a result of any such audit adjustment, the Fund is required to make payments of taxes, penalties and interest, the amount of cash available for distribution to Shareholders might be reduced.

Tax-exempt entities face unique tax issues from owning Shares that may result in adverse tax consequences to them.

Investment in the Shares by tax-exempt entities, such as employee benefit plans and individual retirement accounts (known as IRAs) raises issues unique to them. For example, some or all of the Fund’s income allocated to organizations that are exempt from U.S. federal income tax, including IRAs and other retirement plans, may be unrelated business taxable income that is taxable to them. Tax-exempt entities should consult a tax advisor before investing in the Shares.

Non-U.S. Shareholders may be subject to U.S. taxes and withholding with respect to their income and gain from owning Shares.

Non-U.S. Shareholders are generally required to file U.S. income tax returns and pay tax on income effectively connected with a U.S. trade or business. Income allocated to Shareholders and any gain from the sale of Shares may be considered to be effectively connected income. As a result, distributions to a Non-U.S. Shareholder may be subject to withholding at the highest applicable effective tax rate and a Non-U.S. Shareholder who sells or otherwise disposes of a Share may also be subject to U.S. federal income tax on the gain realized from the sale or disposition of that Share.

The Tax Act imposes a withholding obligation of 10% of the amount realized upon a Non-U.S. Shareholder’s sale or exchange of an interest in a partnership that is engaged in a U.S. trade or business. However, due to challenges of administering a withholding obligation applicable to open market trading and other complications, the IRS has temporarily suspended the application of this withholding rule to open market transfers of interests in publicly traded partnerships pending promulgation of regulations or other guidance. The Fund believes that it is a publicly traded partnership for purposes of these rules and is eligible for the temporary suspension of these withholding provisions. It is not clear if or when such regulations or other guidance will be issued.

PROSPECTIVE INVESTORS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISERS AND COUNSEL WITH RESPECT TO THE POSSIBLE TAX CONSEQUENCES TO THEM OF AN INVESTMENT IN ANY SHARES; SUCH TAX CONSEQUENCES MAY DIFFER IN RESPECT OF DIFFERENT INVESTORS.

Failure of lack of segregation of assets may increase losses.

The Commodity Exchange Act requires a clearing broker to segregate all funds received from customers from such broker’s proprietary assets. If a Commodity Broker fails to do so, the assets of the Master Fund might not be fully protected in the event of the Commodity Broker’s bankruptcy. Furthermore, in the event of a Commodity Broker’s bankruptcy, any Master Fund Units could be limited to recovering only a pro rata share of all available funds segregated on behalf of the Commodity Broker’s combined customer accounts, even though certain property specifically traceable to the Master Fund was held by the Commodity Broker. In addition, it is possible that in the event of a clearing broker’s bankruptcy, investors could experience a loss of all of their funds and assets held by the clearing broker.

In the event of a bankruptcy or insolvency of any exchange or clearing house, the Master Fund could experience a loss of the funds deposited through its Commodity Broker as margin with the exchange or clearing house, a loss of any unrealized profits on its open positions on the exchange, and the loss of realized profits on its closed positions on the exchange.

Regulatory changes or actions may alter the nature of an investment in the Fund.

Considerable regulatory attention has been focused on non-traditional investment pools which are publicly distributed in the United States. There is a possibility of future regulatory changes altering, perhaps to a material extent, the nature of an investment in the Fund or the ability of the Fund to continue to implement its investment strategy.

The futures markets are subject to comprehensive statutes, regulations and margin requirements. In addition, the CFTC and the exchanges are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily price limits and the suspension of trading. The regulation of futures transactions in the United States is a rapidly changing area of law and is subject to modification by government and judicial action. The effect of any future regulatory change on the Fund is impossible to predict, but could be substantial and adverse.

No counsel has been appointed to represent prospective investors.

No counsel has been appointed to represent prospective investors in the Shares. Accordingly, investors should consult their own legal, tax and financial advisers regarding the desirability of an investment in the Shares.

Termination of the Fund may adversely affect a Shareholder’s portfolio.

The Managing Owner may withdraw from the Fund upon one hundred and twenty (120) days’ notice, which would cause the Fund to terminate unless a substitute managing owner is identified and instituted. Shareholders cannot be assured that the Managing Owner will be willing or able to continue to service the Funds for any length of time. In addition, owners of seventy-five percent (75%) of the Shares have the power to terminate the Fund. See “Description of the Shares” and “The Trust Agreements—Fund Termination Events.” If the Managing Owner discontinues its activities on behalf of the Funds, or the Shareholders terminate the Fund, an investment in the Shares could be adversely affected.

Shareholders do not have the rights enjoyed by investors in certain other vehicles.

As interests in an investment trust, the Shares have none of the statutory rights normally associated with the ownership of common stock of a corporation (including, for example, the right to bring “oppression” or “derivative” actions). In addition, the Shares have limited voting and distribution rights (for example, Shareholders do not have the right to elect directors and the Fund is not required to pay regular dividends, although the Fund may pay dividends at the discretion of the Managing Owner). See “Description of the Shares.”

An investment in the Shares may be adversely affected by competition from other methods of investing in commodities.

The Funds compete with other financial vehicles, including other commodity pools, hedge funds, traditional debt and equity securities issued by companies in the commodities industry, other securities backed by or linked to such commodities, and direct investments in the underlying commodities or commodity futures contracts. Market and financial conditions, and other conditions that are beyond the Managing Owner’s control, may make it more attractive to invest in other financial vehicles or to invest in such commodities directly, which could limit the market for the Shares and reduce the liquidity of the Shares.

Competing claims over ownership of intellectual property rights related to the Funds could adversely affect the Funds and an investment in the Shares.

Third parties may allege or assert ownership of intellectual property rights which may be related to the design, structure and operations of the Funds. To the extent any claims of such ownership are brought or any proceedings are instituted to assert such claims, the negotiation, litigation or settlement of such claims, or the ultimate disposition of such claims in a court of law if a suit is brought, may adversely affect the Funds and an investment in the Shares.

The prices of Index Commodities may experience “Backwardation” or “Contango.”

As the Master Fund’s futures contracts near expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in April 2020 may specify a June 2020 expiration. As that contract nears expiration, it may be replaced by selling the June 2020 contract and purchasing the contract expiring in August 2020. This process is referred to as “rolling.” Historically, the prices of crude oil and heating oil have frequently been higher for contracts with shorter-term expirations than for contracts with longer- term expirations, which is referred to as “backwardation.” In these circumstances, absent other factors, the sale of the June 2020 contract would take place at a price that is higher than the price at which the August 2020 contract is purchased, thereby creating a gain in connection with rolling. While crude oil and heating oil have historically exhibited consistent periods of backwardation, backwardation will likely not exist in these markets at all times. The absence of backwardation in crude oil and heating oil could adversely affect the value of the Index and the Shares.

Conversely, gold, corn, soybeans and wheat historically exhibit “contango” markets rather than backwardation. Contango markets are those in which the prices of contracts are higher in the distant delivery months than in the nearer delivery months due to the costs of long-term storage of a physical commodity prior to delivery or other factors. Although gold, corn, soybeans and wheat have historically exhibited consistent periods of contango, contango will likely not exist in these markets at all times. The persistence of contango in gold, corn, soybeans and wheat could adversely affect the value of the Index and the Shares.

The Funds may be required to indemnify the Trustee or the Managing Owner.

Under the Trust Agreements, the Trustee and the Managing Owner have the right to be indemnified for any liability or expense they incur without negligence or misconduct. Accordingly, the Managing Owner may require the assets of the Funds to be sold in order to cover losses or liability suffered by it or by the Trustee. Any such sale would reduce the Net Asset Value and the value of the Shares.

The Funds are subject to extensive regulatory reporting and compliance.

The Funds are subject to changing regulation of corporate governance and public disclosure that could increase the Funds’ costs and risk of noncompliance.

Because the Shares are publicly traded, the Funds are subject to certain rules and regulations of federal, state and financial market exchange entities charged with the protection of investors and the oversight of companies whose securities are publicly traded. These entities, including the Public Company Accounting Oversight Board, the SEC and NYSE Arca, have in recent years issued new requirements and regulations, most notably the Sarbanes-Oxley Act of 2002. From time to time, since the adoption of the Sarbanes-Oxley Act of 2002, these authorities have continued to develop additional regulations or interpretations of existing regulations. The Funds’ ongoing efforts to comply with these regulations and interpretations have resulted in, and are likely to continue resulting in, increased general and administrative expenses and diversion of management time and attention from revenue-generating activities to compliance activities.

The Funds are responsible for establishing and maintaining adequate internal control over financial reporting. The Funds’ internal control system is designed to provide reasonable assurance to its management regarding the preparation and fair presentation of published financial statements. All internal control systems, no matter how well designed, have inherent limitations. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Funds have assessed the effectiveness of their internal control over financial reporting as of December 31, 2019. Based on its assessment, the Funds believes that, as of December 31, 2019, their internal control over financial reporting is effective.

The Net Asset Value calculation may be overstated or understated due to the valuation method employed when a settlement price is not available on the date of such calculation.

Calculating the Net Asset Value includes, in part, any unrealized profits or losses on open Commodity Futures. Under normal circumstances, the Net Asset Value reflects the settlement price of open Commodity Futures on the date when the Net Asset Value is being calculated. However, if a Commodity Futures traded on an exchange (both U.S. and non-U.S. exchanges) could not be liquidated on such day (due to the operation of daily limits or other rules of the exchange upon which that position is traded or otherwise), the settlement price on the most recent day on which the position could have been liquidated shall be the basis for determining the market value of such position for such day. In such a situation, there is a risk that the calculation of the Net Asset Value on such day will not accurately reflect the realizable market value of such Commodity Futures. For example, daily limits are generally triggered in the event of a significant change in market price of a Commodity Future. Therefore, as a result of the daily limit, the current settlement price is unavailable. Because the settlement price on the most recent day on which the position could have been liquidated would be used in lieu of the actual settlement price on the date of determination, there is a risk that the resulting calculation of the Net Asset Value could be understated or overstated, perhaps to a significant degree.

The ongoing COVID-19 pandemic and measures intended to prevent its spread could have a material adverse effect on the Fund’s business, results of operations, cash flows and financial condition.

An investment in the Shares should be made with an understanding that the value of Index Commodities may fluctuate (including significantly decrease) in accordance with changes in the financial condition of an issuer or counterparty, changes in specific economic or political conditions that affect a particular security or issuer, changes in general economic or political conditions, local, regional or global events such as war, threats of war, acts of terrorism, the spread of infectious illness or other public health issue, recessions, natural and environmental disasters, systemic market dislocations, supply disruptions, or other events. Such events may disparately impact a particular Index Commodity or Index Commodities, exchange, counterparty, country, group of countries, region, market, industry, group of industries, sector or asset class.

The outbreak of a respiratory disease caused by a novel coronavirus (COVID-19) spread globally in a short period of time. The effects of COVID-19 have affected and are likely to continue to affect certain sectors and industries more dramatically than others, and the effects borne by some will negatively affect the value of the issuers in those sectors and industries, which may adversely affect the value of the Fund’s investments in those sectors or industries. COVID-19, and other epidemics and pandemics that may arise in the future, could adversely affect the economies of many nations, the global economy, individual companies and capital markets in ways that cannot be foreseen at the present time. In addition, the impact of infectious diseases in developing or emerging market countries may be greater due to limited health care resources. Political, economic and social stresses caused by COVID-19 also may exacerbate other pre-existing political, social and economic risks in certain countries. The duration of COVID-19 and its effects cannot be determined at this time, but the effects could be present for an extended period of time. It is impossible to predict the effects on the Shares of these or similar events and market conditions in the future. However, it is possible that these or similar events and market conditions could have a significant and adverse effect on the Shares and/or risk profile of the Fund. Contemporaneous with the onset of COVID-19 in the United States, the oil market experienced fluctuations in supply and demand, significantly impacting the price and volatility of oil. The impact of COVID-19 may result in further changes to the supply and demand of other commodities. The COVID-19 pandemic may also have the effect of heightening or contributing to many of the other risks described herein.

USE OF PROCEEDS

The Fund uses a substantial portion of the proceeds from the sale of Baskets to purchase Master Fund Units. The Master Fund uses substantially all of the proceeds it receives from the sale of its Master Fund Units to actively trade exchange-traded Commodity Futures on the Index Commodities, based on the Funds’ investment objective of tracking the performance of the Index over time, less the expenses of the operations of the Funds. The Master Fund’s Portfolio also includes cash and U.S. Treasuries for deposit with a Commodity Broker as margin or otherwise held to cover the Master Fund’s notional exposure to Commodity Futures.

All proceeds received from the sale of Baskets are used to achieve the Funds’ investment objective and to pay certain fees and expenses of the Funds. The Funds receive 100% of the interest income earned on interest bearing assets.

When the Master Fund trades in Commodity Futures on United States exchanges, it is required to deposit a portion of the value of the contract or other interest as security to ensure payment for the underlying obligation. This deposit is known as initial margin. The assets deposited by the Master Fund with its Commodity Broker as margin must be segregated pursuant to the regulations of the CFTC. Such segregated funds may be invested only in a limited range of instruments.

Although the percentages set forth below may vary substantially over time, as of the date of this Prospectus, the Master Fund estimates that:

(i)

approximately 23% of the Net Asset Value of the Master Fund will be held as margin deposits in the form of U.S. Treasuries, cash and/or cash equivalents in segregated accounts with a Commodity Broker (or another eligible financial institution, as applicable), in accordance with the applicable CFTC rules;

(ii)	approximately 77% of the Net Asset Value of the Master Fund will be maintained in segregated accounts in the name of the Master Fund in bank deposits or U.S. Treasuries.

The Sub-Adviser, a registered commodity trading advisor, will be responsible for the cash management activities of the Master Fund, including investing in U.S. Treasuries.

THE FUNDS

WisdomTree Continuous Commodity Index Fund and WisdomTree Continuous Commodity Index Master Fund are commodity pools that were organized as Delaware statutory trusts on October 27, 2006. For each of the Funds, WisdomTree Commodity Services, LLC serves as the commodity pool operator and Managing Owner, and GreenHaven Advisors LLC serves as the commodity trading advisor.

The Fund’s common units of beneficial interest, which represent units of fractional undivided beneficial interest in and ownership of the Fund, are listed on the NYSE Arca under the symbol “GCC.”

The Funds’ investment strategy is to provide investors with a cost-effective and convenient way to invest in an equal-weight portfolio of commodity futures by tracking the performance of the Thomson Reuters Continuous Commodity Index over time, less the Funds’ expenses.

The Fund invests substantially all of its assets in the Master Fund in a master-feeder structure. The Master Fund is wholly-owned by the Fund and the Managing Owner. The Master Fund and the Fund each follow the same investment objective. The Fund holds no investment assets other than Master Fund Units. Each Share issued by the Fund correlates to a Master Fund Unit held by the Fund.

The current principal offices of the Funds are located at 245 Park Avenue, 35th Floor, New York, New York 10167, telephone (866) 909-9473. The website www.wisdomtree.com will provide ongoing pricing information for the Shares. Market prices for the Shares will be available from a variety of sources including brokerage firms, information websites and other information service providers. The Managing Owner will attempt to cause the Master Fund’s daily Net Asset Value to be posted at www.wisdomtree.com.

Investment Objective

The Funds’ investment objective is to provide investors with exposure to the daily change in the price of a portfolio of Index Commodities comprising the Thomson Reuters Continuous Commodity Index, sometimes referred to as the Continuous Commodity Total Return Index or Equal Weight Continuous Commodity Total Return Index, less the expenses of the operations of the Funds. The Index Commodities consist of corn, soybeans, wheat, live cattle, lean hogs, gold, silver, copper, cocoa, coffee, sugar, cotton, soybean oil, platinum, crude oil, NY Harbor ULSD (formerly known as heating oil), and natural gas.

The Fund pursues its investment objective by investing substantially all of its assets in the Master Fund. The Master Fund pursues its investment objective by actively trading exchange traded futures on the Index Commodities, with a view to tracking the performance of the Index over time, regardless of whether the Index is rising, falling or flat over any particular period. The Master Fund’s non-discretionary investment strategy is designed to provide investors with a cost-effective and convenient way to invest in an equal-weight portfolio of commodity futures.

The Master Fund’s Portfolio also includes cash, U.S. Treasury obligations and other high credit-quality, short-term fixed income securities for deposit with the Commodity Broker as margin or otherwise held to cover the Master Fund’s notional exposure to Commodity Futures.

An investment in the Shares is:

•

Easily Accessible and Relatively Cost Efficient. As the Shares are listed on the NYSE Arca, investors can indirectly invest in a portfolio comprised of the Index Commodities through a traditional brokerage account. Investors are able to more effectively implement strategic and tactical asset allocation strategies that are affected by changes in the performance of the Index by investing in the Shares as compared to other means of investing in the underlying Index Commodities.

•

Exchange-traded and Transparent. The Shares trade on the NYSE Arca, providing investors with an efficient means to implement various investment strategies. Furthermore, the Managing Owner will attempt to cause the composition of the Portfolio to be posted at www.wisdomtree.com daily, providing investors with a clear and timely picture of the Funds’ holdings.

•

Competitively Priced. The Managing Owner’s fee and certain other expenses paid by the Funds represent costs to an investor in the Shares. An investor’s decision to purchase Shares may be influenced by such fees and expenses relative to the costs associated with investing in the Index Commodities by other means.

There can be no assurance that the Funds will achieve their investment objective or avoid substantial losses. The value of the Shares is expected to fluctuate generally in relation to changes in the value of the Master Fund Units. See “Risk Factors.”

Role of Managing Owner and Sub-Adviser

The Managing Owner serves as the commodity pool operator and the Sub-Adviser serves as the commodity trading advisor of the Funds.

Specifically, with respect to the Funds, the Managing Owner:

(i)	selects the Trustee, Administrator, Distributor and the Funds’ auditor;

(ii)	negotiates various agreements and fees; and

(iii)	performs such other services as the Managing Owner believes that the Funds may from time to time require.

Specifically, with respect to the Master Fund, the Sub-Adviser pursuant to delegation by the Managing Owner:

(i)	selects the Commodity Broker; and

(ii)

monitors the performance results of the Master Fund’s Portfolio and reallocates assets within the Portfolio with a view to causing the performance of the Master Fund’s Portfolio to track that of the Index over time.

The Managing Owner is registered as a commodity pool operator with the CFTC and was approved as a member of the NFA as of November 15, 2006. The Sub-Adviser is registered as a commodity trading advisor with the CFTC and was approved as a member of the NFA as of November 10, 2015.

The principal office of the Managing Owner is located at 245 Park Avenue, 35th Floor, New York, New York 10167, telephone (866) 909-9473. The principal office of the Sub-Adviser is located at 3340 Peachtree Road, Suite 1910, Atlanta, Georgia 30326, telephone (404) 389-9744.

CHARGES

Break Even Table

The following table shows the estimated amount of fees and expenses that are anticipated to be incurred by a new investor in the Shares during the first twelve (12) months of ownership. The total estimated fees and expenses are expressed as a percentage of $17.66 NAV (the Net Asset Value per Share on August 31, 2020) or $6,887 (the Net Asset Value per Basket on August 31, 2020). Although the Managing Owner has used actual numbers and good faith estimates in preparing this table, the actual expenses associated with an investment in the Shares may differ. See “Charges—Fees and Expenses” for a description of the estimated fees, commissions, expenses and other charges of the Funds.

	Per Share(1)		Per Basket(2)
Income/Expense	$	%	$	%
Net Asset Value (at August 31, 2020)	$17.66	100.00%	$883,000	100.00%
Management Fee(3)	$0.13	0.75%	$6,622	0.75%
Brokerage Commissions and Fees(4)(5)	$0.03	0.14%	$1,236	0.14%
Organization and Offering Expenses(6)	—	—	—	—
Routine Operational, Administrative and Other Ordinary Expenses(7)(8)	—	—	—	—
Interest Income(9)	$(0.02)	(0.11)%	$(971)	(0.11)%
12-Month Breakeven (continuous Offering)(10,11)	$0.14	0.78%	$6,887	0.78%

1.	Assumes that the Shares have a constant month-end Net Asset Value and is based on $17.66 as the Net Asset Value per share. The actual Net Asset Value of the Master Fund will differ.
2.	Assumes that the Baskets have a constant month-end Net Asset Value and is based on $883,000 as the Net Asset Value per Basket. The actual Net Asset Value of the Master Fund will differ.
3.

The Fund is contractually obligated to pay the Managing Owner a Management Fee of 0.85% per annum based on the average daily Net Asset Value of the Master Fund, payable monthly in arrears. The Managing Owner voluntarily agreed to waive a portion of its Management Fee in the amount of 0.10% per annum reducing the Management Fee to 0.75% per annum. From the Management Fee, the Managing Owner will be responsible for paying the fees and expenses of the Administrator, the Distributor and the Trustee, and the routine operational, administrative and other ordinary expenses of the Fund including the fee payable to the Sub-Adviser. See “Charges—Fees and Expenses.”

4.

Investors may pay customary brokerage commissions to their brokers in connection with the purchases of Shares. Because brokerage commission rates will vary from investor to investor, brokerage commissions are not included in the Breakeven Table. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

5.

The costs to the Funds for brokerage commissions and trading fees will vary by the broker or brokers involved to execute specific contracts for the Funds’ interest. The Funds expect to pay rates that are commensurate with the going market rate for commissions and brokerage. The costs to the Funds will also be subject to the trading frequency of the Funds.

6.	All organizational and offering costs incurred in connection with organizing the Funds and the offering of the Shares will be borne by the Managing Owner.
7.

Routine operational, administrative and other ordinary expenses include, but are not limited to, annual audit, accounting, and fund administration and other fund expenses. Such amounts are paid by the Managing Owner, and are not subject to reimbursement by the Fund.

8.

In connection with orders to create and redeem Baskets, Authorized Participants will pay a transaction fee in the amount of $200 per order. Because these transactions fees are de minims in amount, are charged on a transaction-by transaction basis (and not on a Basket-by-Basket basis), and are borne by the Authorized Participants, they have not been included in the Breakeven Table.

9.	Interest income currently is estimated to be earned at an annual rate of 0.11%, based upon the August 31, 2020 yield on 90-day U.S. Treasury bills.

10.

It is expected that interest income will not exceed the fees and costs incurred by the Fund over a 12 month period. Therefore, the Target Fund and Master Fund will need to generate gains of at least 0.78% to break even in a 12 month period.

11.

The Fund and the Master Fund are subject to (i) a Management Fee of 0.75% per annum and (ii) estimated brokerage commissions and fees of 0.14% per annum. The Fund and the Master Fund are subject to fees and expenses in the aggregate amount of approximately 0.89% per annum. The Fund and Master Fund will be successful only if their annual returns from the underlying futures contracts, including annual income from 3-month U.S. Treasury bills, exceed approximately 0.89% per annum. The Master Fund (and, in turn, the Fund) is expected to earn 0.11% per annum, based upon the yield of 3-month U.S. Treasury bills as of August 31, 2020. Therefore, based upon the difference between the yield of 3-month U.S. Treasury bills and the annual fees and expenses, the Fund would be expected to lose approximately 0.78% per annum, assuming that the Fund has not experienced either gains or losses resulting from investing in the underlying Commodity Futures. Actual interest income could be higher or lower than the current yield of 3-month U.S. Treasury bills.

The Funds will be successful only if the annual return from trading, plus its annual interest income from U.S. Treasuries (if any), exceeds its fees and expenses per annum. The Master Fund is currently expected to earn interest income at an annual rate of 0.11% (based on August 31, 2020 yields on 90-day U.S. Treasury bills) which is 0.78% per annum more than the annual fees and expenses set forth above. Therefore, to break even in one year on Shares purchased, the Funds must generate, on an annual basis, trading profits of 0.78%

Fees and Expenses

Organization and Offering

The Managing Owner and its predecessor have paid and will pay the fees and expenses incurred in connection with the formation, qualification and registration of the Funds and the Shares under applicable U.S. federal and state law, and any other expenses actually incurred and, directly or indirectly, related to the organization of the Funds or the offering of the Shares prior to the time such Shares begin trading or in subsequent offerings, including but not limited to, expenses such as:

•	registration fees, exchange listing fees, prepaid licensing fees, filing fees, escrow fees and taxes;

•	costs of preparing, printing (including typesetting), amending, supplementing, mailing and distributing this Prospectus and the exhibits hereto;

•	costs of qualifying, printing (including typesetting), amending, supplementing, mailing and distributing sales materials used in connection with the offering and issuance of the Shares;

•	travel, telephone and other expenses in connection with the offering and issuance of the Shares; and

•	accounting, auditing and legal fees (including disbursements related thereto) incurred in connection therewith.

The Managing Owner will not be reimbursed in connection with the payment of the organizational and offering expenses of the Funds.

Ordinary Fees and Expenses

The Managing Owner pays the following ongoing administrative fees and expenses incurred by the Funds:

•	fees payable to the Sub-Adviser;

•	routine expenses associated with the preparation of monthly, quarterly, annual and other reports required by applicable U.S. federal and state regulatory authorities;

•	accounting, auditing and legal fees (including disbursements related thereto);

•	printing, mailing and other marketing-related costs;

•	exchange listing fees, prepaid licensing fees, filing fees, escrow fees and taxes;

•	payment for fees and costs associated with distribution, marketing, custody and transfer agency services to the Fund (see “—Fees Payable to Service Providers” below); and

•	SEC and FINRA registration fees.

The Managing Owner expects that such ordinary fees and expenses incurred by the Funds that are paid by the Managing Owner will be approximately 1.35% per annum of the Funds’ NAV. These expenses may vary considerably, including based on variability in the Fund’s assets, but the Managing Owner retains the obligation to pay these expenses in lieu of the Funds. The Managing Owner will not be reimbursed for payment of such expenses.

The Funds pay the following ongoing administrative fees and expenses incurred by the Funds:

•	the fee paid to the Managing Owner a fee (the “Management Fee”), monthly in arrears, in an amount equal to 0.75% per annum of the average Net Asset Value during the calendar year; and

•	all brokerage commissions, including applicable exchange fees, NFA fees, give-up fees, pit brokerage fees and other transaction related fees and expenses charged in connection with trading activities.

Extraordinary Fees and Expenses

The Funds pays all of the Funds’ extraordinary fees and expenses generally, if any, as determined by the Managing Owner. Extraordinary fees and expenses are likely to include non-recurring fees such as legal claims and liabilities, litigation costs and any permitted indemnification payments related thereto, if any, but the Managing Owner has discretion to treat other unanticipated expenses as extraordinary fees and expenses. Routine operational, administrative and other ordinary fees and expenses will not be deemed extraordinary fees and expenses.

Upfront Selling Commissions

No upfront selling commissions will be charged to Shareholders, although investors are expected to be charged a customary commission by their brokers in connection with purchases of Shares that will vary from investor to investor. Investors are encouraged to review the terms of their brokerage accounts for details on applicable charges.

Fees Payable to Service Providers

The following table describes the Funds’ estimated fees and compensation arrangements with the Managing Owner, the Trustee and certain other non-affiliated service providers. Asset-based fees are calculated on a daily basis (accrued at 1/365 of the applicable percentage of Net Asset Value on that day) and paid on a monthly basis. The Management Fee and other fees and expenses payable by the Funds will be paid first out of interest income from the Funds’ holdings of U.S. Treasuries. It is expected that, at current interest rates, such interest income will not be sufficient to cover all or a significant portion of the Management Fee and other fees and expenses payable by the Funds.

Service Provider	Annual Compensation
WisdomTree Commodity Services, LLC . . . . . . . . . . . . . Managing Owner	0.75% of the average annual Net Asset Value(1)

Delaware Trust Company . . . . . . . . . . . . . . . . . . . . . . Trustee	$6,000 annually

Service Provider	Annual Compensation

Morgan Stanley & Co. LLC Commodity Broker	Based on trading activity(2)(3)

State Street Bank and Trust Company Administrator	Basis points based on annual Net Asset Value

Foreside Fund Services LLC Distributor	Basis points based on annual Net Asset Value

GreenHaven Advisors LLC . . . . . . . . . . . . . . . . . . Sub-Adviser	An annual fee equal to 20% of the Management Fee; subject to a $200,000 annual minimum.

(1)

The Funds are contractually obligated to pay the Managing Owner a Management Fee of 0.85% per annum based on the average daily Net Asset Value of the Master Fund, payable monthly in arrears. The Managing Owner voluntarily agreed to waive a portion of its Management Fee in the amount of 0.10% per annum reducing the Management Fee to 0.75% per annum. From the Management Fee, the Managing Owner will be responsible for paying the fees and expenses of the Administrator, the Distributor and the Trustee, and the routine operational, administrative and other ordinary expenses of the Fund including the fee payable to the Sub-Adviser.

(2)

The costs to the Funds for brokerage commissions and trading fees will vary by the broker or brokers involved to execute specific contracts for the funds interest. The Funds expect to pay rates that are commensurate with the going market rate for commissions and brokerage. The costs to the Funds will also be subject to the trading frequency of the Funds. On average, total charges paid to the Commodity Broker are expected to be less than $20 per round-turn trade, although the Commodity Broker’s brokerage commissions and trading fees are determined on a contract-by-contract basis. The Funds pay for their brokerage commissions and fees directly (which are estimated to be 0.14% of the Net Asset Value per annum in the aggregate), and the Managing Owner pays the Funds’ routine operational, administrative and other ordinary expenses.

(3)	Certain out-of-pocket expenses are also subject to reimbursement.

THE INDEX

Index Description

Thomson Reuters (Markets) LLC, formerly Thomson Reuters America LLC (the “Index Sponsor”), is the owner, publisher and calculation agent of the Thomson Reuters Continuous Commodity Index, sometimes referred to as the Continuous Commodity Total Return Index, Refinitiv Equal Weight Continuous Commodity Total Return Index (for purposes of this section, also referred to as the “CCI-TR”). The Index Sponsor is not an affiliate of the Funds or the Managing Owner.

The CCI-TR is an equal weighted index of 17 commodities. It is a “total return” version of the Thomson Reuters Continuous Commodity Index (the “CCI”) because it includes a “roll yield” and adds the yield of 3 month U.S. Treasury bills to the return. Due to its equal weighting, the CCI-TR offers significant exposure to grains, livestock and soft commodities, and a lower energy weighting than many of its peers.

The CCI is an iteration of the original Commodity Research Bureau Index, which is currently known as the Thomson Reuters/Core Commodity CRB Index (the “CRB Index”). The original CRB Index was widely viewed as a broad measure of overall commodity price trends because of the diverse nature of its constituent commodities. In 2005, the CRB Index was revised for a ninth time, and that ninth version was named the Continuous Commodity Index. On January 7, 2013, the CCI was revised to include CME Soybean oil and remove ICE Frozen Concentrated Orange Juice at an equivalent allocation.

The base year for the CCI-TR is 1982, with a starting value of 100. The base year of the CCI is 1967 with a starting value of 100. The CCI and CCI-TR are materially different from the CRB Index.

Each of the CCI and the CCI-TR reflects the price movement of 17 exchange-traded Commodity Futures: corn, soybeans, wheat, live cattle, lean hogs, gold, silver, copper, cocoa, coffee, sugar, cotton, soybean oil, platinum, crude oil, NY Harbor ULSD (formerly known as heating oil) and natural gas.

The CCI-TR aims to represent the return that an investor should expect to receive if such investor were to attempt to replicate the CCI (by buying the applicable Commodity Futures and collateralizing the investment with U.S. Treasuries). The CCI-TR takes into account the economics of rolling listed commodity futures forward to avoid delivery and maintain exposure in liquid contracts. The CCI-TR is notionally composed of Commodity Futures on the physical Index Commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures normally specify a certain date for the delivery of the underlying physical commodity. To avoid the delivery process and maintain a long futures position, contracts nearing a delivery date must be sold and contracts that have not yet reached delivery must be purchased. This process is known as “rolling” a futures position. An index, such as the CCI-TR, is commonly known as a “rolling index” because it replaces futures contracts as they approach maturity by notionally selling and purchasing offsetting contracts to avoid delivery and maintain exposure in liquid contracts.

Index Methodology

The individual commodity contributions are calculated as follows:

1.	Arithmetic averages for each commodity on the relevant business day are calculated as follows:

where:

Cm,t	stands for the sum across the included contracts for each of the 17 commodities

S	stands for the price of a given contract month

[For example: Corn sum (as of 1/7/17) = (3/17 price + 5/17 price + 7/17 price) / 3]

avgt	stands for the daily average of settlement prices

w	is the equal weight of 5.88% (1/17th) for each constituent commodity

m	stands for each commodity

t	stands for each trading day for which updated settlement prices are available

2.	Today’s value of the average for the 17 components is then used with yesterday’s value to derive the applicable fair value index (“CRBCC”):

The CRBCC defines the actively considered set of futures contracts for each commodity as defined further in the 6 roll schedules listed in the appendix.

3.	Total Return:

Note: that for example after a weekend, 3 days of returns are due to be added to the Index.

Contract Roll

The roll periods take place during the week leading up to the second Friday of the same six months (Jan, Feb, Apr, June, Aug, and Nov) every year. The roll implies a change from the pre-roll basket of contracts to the post-roll basket according to the following pattern:

•	At the close of the 1st roll day (a Monday): 20% post-roll basket + 80% pre-roll basket

•	Intraday of the 2nd roll day (a Tuesday): 20% post-roll basket + 80% pre-roll basket

•	At the close of the 2nd roll day: 40% post-roll basket + 60% pre-roll basket

•	Intraday of the 3rd roll day (a Wednesday): 40% post-roll basket + 60% pre-roll basket

•	At the close of the 3rd roll day: 60% post-roll basket + 40% pre-roll basket

•	Intraday of the 4th roll day (a Thursday): 60% post-roll basket + 40% pre-roll basket

•	At the close of the 4th roll day: 80% post-roll basket + 20% pre-roll basket

•	Intraday of the 5th roll day (a Friday): 80% post-roll basket + 20% pre-roll basket

•	At the close of the 5th roll day: 100% post-roll basket

Good Friday can fall on the second Friday in April (e.g., 2017). In this case, the open on the following Monday shows the final 40% of the roll rather than the final 20%. If no trading takes place during the roll for other reasons, reallocation between contracts without a price change is implemented for such days.

Real-Time Pricing Considerations

The Index is calculated: 5:00 a.m. – 6:00 p.m. ET (internal), 8:00 a.m. – 8:22 p.m. ET (NYSE Arca).

The Index settles on a final value at around 3:15 p.m. ET. Index outputs start at 5 a.m. ET carrying the previous day close and then the Index will start fluctuating at 8:00 a.m. ET when the underlying contracts begin trading.

Constituent Contracts

Contract	Name	Exchange	Included contract months
CL	Crude Oil	NYMEX	All 12 calendar months
HO	Heating Oil	NYMEX	All 12 calendar months
NG	Natural Gas	NYMEX	All 12 calendar months
C	Corn	CBOT	Mar, May, Jul, Sep, Dec
S	Soybeans	CBOT	Jan, Mar, May, Jul, Aug, Nov
LC	Live Cattle	CME	Feb, Apr, Jun, Aug, Oct, Dec
GC	Gold	COMEX	Feb, Apr, Jun, Aug, Dec
HG	Copper	COMEX	Mar, May, Jul, Sep, Dec
SB	Sugar	ICE US	Mar, May, July, Oct
CT	Cotton	ICE US	Mar, May, July, Dec
CC	Cocoa	ICE US	Mar, May, July, Sep, Dec
KC	Coffee	ICE US	Mar, May, July, Sep, Dec
W	Wheat	CBOT	Mar, May, Jul, Sep, Dec
LH	Lean Hogs	CME	Feb, Apr, Jun, Jul, Aug, Oct, Dec
SI	Silver	COMEX	Mar, May, Jul, Sep, Dec
BO	Soy Oil	CBOT	Jan, Mar, May, Jul, Aug, Sep, Oct, Dec
PL	Platinum	COMEX	Jan, Apr, Jul, Oct

CCI Total Return Historical Prices (Monthly)

Tabular Performance

	1982	1983	1984	1985	1986	1987	1988	1989	1990	1991
January	$101.34	103.24	110.00	103.27	102.07	107.23	124.46	141.62	155.48	151.18
February	97.88	98.56	111.46	99.17	98.26	106.00	121.18	144.01	158.05	153.90
March	95.25	102.16	116.15	103.90	97.97	107.87	127.08	145.51	159.10	154.35
April	96.80	104.58	114.17	101.06	100.60	115.54	128.08	146.19	162.61	153.43
May	93.93	108.48	116.20	98.95	97.33	116.74	134.02	142.61	162.60	152.96
June	92.81	107.15	112.18	96.93	96.02	116.95	138.37	146.79	158.82	149.72
July	93.17	111.80	103.00	97.80	96.09	119.23	132.59	142.60	160.55	154.80
August	95.18	113.31	107.59	98.97	102.70	117.97	132.63	144.06	163.58	152.99
September	93.88	110.20	105.27	100.66	103.82	118.36	128.43	144.97	168.59	156.77
October	96.53	106.39	106.20	103.64	104.31	119.00	134.88	144.75	161.51	160.40
November	98.58	109.27	104.62	104.85	103.81	124.75	139.34	147.55	159.48	158.33
December	98.44	111.16	101.03	106.03	104.80	124.41	144.35	150.98	158.64	152.25

	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
January	152.62	144.22	159.78	167.63	193.04	212.80	224.10	171.56	182.49	200.87
February	150.99	145.81	160.80	170.77	196.45	217.12	217.32	163.26	181.60	199.37
March	151.55	151.90	162.09	173.78	201.72	221.21	218.08	170.85	186.68	189.30
April	149.17	153.95	161.89	176.61	209.92	224.26	215.22	169.20	184.96	192.80
May	152.77	153.73	170.00	176.38	210.32	227.67	207.33	165.19	195.03	188.39

	1992	1993	1994	1995	1996	1997	1998	1999	2000	2001
June	153.52	152.79	169.55	174.40	208.80	220.61	203.41	167.21	195.06	183.78
July	151.05	158.83	172.93	176.39	205.26	224.71	195.17	165.29	192.53	182.33
August	147.35	156.42	169.51	180.43	212.64	226.65	183.20	171.44	198.89	178.58
September	147.89	154.52	169.57	181.67	209.55	227.92	188.69	177.22	200.19	170.11
October	145.91	153.92	170.16	183.18	204.28	227.01	188.01	175.05	196.31	165.99
November	148.41	152.67	166.41	184.92	211.48	224.59	180.37	176.49	203.55	170.96
December	147.44	156.48	172.50	187.77	210.35	219.56	174.47	178.07	203.47	168.51

	2002	2003	2004	2005	2006	2007	2008	2009	2010	2011
January	164.83	212.14	229.67	250.91	317.12	330.62	411.13	275.21	309.71	413.98
February	167.85	210.43	241.16	269.04	307.28	342.83	459.94	262.70	316.72	427.41
March	178.98	200.92	249.10	276.15	314.70	341.39	419.58	272.62	309.01	427.31
April	174.76	201.16	239.12	267.03	328.57	335.77	432.82	271.52	317.08	440.35
May	177.87	204.61	243.59	264.15	328.29	339.71	436.36	302.54	301.20	421.70
June	179.55	202.54	234.32	268.09	329.35	339.29	475.72	284.18	305.96	405.75
July	182.26	203.40	235.75	270.29	333.17	349.84	434.38	291.59	323.85	416.20
August	188.45	210.55	243.06	276.76	330.54	339.34	407.25	288.18	321.16	424.72
September	192.98	210.87	249.04	289.08	313.12	367.75	355.30	296.28	344.96	366.31
October	194.72	214.61	248.86	285.12	323.59	373.06	288.96	308.74	363.59	386.60
November	195.84	215.63	253.96	289.17	342.87	369.02	279.58	322.67	361.99	372.96
December	199.55	222.14	249.80	303.40	331.29	388.41	277.32	323.90	400.73	358.71

	2012	2013	2014	2015	2016	2017	2018	2019	2020
January	373.80	348.30	308.61	263.18	220.32	244.50	243.17	228.32	224.23
February	378.37	333.29	331.93	267.87	219.04	243.31	242.82	228.27	213.50
March	361.80	327.20	336.91	255.94	228.74	237.98	240.48	227.95	188.76
April	351.72	334.18	346.35	264.60	242.44	234.22	243.64	226.44	189.10
May	320.53	318.42	332.52	260.10	240.03	233.44	247.01	221.89	196.99
June	337.51	305.34	334.31	267.26	250.19	231.55	236.29	226.08	199.74
July	351.10	308.50	319.18	244.07	243.22	237.54	230.31	223.42	213.12
August	359.43	318.70	315.06	241.28	237.34	233.90	226.28	216.89	225.84
September	361.61	314.69	297.74	236.52	239.80	233.11	227.20	222.85
October	349.29	311.05	298.08	240.56	241.42	237.29	230.01	227.99
November	352.37	307.63	288.44	226.78	238.81	237.89	226.14	227.05
December	340.74	306.28	274.71	225.92	238.59	239.80	220.57	239.16

THE MANAGING OWNER AND THE SUB-ADVISER

The Managing Owner

General Owner

WisdomTree Commodity Services, LLC, a Delaware limited liability company, is the Managing Owner of the Fund and the Master Fund. The Managing Owner serves as commodity pool operator of the Funds. The Managing Owner is registered with the CFTC as a Commodity Pool Operator and was approved as a Member of the NFA as of November 15, 2006. Its principal place of business is 245 Park Avenue, 35th Floor, New York, New York 10167, telephone: (866) 909-9473. The registration of the Managing Owner with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved the Managing Owner, the Fund or the Master Fund.

The Managing Owner is a wholly-owned subsidiary of WisdomTree Investments, Inc. (“WTI”), the Managing Owner was registered as a principal with the NFA with respect to the Funds on or about October 4, 2017 and is located in New York, New York. WTI is an ETF sponsor and exchange traded product sponsor that launched its first ETF in June 2006. WTI does not act as a commodity pool operator or commodity trading advisor. Under the Georgia Limited Liability Company Act and the governing documents of the Managing Owner, WTI is not responsible for the debts, obligations and liabilities of the Managing Owner solely by reason of being the Managing Owner’s sole member. In addition, WTI has no contractual obligation to provide services or resources to the Managing Owner or otherwise support the Funds.

See “Charges—Fees and Expenses” for a description of the Management Fee payable to the Managing Owner, and the Managing Owner’s assumption of certain fees and expenses of the Funds.

The performance history of the Fund and the Master Fund, for the five-year period ended December 31, 2019 and 2020 year-to-date, is summarized on pages 37 to 38.

Authority

Under the Fund’s Declaration of Trust and Trust Agreement, dated as of October 27, 2006 and as amended January 4, 2016 (as amended, the “Fund Trust Agreement”), and the Master Fund’s Declaration of Trust and Trust Agreement, dated as of October 27, 2006 and as amended July 29, 2007 and January 4, 2016 (as amended, the “Master Fund Trust Agreement” and collectively with the Fund Trust Agreement, the “Trust Agreements”), the Trustee has delegated to the Managing Owner the exclusive power and authority to manage the business and affairs of the respective Funds. The duties of the Managing Owner with respect to the Funds include but are not limited to:

•	arranging for the creation of the Funds, the registration of the Shares for public offering in the United States and the listing of the Shares;

•	selecting the Commodity Broker(s), Administrators, Distributors, auditor, legal counsel and other service providers and negotiating the applicable agreements and fees on behalf of the Funds;

•	monitoring the performance of the Master Fund’s Portfolio;

•	developing and administering a marketing plan for the Fund and preparing marketing materials regarding the Shares, in each case in conjunction with the Distributor;

•	maintaining a website for the Funds; and

•	performing such other services as the Managing Owner believes that the Funds may from time to time require.

The Trustee has no duty or liability to supervise or monitor the performance of the Managing Owner, and does not have any liability for the acts or omissions of the Managing Owner. The Shareholders have no voice in the day-to-day management of the business and operations of the Funds, other than certain limited voting rights as set forth in the Trust Agreements.

Executive Officers

Jeremy Schwartz—President and Chief Executive Officer. Mr. Schwartz has served as the Chief Executive Officer of the Managing Owner in charge of managing its business since March 2019. He became a registered Associated Person and Principal of the Managing Owner in March 2019. Mr. Schwartz has served as WisdomTree Investments, Inc.’s Global Head of Research overseeing research since November 2018 and Director of Research from October 2008 through October 2018. Mr. Schwartz became a registered Associated Person and Principal of WisdomTree Asset Management, Inc. (overseeing research matters), in February 2013 and January 2013, respectively. WisdomTree Asset Management, Inc. serves an investment adviser primarily to exchange traded funds. Mr. Schwartz is 39 years old.

David Castano—Chief Financial Officer and Treasurer. Mr. Castano has served as the Chief Financial Officer and Treasurer of the Managing Owner in charge of financial reporting and recording since January 2016. Mr. Castano became a Principal of the Managing Owner in March 2016. Mr. Castano has served as Director of Fund Accounting & Administration of WisdomTree Asset Management, Inc. (overseeing accounting and administration matters) since June 2011 and Treasurer/Principal Financial Officer of the WisdomTree Trust (overseeing accounting and administration matters) since January 2013. Mr. Castano was also registered as a Principal of WisdomTree Coal Services, LLC from March 2016 through June 2017 (a commodity pool operator which terminated following the liquidation of the commodity pool sponsored by such entity). Mr. Castano is 48 years old.

Terry Feld—Chief Compliance Officer. Ms. Feld has served as the Chief Compliance Officer of the Managing Owner since March 2017, overseeing regulatory compliance matters. Ms. Feld was registered as a Principal of the Managing Owner from January 2016 to February 2016. She again became a Principal of the Managing Owner in March 2017. Ms. Feld served as a Senior Compliance Officer of WisdomTree Asset Management from October 2011 to October 2012 (assisting in oversight of compliance matters) and has served as Head of Compliance and Chief Compliance Officer of WisdomTree Asset Management, Inc. since October 2012 (overseeing compliance matters). Ms. Field has served as a Principal of WisdomTree Asset Management, Inc. since January 2013. Ms. Feld was also registered as a Principal of WisdomTree Coal Services, LLC from January 2016 through February 2016 (a commodity pool operator which terminated following the liquidation of the commodity pool sponsored by such entity). Ms. Feld is 59 years old.

Peter Ziemba—Executive Vice President, Chief Legal Officer and Secretary. Mr. Ziemba has served as the Executive Vice President, Chief Legal Officer and Secretary of the Managing Owner in charge of legal affairs since January 2016. Mr. Ziemba has served as WisdomTree Investments, Inc.’s Chief Administrative Officer overseeing administrative affairs since January 2018 and Executive Vice President— Business and Legal Affairs from January 2008 through December 2017 and Chief Legal Officer from March 2011 through December 2017 (overseeing legal matters). Mr. Ziemba has served as a Principal of WisdomTree Asset Management, Inc. since April 2016. Mr. Ziemba is 62 years old.

The Sub-Adviser

General

GreenHaven Advisors LLC, as the Sub-Adviser, serves as the commodity trading advisor of the Funds. The Sub-Adviser is registered with the CFTC as a commodity trading advisor (“CTA”) and was approved as a Member of the NFA as of November 10, 2015. Its principal place of business is 3340 Peachtree Road, Suite

1910, Atlanta, Georgia 30326, telephone: (404) 389-9744. The registration of the Sub-Adviser with the CFTC and its membership in the NFA must not be taken as an indication that either the CFTC or the NFA has recommended or approved the Sub-Adviser, the Fund or the Master Fund.

Authority

The Sub-Adviser, under authority delegated by the Managing Owner, is responsible for selecting Commodity Brokers and reallocating assets within the Portfolio with a view to achieving the Funds’ investment objective. In its capacity as a CTA, the Sub-Adviser is an organization which, for compensation or profit, advises others as to the value of or the advisability of buying or selling futures contracts. See “Charges—Fees and Expenses” for a description of the fee payable to the Sub-Adviser.

Executive Officers and Significant Employees of the Sub-Advisor.

Ashmead Pringle—Chief Executive Officer. Mr. Pringle founded the Sub-Adviser and has served as its Chief Executive Officer and managing member in charge of managing its business since November 2015. He became a registered Associated Person and Principal of the Sub-Adviser in November 2015. Mr. Pringle also founded Grain Service Corporation (“GSC”), a commodity research and trading company, and has served as its President since October 1984. He became a Principal of GSC in June of 1985 and a registered Associated Person of GSC in October 1985. Mr. Pringle also founded the Managing Owner and served as its Chief Executive Officer in charge of managing its business from November 2006 to January 2016. He was a registered Associated Person and Principal of the Managing Owner from November 2006 to January 2016. Mr. Pringle also founded GreenHaven LLC, the former holding company of the Managing Owner, and managed its business operations from September 2006 to February 2011. Mr. Pringle was a registered Associated Person of GreenHaven LLC from September 2006 to February 2011 and was a Principal from November 2006 to February 2011. Mr. Pringle also founded the WisdomTree Coal Services, LLC (formerly known as GreenHaven Coal Services, LLC), and served as its President in charge of managing its business from August 2012 to January 2016. He was a registered Associated Person and Principal of WisdomTree Coal Services, LLC from August 2012 to January 2016. Mr. Pringle is 75 years old.

Cooper Anderson—Chief Operating Officer. Mr. Anderson is a trader for the Sub-Adviser and is responsible for daily futures trading, cash flow management, treasury portfolio management, and quantitative analysis for the Fund. He became a registered Associated Person and Principal of the Sub-Adviser in November 2015. From May 2007 to February 2011, Mr. Anderson was a managing partner and registered Associated Person of GreenHaven LLC, the former holding company of the Managing Owner. From November 2009 to January 2016, Mr. Anderson was a trader and Chief Financial Officer, and registered Associated Person and Principal of the Managing Owner. From May 2012 to January 2016, Mr. Anderson was the Chief Financial Officer of WisdomTree Coal Services, LLC, and a Principal of WisdomTree Coal Services, LLC. Mr. Anderson was registered as an Associated Person of WisdomTree Coal Services, LLC from June 2012 to January 2016. Mr. Anderson is 41 years old.

Scott Glasing—Trader. Mr. Glasing is a trader for the Sub-Adviser and is responsible for daily futures trading. He became a registered Associated Person and Principal of the Sub-Adviser in November 2015. Since February 1998, Mr. Glasing has worked for GSC as a trader responsible for daily futures trading. He became a registered Associated Person of GSC in April 1998 and a Principal of GSC in March 1998. From September 2006 to February 2011, Mr. Glasing was a trader responsible for daily futures trading and a registered Associated Person of GreenHaven LLC. From November 2006 to January 2016, Mr. Glasing was a trader responsible for daily futures trading and a registered Associated Person of the Managing Owner and was a Principal from November 2009 to January 2016. From August 2012 to January 2016, Mr. Glasing was a trader responsible for daily futures trading and a registered Associated Person and Principal of WisdomTree Coal Services, LLC. Mr. Glasing is 59 years old.

Tom Fernandes—Partner. Mr. Fernandes is a managing member of the Sub-Advisor in charge of managing its business. He became a registered Associated Person and Principal of the Sub-Adviser in November 2015. From October 2006 to August 2012, Mr. Fernandes served as Chief Financial Officer of the Managing Owner and was responsible for managing regulatory compliance, financial reporting, and risk management.

Mr. Fernandes was a registered Associated Person of the Managing Owner from November 2006 until February 2016 and was a registered Principal of the Managing Owner from October 2006 until August 2012. From August 2006 to February 2011, Mr. Fernandes was a managing partner and Principal of GreenHaven LLC in charge of managing its business and was a registered Associated Person from September 2006 to February 2011. From August 2012 to October 2014, Mr. Fernandes was Chief Operating Officer and a registered Associated Person and Principal of WisdomTree Coal Services, LLC and was responsible for general corporate strategy and regulatory compliance. Since August 2012, Mr. Fernandes has served as Chief Executive Officer of GSC Agribusiness in charge of managing its business. GSC Agribusiness is a livestock producer. Mr. Fernandes has been a registered Associated Person of Grain Services Corporation, Inc. since June 2005. Mr. Fernandes is 47 years old.

The performance history of the Fund and the Master Fund, for the five-year period ended December 31, 2019 and 2020 year-to-date, is summarized on pages 37 to 38.

Officers—General

The Funds do not directly compensate any of the executive officers noted above. Such individuals are compensated by the Managing Owner or the Sub-Adviser, as applicable, for the work they perform on behalf of the Funds. The Funds do not reimburse the Managing Owner or Sub-Adviser for, and the Funds do not set the amount or form of any portion of, the compensation paid to such individuals by the Managing Owner or Sub-Adviser, as applicable. However, a portion of the fee that is received for the services provided by the Managing Owner and the Sub-Adviser, as applicable, shall be used for payment of compensation to such individuals.

Officers of the Managing Owner are subject to a Code of Conduct which is designed to, among other things, promote honest and ethical conduct and promote compliance with applicable laws and regulations.

Litigation

As of the date of this Prospectus, there is no material administrative, civil or criminal action, existing or concluded, within five (5) years preceding the date of this Prospectus against the Managing Owner or any of its principals, the Trustee, underwriter, or any principal affiliate of such parties, and there is not any such action pending. In addition, to the best of the knowledge of the Managing Owner, no litigation is pending in which any affiliate of the Funds, any owner of record or beneficially of more than 5% of any class of voting securities of the Funds, or any associate of any such affiliate of the Funds, or security holder is a party adverse to the Funds.

PERFORMANCE

The Master Fund

Name of Pool: WisdomTree Continuous Commodity Index Master Fund

Type of Pool: Publicly offered Commodity Pool Listed on NYSE Arca

Inception of Fund: January 23, 2008

First Day of Public Trading: January 24, 2008

Aggregate Subscriptions: $1,271,216,562 through August 31, 2020

Current Net Asset Value: $85,662,795 at August 31, 2020

Largest monthly draw-down1 (since 1/1/15): -11.52% during March 2020 Worst peak to valley draw-down1: -59.73% from June 20082—March 2020

The Master Fund’s Monthly Rates of Return from January 1, 2015 to August 31, 2020

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
Date	Month	Net Asset Value	Rate of Return
1/31/2015	January	$21.83	-4.30%
2/28/2015	February	$22.21	1.74%
3/31/2015	March	$21.20	-4.55%
4/30/2015	April	$21.90	3.30%
5/31/2015	May	$21.51	-1.78%
6/30/2015	June	$22.08	2.65%
7/31/2015	July	$20.14	-8.79%
8/31/2015	August	$19.89	-1.24%
9/30/2015	September	$19.48	-2.06%
10/31/2015	October	$19.80	1.64%
11/30/2015	November	$18.65	-5.81%
12/31/2015	December	$18.56	-0.48%

2015 Total Performance			-18.63%
1/31/2016	January	$18.08	-2.59%
2/28/2016	February	$17.95	-0.72%
3/31/2016	March	$18.73	4.35%
4/30/2016	April	$19.83	5.87%
5/31/2016	May	$19.61	-1.11%
6/30/2016	June	$20.42	4.13%
7/31/2016	July	$19.83	-2.89%
8/31/2016	August	$19.33	-2.52%
9/30/2016	September	$19.51	0.93%
10/31/2016	October	$19.62	0.56%
11/30/2016	November	$19.39	-1.17%
12/31/2016	December	$19.35	-0.21%

2016 Total Performance			4.26%

[1]	Draw-down means losses experienced by the Pool over the specified period.

[2]	The peak began outside of the performance reporting time period, such that June 2008 is being used instead of February 2015.

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
Date	Month	Net Asset Value	Rate of Return
1/31/2017	January	$19.82	2.43%
2/28/2017	February	$19.70	-0.61%
3/31/2017	March	$19.25	-2.28%
4/30/2017	April	$18.93	-1.66%
5/31/2017	May	$18.85	-0.42%
6/30/2017	June	$18.68	-0.90%
7/31/2017	July	$19.15	2.52%
8/31/2017	August	$18.84	-1.62%
9/30/2017	September	$18.76	-0.42%
10/31/2017 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	October	$19.08	1.71%
11/30/2017 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	November	$19.11	0.16%
12/31/2017 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	December	$19.25	0.73%

2017 Total Performance . . . . . . . . . . . . . . . . . . . . . .			-0.52%
1/31/2018	January	$19.50	1.30%
2/28/2018	February	$19.45	-0.26%
3/31/2018	March	$19.25	-1.03%
4/30/2018	April	$19.48	1.19%
5/31/2018	May	$19.73	1.28%
6/30/2018	June	$18.86	-4.41%
7/31/2018	July	$18.36	-2.65%
8/31/2018	August	$18.02	-1.85%
9/30/2018	September	$18.08	0.33%
10/31/2018 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	October	$18.28	1.11%
11/30/2018 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	November	$17.96	-1.75%
12/31/2018 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	December	$17.50	-2.56%

2018 Total Performance . . . . . . . . . . . . . . . . . . . . . .			-9.09%
1/31/2019	January	$18.09	3.37%
2/28/2019	February	$18.07	-0.11%
3/31/2019	March	$18.04	-0.17%
4/30/2019	April	$17.90	-0.78%
5/31/2019	May	$17.53	-2.07%
6/30/2019	June	$17.85	1.83%
7/31/2019	July	$17.62	-1.29%
8/31/2019	August	$17.10	-2.95%
9/30/2019	September	$17.56	2.69%
10/31/2019 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	October	$17.95	2.22%
11/30/2019 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	November	$17.86	-0.50%
12/31/2019 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	December	$18.80	5.26%

2019 Total Performance . . . . . . . . . . . . . . . . . . . . . .			7.43%
1/31/2020	January	$17.61	-6.33%
2/28/2020	February	$16.76	-4.83%
3/31/2020	March	$14.83	-11.52%
4/30/2020	April	$14.85	0.13%
5/31/2020	May	$15.45	4.04%
6/30/2020	June	$15.65	1.29%

PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.
Date	Month	Net Asset Value	Rate of Return
7/31/2020	July	$16.69	6.65%
8/31/2020	August	$17.66	5.81%
2020 Year to Date Performance			-6.06%

THE TRUSTEE

Delaware Trust Company, a Delaware corporation (the “Trustee”), is the sole trustee of the Funds. The Trustee’s principal offices are located at 2711 Centerville Road, Suite 210, Wilmington, DE 19808. The Trustee is subject to supervision by the U.S. Department of the Treasury, Office of the Comptroller of the currency. The Trustee is unaffiliated with the Managing Owner.

The Trustee will accept service of legal process on the Funds in the State of Delaware and will make certain filings under the Delaware Statutory Trust Act. The Trustee does not owe any other duties to the Funds, the Managing Owner, the Sub-Adviser or the Shareholders. Under the Trust Agreements, the exclusive management and control of all aspects of the Funds’ business are vested in the Managing Owner. The Trustee has no duty or liability to supervise or monitor the performance of the Managing Owner, nor does the Trustee have any liability for the acts or omissions of the Managing Owner. See “The Trust Agreements” for a detailed description of the Trustee’s rights and obligations under the Trust Agreements.

The Trustee may resign at any time upon the giving of at least sixty (60) days’ notice to the applicable Fund; provided, that such resignation shall not become effective unless and until a successor Trustee shall have been appointed by the Managing Owner in accordance with the terms of the applicable Trust Agreement. If the Managing Owner does not act within such sixty (60) day period, the Trustee may apply, at the expense of the applicable Fund, to the Court of Chancery of the State of Delaware for the appointment of a successor Trustee.

The Trustee has not signed the Registration Statement of which this Prospectus is a part, and is not subject to issuer liability under the federal securities laws for the information contained in this Prospectus and under federal securities laws with respect to the issuance and sale of the Shares. Under such laws, neither the Trustee, either in its capacity as Trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the issuer of the Shares.

Because the Trustee has no authority over the operation of the Funds, the Trustee itself is not registered in any capacity with the CFTC or NFA.

The Trustee’s monthly fees and out-of-pocket expenses will be paid by the Managing Owner. See “Charges—Fees and Expenses—Fees Payable to Service Providers.”

Affiliates of the Trustee may from time to time act as Authorized Participants or purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

THE COMMODITY BROKER

A variety of executing brokers may execute transactions in Commodity Futures on behalf of the Master Fund. The Sub-Adviser, on behalf of the Master Fund and the Managing Owner, has designated Morgan Stanley & Co. LLC (together with its parent Morgan Stanley, Morgan Stanley Wealth Management, and its consolidated subsidiaries, collectively referred to herein as “MS&Co” or the “Commodity Broker”) as the Master Fund’s Commodity Broker, to which the executing brokers give-up all such transactions. MS&Co is registered as a futures commission merchant with the CFTC and is a member of the NFA in such capacity. MS&Co’s principal place of business is located at 1585 Broadway, New York, New York 10036. In the future, the Managing Owner may designate other entities that are registered with the CFTC as a futures commission merchants and are members of the NFA in such capacity to replace or supplement the current Commodity Broker.

In addition to the matters described below, in the normal course of business, MS&Co has been named, from time to time, as a defendant in various legal actions, including arbitrations, class actions and other litigation, arising in connection with its activities as a global diversified financial services institution. Certain of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. In some cases, the entities that would otherwise be the primary defendants in such cases are bankrupt or in financial distress.

MS&Co is also involved, from time to time, in other reviews, investigations and proceedings (both formal and informal) by governmental and self-regulatory agencies regarding MS&Co’s business, and involving, among other matters, sales and trading activities, financial products or offerings sponsored, underwritten or sold by MS&Co, and accounting and operational matters, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

MS&Co contests liability and/or the amount of damages as appropriate in each pending matter. Where available information indicates that it is probable a liability had been incurred at the date of the consolidated financial statements and MS&Co can reasonably estimate the amount of that loss, MS&Co accrues the estimated loss by a charge to income. MS&Co expects future litigation to fluctuate from period to period, given the current environment regarding government investigations and private litigation affecting global financial services firms, including MS&Co.

In many proceedings and investigations, however, it is inherently difficult to determine whether any loss is probable or even possible, or to estimate the amount of any loss. MS&Co cannot predict with certainty if, how or when such proceedings or investigations will be resolved or what the eventual settlement, fine, penalty or other relief, if any, may be, particularly for proceedings and investigations where the factual record is being developed or contested or where plaintiffs or government entities seek substantial or indeterminate damages, restitution, disgorgement or penalties. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, determination of issues related to class certification and the calculation of damages or other relief, and by addressing novel or unsettled legal questions relevant to the proceedings or investigations in question, before a loss or additional loss or range of loss or additional range of loss can be reasonably estimated for a proceeding or investigation. Subject to the foregoing, MS&Co believes, based on current knowledge and after consultation with counsel, that the outcome of such proceedings and investigations will not have a material adverse effect on the financial condition of MS&Co, although the outcome of such proceedings or investigations could be material to MS&Co’s operating results and cash flows for a particular period depending on, among other things, the level of MS&Co’s revenues or income for such period.

While MS&Co has identified below certain proceedings that MS&Co believes to be material, individually or collectively, there can be no assurance that additional material losses will not be incurred from claims that have not yet been asserted or are not yet determined to be material. The following disclosure is a description of such proceedings as of June 30, 2020.

Residential Mortgage and Credit Crisis Related Matters

On July 15, 2010, China Development Industrial Bank (“CDIB”) filed a complaint against MS&Co, styled China Development Industrial Bank v. Morgan Stanley & Co. Incorporated et al., which is pending in the Supreme Court of the State of New York, New York County (“Supreme Court of NY”). The complaint relates to a $275 million CDS referencing the super senior portion of the STACK 2006-1 CDO. The complaint asserts claims for common law fraud, fraudulent inducement and fraudulent concealment and alleges that MS&Co misrepresented the risks of the STACK 2006-1 CDO to CDIB, and that MS&Co knew that the assets backing the CDO were of poor quality when it entered into the CDS with CDIB. The complaint seeks compensatory damages related to the approximately $228 million that CDIB alleges it has already lost under the CDS, rescission of CDIB’s obligation to pay an additional $12 million, punitive damages, equitable relief, pre- and post-judgment interest, fees and costs. On February 28, 2011, the court denied MS&Co’s motion to dismiss the complaint. On December 21, 2018, the court denied MS&Co’s motion for summary judgment and granted in part MS&Co’s motion for sanctions related to the spoliation of evidence. On January 18, 2019, CDIB filed a motion to clarify and resettle the portion of the court’s December 21, 2018 order granting spoliation sanctions. On January 24, 2019, CDIB filed a notice of appeal from the court’s December 21, 2018 order, and on January 25, 2019, MS&Co filed a notice of appeal from the same order. On March 7, 2019, the court denied the relief that CDIB sought in a motion to clarify and resettle the portion of the court’s December 21, 2018 order granting spoliation sanctions. On December 5, 2019, the Appellate Division, First Department (“First Department”) heard the parties’ cross-appeals. On May 21, 2020, the First Department modified the order of the Supreme Court of NY to deny MS&Co’s motion for sanctions relating to spoliation of evidence and otherwise affirmed the denial of MS&Co’s motion for summary judgment. On June 19, 2020, MS&Co moved for leave to appeal the First Department’s decision to the Court of Appeals.

On May 17, 2013, plaintiff in IKB International S.A. in Liquidation, et al. v. Morgan Stanley, et al. filed a complaint against MS&Co and certain affiliates in the Supreme Court of NY. The complaint alleges that defendants made material misrepresentations and omissions in the sale to plaintiff of certain mortgage pass- through certificates backed by securitization trusts containing residential mortgage loans. The total amount of certificates allegedly sponsored, underwritten and/or sold by MS&Co to plaintiff was approximately $133 million. The complaint alleges causes of action against MS&Co for common law fraud, fraudulent concealment, aiding and abetting fraud, and negligent misrepresentation, and seeks, among other things, compensatory and punitive damages. On October 29, 2014, the court granted in part and denied in part MS&Co’s motion to dismiss. All claims regarding four certificates were dismissed. After these dismissals, the remaining amount of certificates allegedly issued by MS&Co or sold to plaintiff by MS&Co was approximately $116 million. On August 11, 2016, the First Department affirmed the trial court’s order denying in part MS&Co’s motion to dismiss the complaint.

On July 2, 2013, Deutsche Bank, in its capacity as trustee, became the named plaintiff in Federal Housing Finance Agency, as Conservator for the Federal Home Loan Mortgage Corporation, on behalf of the Trustee of the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC1 (MSAC 2007-NC1) v. Morgan Stanley ABS Capital I Inc., and filed a complaint in the Supreme Court of NY styled Deutsche Bank National Trust Company, as Trustee for the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC1 v. Morgan Stanley ABS Capital I, Inc. On February 3, 2014, the plaintiff filed an amended complaint, which asserts claims for breach of contract and breach of the implied covenant of good faith and fair dealing and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $1.25 billion, breached various representations and warranties. The amended complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified damages, rescission and interest. On April 12, 2016, the court granted in part and denied in part MS&Co’s motion to dismiss the amended complaint, dismissing all claims except a single claim alleging failure to notify, regarding which the motion was denied without prejudice. On December 9, 2016, MS&Co renewed its motion to dismiss that notification claim. On January 17, 2017, the First Department affirmed the lower court’s April 12, 2016 order. On April 13, 2017, the

First Department denied plaintiff’s motion for leave to appeal to the New York Court of Appeals. On March 8, 2018, the trial court denied MS&Co’s renewed motion to dismiss the notification claims.

On July 8, 2013, U.S. Bank National Association, in its capacity as trustee, filed a complaint against MS&Co styled U.S. Bank National Association, solely in its capacity as Trustee of the Morgan Stanley Mortgage Loan Trust 2007-2AX (MSM 2007-2AX) v. Morgan Stanley Mortgage Capital Holdings LLC, Successor-by-Merger to Morgan Stanley Mortgage Capital Inc. and GreenPoint Mortgage Funding, Inc., pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $650 million, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified damages and interest. On November 24, 2014, the court granted in part and denied in part MS&Co’s motion to dismiss the complaint. On August 13, 2018, MS&Co filed a motion to renew its motion to dismiss. On April 4, 2019, the court denied MS&Co’s motion to renew its motion to dismiss.

On November 6, 2013, Deutsche Bank, in its capacity as trustee, became the named plaintiff in Federal Housing Finance Agency, as Conservator for the Federal Home Loan Mortgage Corporation, on behalf of the Trustee of the Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC3(MSAC 2007-NC3) v. Morgan Stanley Mortgage Capital Holdings LLC, and filed a complaint in the Supreme Court of NY styled Deutsche Bank National Trust Company, solely in its capacity as Trustee for Morgan Stanley ABS Capital I Inc. Trust, Series 2007-NC3 v. Morgan Stanley Mortgage Capital Holdings LLC, as Successor-by-Merger to Morgan Stanley Mortgage Capital Inc. The complaint asserts claims for breach of contract and breach of the implied covenant of good faith and fair dealing and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $1.3 billion, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, unspecified damages, rescission, interest and costs. On April 12, 2016, the court granted MS&Co’s motion to dismiss the complaint, and granted the plaintiff the ability to seek to replead certain aspects of the complaint. On January 17, 2017, the First Department affirmed the lower court’s order granting the motion to dismiss the complaint. On January 9, 2017, plaintiff filed a motion to amend its complaint. On April 13, 2017, the First Department denied plaintiff’s motion for leave to appeal to the New York Court of Appeals. On March 8, 2018, the trial court granted plaintiff’s motion to amend its complaint to include failure to notify claims. On March 19, 2018, MS&Co filed an answer to plaintiff’s amended complaint.

On September 23, 2014, FGIC filed a complaint against MS&Co in the Supreme Court of NY styled Financial Guaranty Insurance Company v. Morgan Stanley ABS Capital I Inc. et al. relating to the Morgan Stanley ABS Capital I Inc. Trust 2007-NC4. The complaint asserts claims for breach of contract and fraudulent inducement and alleges, among other things, that the loans in the trust breached various representations and warranties and defendants made untrue statements and material omissions to induce FGIC to issue a financial guaranty policy on certain classes of certificates that had an original balance of approximately $876 million. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, compensatory, consequential and punitive damages, attorneys’ fees and interest. On

January 23, 2017, the court denied MS&Co’s motion to dismiss the complaint. On February 24, 2017, MS&Co filed a notice of appeal of the denial of its motion to dismiss the complaint and perfected its appeal on November 22, 2017. On September 13, 2018, the First Department affirmed in part and reversed in part the lower court’s order denying MS&Co’s motion to dismiss the complaint. On December 20, 2018, the First Department denied plaintiff’s motion for leave to appeal to the Court of Appeals or, in the alternative, for reargument.

On January 23, 2015, Deutsche Bank National Trust Company, in its capacity as trustee, filed a complaint against MS&Co styled Deutsche Bank National Trust Company solely in its capacity as Trustee of the Morgan Stanley ABS Capital I Inc. Trust 2007-NC4 v. Morgan Stanley Mortgage Capital Holdings LLC as Successor-by-Merger to Morgan Stanley Mortgage Capital Inc., and Morgan Stanley ABS Capital I Inc., pending in the Supreme Court of NY. The complaint asserts claims for breach of contract and alleges, among other things, that the loans in the trust, which had an original principal balance of approximately $1.05 billion, breached various representations and warranties. The complaint seeks, among other relief, specific performance of the loan breach remedy procedures in the transaction documents, compensatory, consequential, rescissory, equitable and punitive damages, attorneys’ fees, costs and other related expenses, and interest. On December 11, 2015, the court granted in part and denied in part MS&Co’s motion to dismiss the complaint. On October 19, 2018, the court granted MS&Co’s motion for leave to amend its answer and to stay the case pending resolution of Deutsche Bank National Trust Company’s appeal to the Court of Appeals in another case styled Deutsche Bank National Trust v. Barclays Bank PLC regarding the applicable statute of limitations. On January 17, 2019, the First Department reversed the trial court’s order to the extent that it had granted in part MS&Co’s motion to dismiss the complaint. On June 4, 2019, the First Department granted MS&Co’s motion for leave to appeal its January 17, 2019 decision to the Court of Appeals. On March 19, 2020, MS&Co filed a motion for partial summary judgment.

Antitrust Related Matters

MS&Co and other financial institutions are responding to a number of regulatory and governmental investigations and civil litigation matters related to allegations of anticompetitive conduct in various aspects of the financial services industry, including the matters described below.

Beginning in February of 2016, MS&Co was named as a defendant in multiple purported antitrust class actions now consolidated into a single proceeding in the United States District Court for the Southern District of New York (“SDNY”) styled In Re: Interest Rate Swaps Antitrust Litigation. Plaintiffs allege, inter alia, that MS&Co, together with a number of other financial institution defendants, violated U.S. and New York state antitrust laws from 2008 through December of 2016 in connection with their alleged efforts to prevent the development of electronic exchange-based platforms for interest rates swaps trading. Complaints were filed both on behalf of a purported class of investors who purchased interest rates swaps from defendants, as well as on behalf of two swap execution facilities that allegedly were thwarted by the defendants in their efforts to develop such platforms. The consolidated complaints see, among other relief, certification of the investor class of plaintiffs and treble damages. On July 28, 2017, the court granted in part and denied in part the defendants’ motion to dismiss the complaints.

In August of 2017, MS&Co was named as a defendant in a purported antitrust class action in the United States District Court for the SDNY styled Iowa Public Employees’ Retirement System et al. v. Bank of America Corporation et al. Plaintiffs allege, inter alia, that MS&Co, together with a number of other financial institution defendants, violated U.S. antitrust laws and New York state law in connection with their alleged efforts to prevent the development of electronic exchanged based platforms for securities lending. The class action complaint was filed on behalf of a purported class of borrowers and lenders who entered into stock loan transactions with the defendants. The class action complaint seeks, among other relief, certification of the class of plaintiffs and treble damages. On September 27, 2018, the court denied the defendants’ motion to dismiss the class action complaint.

European Matters

On October 11, 2011, an Italian financial institution, Banco Popolare Societá Cooperativa (“Banco Popolare”), filed a civil claim against MS&Co in the Milan courts, styled Banco Popolare Societá Cooperativa v Morgan Stanley & Co. International plc & others, related to its purchase of €100 million of bonds issued by Parmalat. The claim asserted by Banco Popolare alleges, among other things, that MS&Co was aware of Parmalat’s impending insolvency and conspired with others to deceive Banco Popolare into buying bonds by concealing both Parmalat’s true financial condition and certain features of the bonds from the market and Banco Popolare. Banco Popolare seeks damages of €76 million (approximately $85 million) plus damages for loss of opportunity and moral damages. MS&Co filed its answer on April 20, 2012. On September 11, 2018, the court dismissed in full the claim against MS&Co. On March 11, 2019, the plaintiff filed an appeal in the Court of Appeal of Milan. On May 31, 2019 MS&Co filed its response to the plaintiff’s appeal. An appeal hearing is scheduled to take place on September 16, 2020 in the Court of Appeal of Milan.

On June 22, 2017, the public prosecutor for the Court of Accounts for the Republic of Italy filed a claim against MS&Co styled Case No. 2012/00406/MNV, which is pending in the Regional Prosecutor’s Office at the Judicial Section of the Court of Auditors for Lazio, Italy. The claim relates to certain derivative transactions between the Republic of Italy and MS&Co. The transactions were originally entered into between 1999 and 2005, and were restructured (and certain of the transactions were terminated) in December 2011 and January 2012. The claim alleges, inter alia, that MS&Co effectively acted as an agent of the state in connection with these transactions and asserts claims related to, among other things, whether the Ministry of Finance was authorized to enter into these transactions, whether the transactions were appropriate and whether MS&Co’s conduct related to the termination of certain transactions was proper. The prosecutor is seeking damages through an administrative process against MS&Co for €2.76 billion (approximately $3.1 billion). On March 30, 2018, MS&Co filed its defense to the claim. On June 15, 2018, the court issued a decision declining jurisdiction and dismissing the claim against MS&Co. A hearing of the public prosecutor’s appeal was held on January 10, 2019. On July 14, 2020, the Italian Supreme Court scheduled a hearing to take place on November 17, 2020.

On March 7, 2019, the Appellate Division of the Court of Accounts for the Republic of Italy issued a decision affirming the decision below declining jurisdiction and dismissing the claim against MS&Co. On April 19, 2019, the public prosecutor filed an appeal with the Italian Supreme Court seeking to overturn this decision. On June 14, 2019, MS&Co filed its response to the public prosecutor’s appeal.

In matters styled Case number 15/3637 and Case number 15/4353, the Dutch Tax Authority (“Dutch Authority”) has challenged in the District Court in Amsterdam, the prior set-off by MS&Co of approximately €124 million (approximately $139 million) plus accrued interest of withholding tax credits against MS&Co’s corporation tax liabilities for the tax years 2007 to 2013. The Dutch Authority alleges that MS&Co was not entitled to receive the withholding tax credits on the basis, inter alia, that a Firm subsidiary did not hold legal title to certain securities subject to withholding tax on the relevant dates. The Dutch Authority has also alleged that MS&Co failed to provide certain information to the Dutch Authority and keep adequate books and records. On April 26, 2018, the District Court in Amsterdam issued a decision dismissing the Dutch Authority’s claims. On June 4, 2018, the Dutch Authority filed an appeal before the Court of Appeal in Amsterdam in matters re-styled Case number 18/00318 and Case number 18/00319. On June 26 and July 2, 2019, a hearing of the Dutch Tax Authority’s appeal was held. On May 12, 2020, the Court of Appeal in Amsterdam granted the Dutch Authority’s appeal in matters re-styled Case number 18/00318 and Case number 18/00319. On June 22, 2020, MS&Co filed an appeal against the decision of the Court of Appeal in Amsterdam before the Dutch High Court.

On October 5, 2017, various institutional investors filed a claim against MS&Co and another bank in a matter now styled Case number B-803-18 (previously BS 99-6998/2017), in the City Court of Copenhagen, Denmark concerning their roles as underwriters of the initial public offering (“IPO”) in March 2014 of the Danish company OW Bunker A/S. The claim seeks damages of DKK 534,270,456 (approximately $80 million) plus interest in respect of alleged losses arising from investing in shares in OW Bunker, which entered into bankruptcy in November 2014.

Separately, on November 29, 2017, another group of institutional investors joined MS&Co and another bank as defendants to pending proceedings in the High Court of Eastern Denmark against various other parties involved in the IPO in a matter styled Case number B-2073-16. The claim brought against MS&Co and the other bank has been give its own Case number B-2564-17. The investors claim damages of DKK 767,235,885 (approximately $115 million) plus interest, from MS&Co and the other bank on a joint and several basis with the Defendants to these proceedings. Both claims are based on alleged prospectus liability; the second claim also alleges professional liability of banks acting as financial intermediaries. On June 8, 2018, the City Court of

Copenhagen, Denmark ordered that the matters now styled Case number B-803-18, B-2073-16 and Case number B-2564-17 be heard together before the High Court of Eastern Denmark. On June 29, 2018, MS&Co filed its defense to the matter now styled Case number B-2564-17. On February 4, 2019, MS&Co filed its defense to the matter now styled Case number B-803-18.

Terminated Matters

On December 30, 2013, Wilmington Trust Company, in its capacity as trustee for Morgan Stanley Mortgage Loan Trust 2007-12, filed a complaint against MS&Co styled Wilmington Trust Company v. Morgan Stanley Mortgage Capital Holdings LLC et al., pending in the Supreme Court of NY. The complaint asserted claims for breach of contract and alleged, among other things, that the loans in the trust, which had an original principal balance of approximately $516 million, breached various representations and warranties. The complaint sought, among other relief, unspecified damages, attorneys’ fees, interest and costs. On February 28, 2014, defendants filed a motion to dismiss the complaint, which was granted in part and denied in part on June 14, 2016. Plaintiff filed a notice of appeal of that order on August 17, 2016. On July 11, 2017, First Department affirmed in part and reversed in part an order granting in part and denying in part MS&Co’s motion to dismiss. On August 10, 2017, plaintiff filed a motion for leave to appeal that decision. On September 26, 2017, the First Department denied plaintiff’s motion for leave to appeal to the Court of Appeals. On October 31, 2018, the parties entered into an agreement to settle the litigation. On September 10, 2019, the court entered a final judgment and order granting final approval of the settlement. On November 11, 2019, the parties filed a stipulation of voluntary discontinuance, dismissing the action with prejudice.

On September 19, 2014, Financial Guaranty Insurance Company (“FGIC”) filed a complaint against MS&Co styled Financial Guaranty Insurance Company v. Morgan Stanley ABS Capital I Inc. et al. relating to a securitization issued by Basket of Aggregated Residential NIMS 2007-1 Ltd. The complaint asserted claims for breach of contract and alleges, among other things, that the net interest margin securities (“NIMS”) in the trust breached various representations and warranties. FGIC issued a financial guaranty policy with respect to certain notes that had an original balance of approximately $475 million. The complaint sought, among other relief, specific performance of the NIMS breach remedy procedures in the transaction documents, unspecified damages, reimbursement of certain payments made pursuant to the transaction documents, attorneys’ fees and interest. On November 24, 2014, MS&Co filed a motion to dismiss the complaint, which the court denied on January 19, 2017. On February 24, 2017, MS&Co filed a notice of appeal of the denial of its motion to dismiss the complaint and perfected its appeal on November 22, 2017. On September 13, 2018, the court affirmed the lower court’s order denying MS&Co’s motion to dismiss the complaint. On November 13, 2019, the parties entered into an agreement to settle the litigation. On December 4, 2019, the parties filed a stipulation of voluntary discontinuance, dismissing the action with prejudice.

Beginning on March 25, 2019, MS&Co was named as a defendant in a series of putative class action complaints filed in the Southern District of NY, the first of which is styled Alaska Electrical Pension Fund v. BofA Secs., Inc., et al. Each complaint alleges a conspiracy to fix prices and restrain competition in the market for unsecured bonds issued by the following Government-Sponsored Enterprises: the Federal National Mortgage Associate; the Federal Home Loan Mortgage Corporation; the Federal Farm Credit Banks Funding Corporation; and the Federal Home Loan Banks. The purported class period for each suit is from January 1, 2012 to June 1, 2018. Each complaint raises a claim under Section 1 of the Sherman Act and seeks, among other things, injunctive relief and treble compensatory damages. On May 23, 2013, plaintiffs filed a consolidated amended class action complaint styled In re GSE Bonds Antitrust Litigation, with a purported class period from January 1,

2009 to January 1, 2016. On June 13, 2019, the defendants filed a joint motion to dismiss the consolidated amended complaint. On August 29, 2019, the court denied MS&Co’s motion to dismiss. On December 15, 2019, MS&Co and certain other defendants entered into a stipulation of settlement to resolve the action as against each of them in its entirety. On February 3, 2020, the court granted preliminary approval of that settlement.

THE ADMINISTRATOR

The Managing Owner, on behalf of the Funds, has appointed State Street Bank and Trust Company (“State Street”) as the Funds’ Administrator and has entered into an Administration Agreement in connection therewith. State Street serves as custodian of the Funds pursuant to a Master Custodian Agreement, and transfer agent of the Funds pursuant to a Transfer Agency and Service Agreement.

State Street, a state-charted bank organized under the laws of the Commonwealth of Massachusetts with trust powers, has an office at One Lincoln Street, Boston, Massachusetts 02110. State Street is subject to supervision by the Massachusetts Division of Banks and the Board of Governors of the Federal Reserve System. Information regarding the Net Asset Value, creation and redemption transaction fees and a list of Authorized Participants may be obtained by calling the following number: (866) 909-9473.

As the Administrator, State Street performs certain services necessary for the operation and administration of the Funds (other than making investment decisions), including Net Asset Value calculations, accounting and other fund administrative services. State Street retains certain financial books and records, including: fund accounting records, ledgers with respect to assets, liabilities, capital, income and expenses, the registrar, transfer journals and related details and trading and related documents received from futures commission merchants.

The State Street agreements with the Funds will continue in effect through March 31, 2021 unless terminated earlier as specified in the applicable agreement (e.g., material breach). The agreements generally provide for the exculpation and indemnification of State Street from and against any costs, expenses, damages, liabilities or claims (other than those resulting from State Street’s own bad faith, negligence or willful misconduct) which may be imposed on, incurred by or asserted against State Street in performing its obligations or duties thereunder.

State Street and any of its affiliates may from time to time purchase or sell Shares for their own account, as agent for their customers and for accounts over which they exercise investment discretion.

State Street also receives a transaction processing fee in connection with orders from Authorized Participants to create or redeem Baskets in the amount of $200 per order. These transaction processing fees are paid directly by the Authorized Participants and not by the Funds.

THE DISTRIBUTOR

The Managing Owner, on behalf of the Funds, has appointed Foreside Fund Services LLC (“FFS”) to serve as the Funds’ distributor, pursuant to a Distribution Services Agreement. FFS is a broker-dealer registered with FINRA and a member of the Securities Investor Protection Corporation. Investors may contact FFS at Three Canal Plaza, Suite 100, Portland, Maine 04101. Information regarding FFS may be obtained by calling (866) 909-9473.

The Distributor’s fees, equal to basis points based on annual Net Asset Value, and certain of its out-of-pocket expenses are paid by the Managing Owner. The Fund will advise the Distributor if the payments described hereunder must be limited, when combined with selling commissions charged by other FINRA members, in order to comply with the 10% limitation on total underwriters’ compensation pursuant to FINRA Rule 2310.

In its capacity as Distributor, FFS assists the Managing Owner and the Administrator with certain functions and duties relating to the creation and redemption of Baskets, including assisting in matters associated with receiving and processing orders from Authorized Participants to create and redeem Baskets, coordinating the processing of such orders and related functions and duties. See “Creation and Redemption of Shares.” The Distributor does not open or maintain customer accounts or handle orders for the Funds.

DESCRIPTION OF THE SHARES

The following summary briefly describes the Shares and certain aspects of the operation of the Funds. Prospective investors should carefully review the Trust Agreements and consult with their own advisers concerning an investment in a Delaware statutory trust.

General

The Fund is authorized under the Fund Trust Agreement to create and issue an unlimited number of Shares. The Fund will create Shares only in Baskets and only upon the order of an Authorized Participant. See “Creation and Redemption of Shares.” The Shares represent units of fractional undivided beneficial interest in and ownership of the Fund and have no par value. Upon inception of the Fund, 50 General Units of the Fund were issued to the Managing Owner in exchange for a capital contribution of $1,500. Any creation and issuance of Shares above the amount registered on the Registration Statement of which this Prospectus is a part will require the registration of such additional Shares. Neither the Fund nor the Managing Owner can guarantee the registration of additional Shares on a timely basis or at all, which may adversely affect an investment in the Shares. See “Risk Factors.”

The Fund invests a substantial portion of the proceeds of its offering of the Shares in the Master Fund, in exchange for Master Fund Units, which represent units of fractional undivided beneficial interest in and ownership of the Master Fund. Master Fund Units may be purchased or redeemed on a continuous basis, but only by the Fund and only in Baskets of 50,000 Master Fund Units. Upon inception of the Master Fund, 50 General Units of the Master Fund were issued to the Managing Owner in exchange for a capital contribution of $1,500. The Master Fund is wholly-owned by the Fund and the Managing Owner. Each Share issued by the Fund will correlate with a Master Fund Unit issued by the Master Fund and held by the Fund.

Description of Limited Rights

Investors should not view the Shares as similar to “shares” of a corporation operating a business enterprise with management and a board of directors. Investors will not have the statutory rights normally associated with the ownership of shares of a corporation, including, for example, the right to bring “oppressive” or “derivative” actions. All Shares are of the same class with equal rights and privileges. Each Share is transferable, is fully paid and non-assessable and entitles the Shareholder to vote on the limited matters upon which Shareholders may vote under the Fund Trust Agreement. See “The Trust Agreements.” The Shares do not entitle their holders to any conversion or pre-emptive rights, or, except as provided below, any redemption rights or rights to distributions.

Distributions

The Fund will make distributions on the Shares at the discretion of the Managing Owner. Because the Managing Owner does not presently intend to make ongoing distributions, an investor’s income tax liability on its pro rata share of the Fund’s income and gain on the Shares held will, in all likelihood, exceed any distributions from the Fund. See “Certain Material U.S. Federal Income Tax Considerations.”

If the Fund is terminated and liquidated, the Trustee will distribute to the Shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the Fund and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the Trustee shall determine. See “The Trust Agreements—Fund Termination Events.” Shareholders of record on the record date fixed by the Trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

Voting and Approvals

Under the Fund Trust Agreement, Shareholders have no voting rights, except in limited circumstances, including the removal and replacement of the Managing Owner as the managing owner of the Fund and the amendment of the Fund Trust Agreement. In addition, Shareholders will have certain limited voting rights under the Delaware Statutory Trust Act, including but not limited to voting rights associated with the continuation of the Fund in the context of a pending dissolution, and in connection with a conversion, merger, consolidation, transfer or domestication. See “The Trust Agreements—Management; Voting by Shareholders.”

Redemption of the Shares

The Shares may only be redeemed by or through an Authorized Participant and only in Baskets. See “Creation and Redemption of Shares” for details on the redemption of the Shares.

Shares Freely Transferable

The Shares trade on NYSE Arca. The Fund will hold no investment assets other than Master Fund Units, otherwise the Fund will make such investments directly. The Fund’s Shares may be bought and sold on NYSE Arca like any other exchange-listed security.

Reports to Shareholders

The Managing Owner will furnish Shareholders with annual reports as required by the rules and regulations of the SEC as well as with those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement certified by independent public accountants and any other reports required by any other governmental authority that has jurisdiction over the activities of the Funds. Shareholders also will be provided with appropriate information to permit (on a timely basis) the filing of U.S. federal and state income tax returns with respect to the Shares.

CREATION AND REDEMPTION OF SHARES

The Fund creates and redeems Shares from time to time, but only in one or more Baskets of 50,000 Shares. Authorized Participants are the only persons that may place orders to create and redeem Baskets. Each Authorized Participant must (i) be a registered broker-dealer or other securities market participant, such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions, (ii) be a participant in DTC, and (iii) have entered into a Participant Agreement. A list of the current Authorized Participants can be obtained from the Managing Owner. Investors not qualified as Authorized Participants will not be able to place orders to create and redeem Baskets directly from the Fund. However, Authorized Participants may sell the Shares included in the Baskets they purchase from the Fund to other investors. Each Share issued by the Fund will correlate with a Master Fund Unit issued by the Master Fund and held by the Fund.

The Participant Agreement sets forth the procedures for the creation and redemption of Baskets and for the payment of cash required for such creations and redemptions. Under the Participant Agreement, the Managing Owner has agreed to indemnify an Authorized Participant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “1933 Act”). Authorized Participants are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

Authorized Participants may act for their own accounts or as agents for broker-dealers, custodians and other securities market participants that wish to create or redeem Baskets.

The following description of the procedures for the creation and redemption of Baskets is only a summary and an investor should refer to the relevant provisions of the Trust Agreements and the form of Participant Agreement for more detail. The Trust Agreements and the form of Participant Agreement are filed as exhibits (by incorporation) to the Registration Statement of which this Prospectus is a part. The times for creation and redemption order cut-off times and/or settlement set forth below are as of the date of this Prospectus and may be revised as designated by the Fund or its agents on the order form or related procedures as communicated to Authorized Participants.

Creation Procedures

General. On any business day, an Authorized Participant may place an order with the Fund’s Distributor (as defined below) (as facilitated by the Fund’s Administrator) to create one or more Baskets. For purposes of processing both purchase and redemption orders, a “business day” means any day other than a day when banks in New York City are required or permitted to be closed. Purchase orders must be placed by 10:00 a.m. ET. The day on which a valid purchase order is received is the purchase order date. Purchase orders are irrevocable. By placing a purchase order, and prior to delivery of such Baskets, an Authorized Participant’s DTC account will be charged the non-refundable transaction fee due for the purchase order.

Determination of Required Payment. The total payment required to create each Basket is the Net Asset Value of 50,000 Shares as of the closing time of NYSE Arca or the last to close of the exchanges on which the Index Commodities are traded, whichever is later, on the purchase order date. Baskets will be issued as of 12:00 p.m. ET, on the business day immediately following the purchase order date at the Net Asset Value per Share as of the closing time of NYSE Arca or the last to close of the exchanges on which the Index Commodities are traded, whichever is later, on the purchase order date during the continuous offering period, but only if the required payment has been timely received.

Because orders to purchase Baskets must be placed by 10:00 a.m. ET, but the total payment required to create a Basket during the continuous offering period will not be determined until 4:00 p.m. ET, on the date the purchase order is received, Authorized Participants will not know the total amount of the payment required to create a Basket at the time they submit an irrevocable purchase order for the Basket. The Fund’s Net Asset Value and the total amount of the payment required to create a Basket could rise or fall substantially between the time an irrevocable purchase order is submitted and the time the amount of the purchase price in respect thereof is determined.

Rejection of Purchase Orders. The Administrator may reject a purchase order if:

•	it determines that the purchase order is not in proper form;

•	the Managing Owner believes that the purchase order would have adverse tax consequences to the Fund or its Shareholders; or

•	circumstances outside the control of the Managing Owner or the Distributor make it, for all practical purposes, not feasible to process creations of Baskets.

The Distributor and the Managing Owner will not be liable for the rejection of any purchase order.

Redemption Procedures

General. The procedures by which an Authorized Participant can redeem one or more Baskets mirror the procedures for the creation of Baskets. On any business day, an Authorized Participant may place an order with the Distributor (as facilitated by the Administrator) to redeem one or more Baskets. Redemption orders must be placed by 10:00 a.m. ET. The day on which a valid redemption order is received in proper form is the redemption order date. Redemption orders are irrevocable. Individual Shareholders may not redeem directly from the Fund.

By placing a redemption order, an Authorized Participant agrees to deliver the Baskets to be redeemed through DTC’s book-entry system to the Fund not later than 12:00 p.m. ET, on the business day immediately following the redemption order date. By placing a redemption order, and prior to receipt of the redemption proceeds, an Authorized Participant’s DTC account will be charged the non-refundable transaction fee due for the redemption order.

Determination of Required Payment. The redemption proceeds from the Fund consist of the cash redemption amount equal to the Net Asset Value of the number of Basket(s) requested in the Authorized Participant’s redemption order as of the closing time of the NYSE Arca or the last to close of the exchanges on which the Index Commodities are traded, whichever is later, on the redemption order date. The Managing Owner will distribute the cash redemption amount at 12:00 p.m. ET, on the business day immediately following the redemption order date through DTC to the account of the Authorized Participant as recorded on DTC’s book entry system.

Delivery of Redemption Proceeds. The redemption proceeds due from the Fund are delivered to the Authorized Participant at 12:00 p.m. ET, on the business day immediately following the redemption order date if, by such time, the Fund’s DTC account has been credited with the Baskets to be redeemed. If the Fund’s DTC account has not been credited with all of the Baskets to be redeemed by such time, the redemption distribution is delivered to the extent of whole Baskets received. Any remainder of the redemption distribution is delivered on the next business day to the extent of remaining whole Baskets received if the Distributor receives the fee applicable to the extension of the redemption distribution date which the Distributor may, from time-to-time, determine and the remaining Baskets to be redeemed are credited to the Fund’s DTC account by 12:00 p.m. ET, on such next business day. Any further outstanding amount of the redemption order shall be cancelled. The Distributor is also authorized to deliver the redemption distribution notwithstanding that the Baskets to be redeemed are not credited to the Fund’s DTC account by 12:00 p.m. ET, on the business day immediately following the redemption order date if the Authorized Participant has collateralized its obligation to deliver the Baskets through DTC’s book entry system on such terms as the Distributor and the Managing Owner may from time-to-time agree upon.

Suspension or Rejection of Redemption Orders. The Managing Owner may suspend the right of redemption, or postpone the redemption settlement date, (1) for any period during which an emergency exists as a result of which the redemption distribution is not reasonably practicable, or (2) for such other period as the Managing Owner determines to be necessary for the protection of the Shareholders. The Managing Owner will not be liable to any person or in any way for any loss or damages that may result from any such suspension or postponement.

A redemption order may be rejected if the order is not in proper form as described in the order form and/or Participant Agreement or if the fulfillment of the order, in the opinion of its counsel, might be unlawful.

Creation and Redemption Transaction Fee

To compensate State Street, as Administrator of the Funds, for services in processing the creation and redemption of Baskets, an Authorized Participant is required to pay a transaction fee to the Fund of $200 per order to create or redeem Baskets. An order may include multiple Baskets. The transaction fee may be reduced, increased or otherwise changed by State Street with consent from the Managing Owner. State Street must notify DTC of any agreement to change the transaction fee and will not implement any increase in the fee for the redemption of Baskets until thirty (30) days after the date of the notice.

The times for creation and redemption order cut-off times and/or settlement set forth above may be revised as designated by the Funds or its agents on the order form or related procedures as communicated to Authorized Participants.

AUTHORIZED PARTICIPANTS

Baskets may be created or redeemed only by Authorized Participants. Each Authorized Participant must (1) be a registered broker-dealer or other securities market participant, such as a bank or other financial institution that is not required to register as a broker-dealer to engage in securities transactions, (2) be a participant in DTC, and (3) have entered into a Participant Agreement with the Fund, the Distributor and the Managing Owner, a form of which is available from the Managing Owner, Administrator or Distributor. The Participant Agreement sets forth the procedures for the creation and redemption of Baskets and the delivery of cash required for such creations or redemptions. See “Creation and Redemption of Shares.” A list of the current Authorized Participants can be obtained from the Managing Owner. Certain Authorized Participants may be regulated under federal and state banking laws and regulations. Each Authorized Participant will have its own set of rules and procedures and internal controls as it determines is appropriate in light of its own regulatory regime.

Authorized Participants are cautioned that some of their activities, depending on the relevant facts and circumstances, may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act, as described in “Plan of Distribution.”

THE TRUST AGREEMENTS

The following summary briefly describes the material terms of the Trust Agreements. Prospective investors should carefully review the Forms of Declarations of Trust, as amended, incorporated by reference into this Prospectus and consult with their own advisers concerning the implications to such prospective subscribers of investing in a Delaware statutory trust. Capitalized terms used in this section and not otherwise defined shall have such meanings assigned to them under the applicable Trust Agreement.

Principal Office; Location of Records

Each of the Fund and the Master Fund are organized as a statutory trust under the Delaware Statutory Trust Act. The Funds are managed by the Managing Owner.

The books and records of each of the Funds will be maintained as follows:

•	all marketing materials will be maintained at the offices of the Managing Owner;

•

creation and redemption books and records and certain financial books and records (including the each of the Funds’ accounting records, ledgers with respect to assets, liabilities, capital, income and expenses, the registrar, trading and related documents related to custody of assets from the Funds’ Commodity Brokers, transfer journals and related details) will be maintained by the Administrator;

•	trading records and related reports and other items received from the Funds’ Commodity Brokers and counterparties will be maintained by the Sub-Adviser; and

•	all other books and records of the Fund (including minute books and other general corporate records) will be maintained by the Managing Owner.

The books and records of each of the Funds are located at the applicable office set forth below, and available for inspection and copying (upon payment of reasonable reproduction costs) by Shareholders or their representatives for any purposes reasonably related to a Shareholder’s interest as a beneficial owner of such Shares during regular business hours.

Administrator:	State Street Bank and Trust Company
One Lincoln Street
Boston, Massachusetts 02110

Sub-Adviser:	GreenHaven Advisors LLC
3340 Peachtree Road, Suite 1910
Atlanta, Georgia 30326
(404) 389-9744

Managing	WisdomTree Commodity Services, LLC
Owner:	245 Park Avenue, 35th Floor
New York, New York 10167
(866) 909-9473 (including information related to the Administrator’s records)

The Managing Owner will maintain and preserve the books and records of the Fund for a period of not less than six (6) years.

The Trustee

The rights and duties of the Trustee, the Managing Owner and the Shareholders are governed by the provisions of the Delaware Statutory Trust Act and by the Trust Agreements.

The Trustee serves as the sole trustee of the Funds in the State of Delaware. The Trustee will accept service of legal process on the Funds in the State of Delaware and will make certain filings under the Delaware Statutory Trust Act. The Trustee does not owe any other duties to the Funds, the Managing Owner or the Shareholders.

The Trustee is permitted to resign upon at least sixty (60) days’ notice to the Funds, provided that any such resignation will not be effective until a successor Trustee is appointed by the Managing Owner. Each Trust Agreement provides that the Trustee is compensated by the Fund or Master Fund, as applicable, and is indemnified by the Fund or Master Fund, as applicable, against any expenses it incurs relating to or arising out of the formation, operation or termination of the Fund or Master Fund, as applicable, or the performance of its duties pursuant to the applicable Trust Agreement, except to the extent that such expenses result from the gross negligence or willful misconduct of the Trustee. The Managing Owner has the discretion to replace the Trustee.

Neither the Trustee, either in its capacity as Trustee or in its individual capacity, nor any director, officer or controlling person of the Trustee is, or has any liability as, the issuer or a director, officer or controlling person of the issuer of the Shares. The Trustee’s liability in connection with the issuance and sale of the Shares is limited solely to the express obligations of the Trustee set forth in the Trust Agreement.

Under the Trust Agreement, the Managing Owner has exclusive management and control of all aspects of the Funds’ businesses. The Trustee will have no duty or liability to supervise or monitor the performance of the Managing Owner, nor does the Trustee have any liability for the acts or omissions of the Managing Owner.

Because the Trustee has delegated substantially all of its authority over the operation of the Funds to the Managing Owner, the Trustee itself is not registered in any capacity with the CFTC.

The Managing Owner

In the course of its management of the business and affairs of the Funds, the Managing Owner may, in its sole and absolute discretion, appoint an affiliate or affiliates of the Managing Owner as additional Managing Owners and retain such persons, including affiliates of the Managing Owner, as it deems necessary for the efficient operation of the Funds.

The Trust Agreements provide that the Managing Owner and its affiliates shall have no liability to the Funds or to any Shareholder for any loss suffered by the Funds arising out of any action or inaction of the Managing Owner or its affiliates or their respective directors, officers, shareholders, partners, members, managers or employees (the “Managing Owner Indemnified Parties”), if the Managing Owner Indemnified Parties, in good faith, determined that such course of conduct was in the best interests of the Funds, and such course of conduct did not constitute gross negligence or willful misconduct by the Managing Owner Indemnified Parties. The Funds will indemnify the Managing Owner Indemnified Parties against claims, losses or liabilities based on their conduct relating to the applicable Fund, provided that the conduct resulting in the claims, losses or liabilities for which indemnity is sought did not constitute gross negligence or willful misconduct and was done in good faith and in a manner reasonably believed to be in the best interests of the applicable Fund.

In addition, the Trust Agreements specifically do not impose any general fiduciary duties on the Managing Owner. Under the Delaware Statutory Trust Act and the governing documents of the Managing Owner, the sole member of the Managing Owner, WisdomTree Investments, Inc., is not responsible for the debts, obligations and liabilities of the Managing Owner solely by reason of being the sole member of the Managing Owner.

For a general description of the fees and expenses of the Funds payable by the Managing Owner, see “Charges—Fees and Expenses.”

Ownership or Beneficial Interest in the Fund

The Managing Owner has made an investment of $1,500, or 50 General Units, in both the Fund and Master Fund. Principals of the Managing Owner may have ownership of Shares in the Fund from time to time, although such ownership is not anticipated to exceed 5% of the outstanding shares of the Fund.

Management; Voting by Shareholders

The Shareholders take no part in the management or control, and have no voice in the operations or the business of the Funds.

The Managing Owner has the right unilaterally to amend the Trust Agreements; provided that the Shareholders have the right to vote only if expressly required under Delaware or federal law or rules or regulations of the NYSE Arca or other applicable national securities exchange, or if submitted to the Shareholders by the Managing Owner in its sole discretion. No amendment affecting the Trustee shall be binding upon or effective against the Trustee unless consented to by the Trustee in writing.

The Shareholders may also amend the Trust Agreement of the Fund, except in certain limited respects, by the affirmative vote of the Shares then owned by Shareholders representing a majority of the Net Asset Value (excluding any Shares held by the Managing Owner and its affiliates). The affirmative vote of the Shares then owned by Shareholders representing at least 75% of the Net Asset Value may also compel dissolution of the Fund. The owners of 10% of the outstanding Shares then owned by Shareholders have the right to bring a matter before a vote of the Shareholders. The Managing Owner has no power under the Fund’s Trust Agreement to restrict any of the Shareholders’ voting rights. Any Shares purchased by the Managing Owner or its affiliates, as well as the Managing Owner’s general interest in the Funds, are non-voting.

Recognition of the Funds in Certain States

A number of states do not have “business trust” statutes such as that under which the Funds have been formed in the State of Delaware. It is possible, although unlikely, that a court in such a state could hold that, due to the absence of any statutory provision to the contrary in such jurisdiction, the Shareholders, although entitled under Delaware law to the same limitation on personal liability as stockholders in a private corporation for profit organized under the laws of the State of Delaware, are not so entitled in such state. To protect the Funds’ shareholders against any loss of limited liability, the Trust Agreements provide that no written obligation may be undertaken by the applicable Fund unless such obligation is explicitly limited so as not to be enforceable against any shareholder personally. Furthermore, each of the Funds themselves indemnify all shareholders against any liability that such shareholders might incur in addition to that of a beneficial owner. The Managing Owner will use its assets to satisfy any such liability before such liability would be enforced against any Fund shareholder individually.

Possible Repayment of Distributions Received by Shareholders; Indemnification by Shareholders

The Shares are limited liability investments, and investors may not lose more than the amount that they invest plus any profits recognized on their investment. However, Shareholders could be required, as a matter of bankruptcy law, to return to the estate of the Fund any distribution received at a time when the Fund was in fact insolvent or in violation of its Trust Agreement.

Shares Freely Transferable

The Shares trade on the NYSE Arca and may be bought and sold on the NYSE Arca like any other exchange-listed security.

Reports to Shareholders

The Managing Owner will furnish an annual report for the Funds in the manner required by the rules and regulations of the SEC as well as with those reports required by the CFTC and the NFA, including, but not limited to, an annual audited financial statement examined and certified by independent registered public accounting firm, and any other reports required by any other governmental authority that has jurisdiction over the activities of the Funds. Monthly account statements conforming to CFTC and NFA requirements, as well as the annual and quarterly reports and other filings made with the SEC, will be posted at www.wisdomtree.com.

The Managing Owner will notify Shareholders of any material changes to the Funds by filing with the SEC a supplement to this Prospectus and a current report on Form 8-K, which will be publicly available at www.sec.gov and at www.wisdomtree.com. Any such notification will include a description of Shareholders’ voting rights.

Shareholders of record also will be provided with appropriate information to permit them to file U.S. federal and state income tax returns with respect to Shares held.

Fund Termination Events

The Fund will dissolve at any time upon the happening of any of the following events:

(i)

The filing of a certificate of dissolution or revocation of the Managing Owner’s charter (and the expiration of 90 days after the date of notice to the Managing Owner of revocation without a reinstatement of its charter) or upon the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Managing Owner, or an event of withdrawal unless (a) at the time there is at least one remaining Managing Owner and that remaining Managing Owner carries on the business of the Fund or (b) within 90 days of such event of withdrawal all the remaining Shareholders agree in writing to continue the business of the Fund and to select, effective as of the date of such event, one or more successor Managing Owners. If the Fund is terminated as the result of an event of withdrawal and a failure of all remaining Shareholders to continue the business of the Fund and to appoint a successor Managing Owner as provided above within 120 days of such event of withdrawal, Shareholders holding Shares representing at least 75% of the Net Asset Value (not including Shares held by the Managing Owner and its affiliates) may elect to continue the business of the Fund by forming a new statutory trust, or reconstituted trust, on the same terms and provisions as set forth in the Trust Agreement. Any such election must also provide for the election of a Managing Owner to the reconstituted trust. If such an election is made, all Shareholders of the Fund shall be bound thereby and continue as Shareholders of the reconstituted trust.

(ii)	The occurrence of any event which would make unlawful the continued existence of the Fund.

(iii)

In the event of the suspension, revocation or termination of the Managing Owner’s registration as a Commodity Pool Operator, or membership as a Commodity Pool Operator with the NFA (if, in either case, such registration is required at such time unless at the time there is at least one remaining managing owner whose registration or membership has not been suspended, revoked or terminated).

(iv)	The Fund becomes insolvent or bankrupt.

(v)

The Shareholders holding Shares representing at least 75% of the Net Asset Value (which excludes the Shares of the Managing Owner) vote to dissolve the Fund, notice of which is sent to the Managing Owner not less than 90 Business Days prior to the effective date of termination.

(vi)

The determination of the Managing Owner that the aggregate net assets of the Fund in relation to the operating expenses of the Fund make it unreasonable or imprudent to continue the business of the Fund.

(vii)	The Fund becoming required to be registered as an investment company under the Investment Company Act of 1940.

(viii)	DTC is unable or unwilling to continue to perform its functions, and a comparable replacement is unavailable.

The Master Fund will dissolve upon the happening of any of the following events:

(i)

The filing of a certificate of dissolution or revocation of the Managing Owner’s charter (and the expiration of 90 days after the date of notice to the Managing Owner of revocation without a reinstatement of its charter) or upon the withdrawal, removal, adjudication or admission of bankruptcy or insolvency of the Managing Owner (each of the foregoing events an “Event of Withdrawal”), unless (a) at the time there is at least one remaining Managing Owner and that remaining Managing Owner carries on the business of the Master Fund or (b) within 90 days of such Event of Withdrawal all the remaining shareholders agree in writing to continue the business of the Master Fund and to select, effective as of the date of such event, one or more successor Managing Owners. If the Master Fund is terminated as the result of an Event of Withdrawal and a failure of all remaining shareholders to continue the business of the Master Fund and to appoint a successor Managing Owner as provided in clause (i)(b) above, within 120 days of such Event of Withdrawal, the Fund (as Limited Owner of the Master Fund) may elect to continue the business of the Master Fund by forming a new statutory trust (the “Reconstituted Master Fund”) on the same terms and provisions as set forth in this Trust Agreement (whereupon the parties hereto shall execute and deliver any documents or instruments as may be necessary to reform the Master Fund). Any such election must also provide for the election of a Managing Owner to the Reconstituted Master Fund. If such an election is made, the Fund (as Limited Owner of the Master Fund) shall be bound thereby and continue as the Limited Owner of the Reconstituted Master Fund.

(ii)	The occurrence of any event which would make unlawful the continued existence of the Master Fund.

(iii)

In the event of the suspension, revocation or termination of the Managing Owner’s registration as a commodity pool operator or commodity trading advisor under the Commodity Exchange Act, as amended, or membership as a commodity pool operator or commodity trading advisor with the NFA, unless at the time there is at least one remaining Managing Owner whose registration or membership has not been suspended, revoked or terminated.

(iv)	The Master Fund becomes insolvent or bankrupt.

(v)

The Fund (as Limited Owner of the Master Fund) determines to dissolve the Master Fund, notice of which is sent to the Managing Owner not less than ninety (90) Business Days prior to the effective date of termination.

(vi)

The determination of the Managing Owner that the aggregate net assets of the Master Fund in relation to the operating expenses of the Master Fund make it unreasonable or imprudent to continue the business of the Master Fund, or, in the exercise of its reasonable discretion, the determination by the Managing Owner to dissolve the Master Fund because the aggregate Net Asset Value of the Master Fund as of the close of business on any Business Day declines below $5 million.

(vii)	The Master Fund is required to be registered as an investment company under the Investment Company Act of 1940.

THE SECURITIES DEPOSITORY; BOOK-ENTRY ONLY SYSTEM; GLOBAL SECURITY

The following summary briefly describes the securities depository for the Shares and the evidence of ownership for the Shares. Capitalized terms used in this section and not otherwise defined shall have the meanings assigned to them under the Trust Agreements.

DTC acts as securities depository for the Shares. DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of section 17A of the Exchange Act. DTC was created to hold securities of DTC Participants and to facilitate the clearance and settlement of transactions in such securities among the DTC Participants through electronic book-entry changes. This eliminates the need for physical movement of securities certificates. DTC Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC Participant, either directly or indirectly. DTC has agreed to administer its book-entry system in accordance with its rules and bylaws and the requirements of law.

Individual certificates will not be issued for the Shares. Instead, global certificates are signed by the Managing Owner on behalf of the Fund, registered in the name of Cede & Co., as nominee for DTC, and deposited with the Fund on behalf of DTC. The global certificates evidence all of the Shares outstanding at any time. The representations, undertakings and agreements made on the part of the Fund in the global certificates are made and intended for the purpose of binding only the Fund and not the Trustee or the Managing Owner individually.

Upon the settlement date of any creation, transfer or redemption of Shares, DTC credits or debits, on its book-entry registration and transfer system, the amount of the Shares so created, transferred or redeemed to the accounts of the appropriate DTC Participants. The Managing Owner and the Authorized Participants designate the accounts to be credited and charged in the case of creation or redemption of Shares.

Beneficial ownership of the Shares is limited to DTC Participants, Indirect Participants and persons holding interests through DTC Participants and Indirect Participants. Owners of beneficial interests in the Shares is shown on, and the transfer of ownership is effected only through, records maintained by DTC (with respect to DTC Participants), the records of DTC Participants (with respect to Indirect Participants) and the records of Indirect Participants (with respect to Shareholders that are not DTC Participants or Indirect Participants).

Shareholders are expected to receive from or through the DTC Participant maintaining the account through which the Shareholder has purchased their Shares a written confirmation relating to such purchase. Shareholders that are not DTC Participants may transfer the Shares through DTC by instructing the DTC Participant or Indirect Participant through which the Shareholders hold their Shares to transfer the Shares. Shareholders that are DTC Participants may transfer the Shares by instructing DTC in accordance with the rules of DTC. Transfers are made in accordance with standard securities industry practice.

DTC may decide to discontinue providing its service with respect to the Shares by giving notice to the Fund and the Managing Owner. Under such circumstances, the Managing Owner may find a replacement for DTC to perform its functions at a comparable cost or, if a replacement is unavailable, terminate the Fund.

The rights of the Shareholders generally must be exercised by DTC Participants acting on their behalf in accordance with the rules and procedures of DTC. Because the Shares can only be held in book-entry form through DTC and DTC Participants, investors must rely on DTC, DTC Participants and any other financial intermediary through which they hold the Shares to receive the benefits and exercise the rights described in this section. Investors should consult with their broker or financial institution to find out about procedures and requirements for securities held in book-entry form through DTC.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes the material U.S. federal (and certain state and local) income tax considerations associated with the purchase, ownership and disposition of Shares as of the date hereof by U.S. Shareholders (as defined below) and non-U.S. Shareholders (as defined below). This discussion is applicable to a Shareholder who purchases Shares in the offering to which this Prospectus relates, including a Shareholder who purchases Shares from an Authorized Participant. Except where noted otherwise, it deals only with Shares held as capital assets and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, insurance companies, persons holding Shares as a part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated transaction for federal income tax purposes, traders in securities or commodities that elect to use a mark-to -market method of accounting, or holders of Shares whose “functional currency” is not the U.S. dollar.

Furthermore, the discussion below is based upon the provisions of the Code, the Regulations promulgated thereunder (the “Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those described below.

A “U.S. Shareholder” of Shares means a beneficial owner of Shares that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the U.S.; (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the U.S. or any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of such trust or (2) has a valid election in effect under applicable Regulations to be treated as a U.S. person.

A “non-U.S. Shareholder” of Shares means a beneficial owner of Shares that is not a U.S. Shareholder.

Except where noted otherwise, all references below to the term “Fund” shall be deemed to include the Fund and the Master Fund.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Investors that are a partner of a partnership holding Shares are urged to consult their own tax adviser.

Investors that are considering the purchase of Shares are urged to consult their own tax adviser concerning the particular U.S. federal income tax consequences of the purchase, ownership and disposition of Shares, as well as any consequences arising under the laws of any other taxing jurisdiction.

Status of the Funds

A partnership is not a taxable entity and incurs no U.S. federal income tax liability. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception exists with respect to publicly traded partnerships of which 90% or more of the gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704(d) of the Code (“qualifying income exception”). Qualifying income includes dividends, interest, capital gains from the sale or other disposition of stocks and debt instruments and, in the case of a partnership (such as the Master Fund and the Fund) a principal activity of which is the buying and selling of commodities or futures contracts with respect to commodities, income and gains derived from commodities or futures contracts with respect to commodities. The Funds anticipate that at least 90% of their respective gross income for each taxable year will constitute qualifying income within the meaning of Section 7704(d) of the Code.

Under current law and assuming full compliance with the terms of the Trust Agreement (and other relevant documents) and based upon factual representations made by the Funds, in the opinion of Bryan Cave Leighton Paisner LLP, each Fund will each be classified as a partnership for U.S. federal income tax purposes. The factual representations upon which Bryan Cave Leighton Paisner LLP has relied are: (a) neither Fund has elected and neither Fund will elect to be treated as a corporation for U.S. federal income tax purposes; and (b) for each taxable year, more than 90% of the Fund’s and the Master Fund’s gross income will be qualifying income. Shareholders are treated as owning interests in a partnership whose only investment is an equity interest in the Master Fund. Because ownership of the Funds will be identical (except for the small equity interest of the Managing Owner in the Master Fund), the tax years of the two partnerships would always be the same and Shareholders in the Fund would look through to the assets and tax items of the Master Fund when determining their federal income tax liability for any particular tax year.

There can be no assurance that the IRS will not assert that the Fund and/or the Master Fund should be treated as a publicly traded partnership taxable as a corporation. No ruling has been or will be sought from the IRS, and the IRS has made no determination as to the status of the Funds for U.S. federal income tax purposes or whether the Fund’s or the Master Fund’s operations generate “qualifying income” under Section 7704(d) of the Code. Whether the Fund and/or the Master Fund will continue to meet the qualifying income exception is a matter that will be determined by the Fund’s and the Master Fund’s operations and the facts existing at the time of future determinations. However, the Fund’s and the Master Fund’s Managing Owner will use its best efforts to cause the operations of the Funds in such manner as is necessary for the Funds to continue to meet the qualifying income exception.

If the Master Fund failed to satisfy the qualifying income exception in any year, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, the Master Fund would be taxable as a corporation for federal income tax purposes and the Master Fund would pay federal income tax on its income at regular corporate rates. In that event, the Fund would be treated as a shareholder in a corporation and, accordingly, the Shareholders would not report their share of the Master Fund’s income or loss on their returns. In addition, distributions from the Master Fund to the Fund would be treated as dividends to the extent of the Master Fund’s current or accumulated earnings and profits. To the extent a distribution exceeded the Master Fund’s earnings and profits, the distribution would be treated as a return of capital to the extent of the Fund’s basis in its Master Fund Units, and thereafter as gain from the sale of the Master Fund Units. Accordingly, if the Master Fund were to be taxable as a corporation, it would likely have a material adverse effect on the economic return from an investment in the Fund and on the value of the Shares.

The discussion below is based on Bryan Cave Leighton Paisner LLP’s opinion that the Fund and the Master Fund will be classified as partnerships that are not subject to corporate income tax for U.S. federal income tax purposes.

U.S. Shareholders

Treatment of Fund Income

A partnership does not incur U.S. federal income tax liability. Instead, each partner of a partnership is required to take into account its share of items of income, gain, loss, deduction and other items of the partnership. Accordingly, each Shareholder will be required to include in income its allocable share of the Fund’s income, gain, loss, deduction and other items for the Fund’s taxable year ending with or within its taxable year. In computing a partner’s U.S. federal income tax liability, such items must be included, regardless of whether cash distributions are made by the partnership. Thus, Shareholders may be liable for tax on income generated by the Fund, without a corresponding current receipt of cash, if the Fund generates taxable income but does not make cash distributions during a taxable year. Because the Trustee currently does not intend to make distributions, it is likely that in any year the Fund realizes net income and/or gain a U.S. Shareholder may be required to pay taxes on its allocable share of such income or gain from sources other than Fund distributions. The Fund’s taxable year will end on December 31 unless otherwise required by law. The Fund will use the accrual method of accounting.

Shareholders will take into account their share of ordinary income realized by the Fund from accruals of interest on Treasury Bills (“T-Bills”) held in the Fund portfolio. The Fund may hold T-Bills with “original issue discount,” in which case Shareholders would be required to include accrued amounts in taxable income on a current basis even though the Fund does not receive any cash payments with receipt to the T-Bills until a subsequent year. The Fund may also acquire T-Bills with “market discount.” Upon disposition of such obligations, gain would generally be required to be treated as interest income to the extent of the market discount and Shareholders would be required to include as ordinary income their share of such market discount that accrued during the period the obligations were held by the Fund.

The Code generally applies a “mark-to-market” system of taxing unrealized gains and losses on, and otherwise provides for special rules of taxation with respect to, Section 1256 Contracts. A Section 1256 Contract includes certain regulated futures contracts. It is expected that the futures on the Index held by the Fund will constitute Section 1256 Contracts. Section 1256 Contracts held by the Fund at the end of a taxable year of the Fund will be treated for U.S. federal income tax purposes as if they were sold by the Fund at their fair market value on the last business day of the taxable year. The net gain or loss, if any, resulting from these deemed sales (known as “marking-to-market”), together with any gain or loss resulting from any actual sales of Section 1256 Contracts (or other termination of the Fund’s obligations under such contracts), must be taken into account by the Fund in computing its taxable income for the year. If a Section 1256 Contract held by the Fund at the end of a taxable year is sold in the following year, the amount of any gain or loss realized on the sale will be adjusted to reflect the gain or loss previously taken into account under the mark- to-market rules.

In addition, for taxable years beginning on or after January 1, 2013, individuals, estates and trusts will be subject to a Medicare tax of 3.8% on “net investment income” (or undistributed “net investment income”, in the case of estates and trusts) for each such taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in the Fund will be included in a Shareholder’s “net investment income” subject to this Medicare tax.

Capital gains and losses from Section 1256 Contracts generally are characterized as short-term capital gains or losses to the extent of 40% of the gains or losses and as long-term capital gains or losses to the extent of 60% of the gains or losses. Thus, Shareholders will generally take into account their pro rata share of the long-term capital gains and losses and short-term capital gains and losses from Section 1256 Contracts held by the Fund. If a noncorporate taxpayer incurs a net capital loss for a year, the portion of the loss, if any, which consists of a net loss on Section 1256 Contracts may, at the election of the taxpayer, be carried back three years. A loss carried back to a year by a noncorporate taxpayer may be deducted only to the extent (1) the loss does not exceed the net gain on Section 1256 Contracts for the year and (2) the allowance of the carry-back does not increase or produce a net operating loss for the year.

Allocation of the Fund’s Profits and Losses

For U.S. federal income tax purposes, a Shareholder’s distributive share of the Fund’s income, gain, loss, deduction and other items will be determined by the Fund’s Trust Agreement, unless an allocation under the agreement does not have “substantial economic effect,” in which case the allocations will be determined in accordance with the “partners’ interests in the partnership.” Subject to the discussion below under “Monthly Allocation and Revaluation Conventions” and “Section 754 Election,” the allocations pursuant to the Fund’s Trust Agreement should be considered to have substantial economic effect or deemed to be made in accordance with the partners’ interests in the partnership.

If the allocations provided by the Fund’s Trust Agreement were successfully challenged by the IRS, the amount of income or loss allocated to Shareholders for U.S. federal income tax purposes under the agreement could be increased or reduced or the character of the income or loss could be modified.

As described in more detail below, the U.S tax rules that apply to partnerships are complex and their application is not always clear. Additionally, the rules generally were not written for, and in some respects are difficult to apply to, publicly traded partnerships. The Fund will apply certain assumptions and conventions intended to comply with the intent of the rules and to report income, gain, deduction, loss and credit to Shareholders in a manner that reflects the economic gains and losses, but these assumptions and conventions may not comply with all aspects of the applicable Regulations. It is possible therefore that the IRS will successfully assert that assumptions made and/or conventions used do not satisfy the technical requirements of the Code or the Regulations and will require that tax items be adjusted or reallocated in a manner that could adversely impact the Shareholders.

Monthly Allocation and Revaluation Conventions

In general, the Fund’s taxable income and losses will be determined monthly and will be apportioned among the holders of Shares in proportion to the number of Shares treated as owned by each of them as of the close of the last trading day of the preceding month. By investing in Shares, a U.S. Holder agrees that, in the absence of an administrative determination or judicial ruling to the contrary, it will report income and loss under the monthly allocation and revaluation conventions described below.

Under the monthly allocation convention, whomever is treated for U.S. federal income tax purposes as holding Shares as of the close of the last trading day of the preceding month will be treated as continuing to hold the Shares until immediately before close of the last trading day of the following month. As a result, a holder who has disposed of Shares prior to the close of the last trading day of a month may be allocated income, gain, loss and deduction realized after the date of transfer.

The Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to the Fund’s monthly convention for allocating income and deductions. If this were to occur, the Fund’s allocation method might be deemed to violate that requirement.

In addition, for any month in which a creation or redemption of Shares takes place, the Fund generally will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Fund’s assets. This will result in the allocation of items of the Fund’s income, gain, loss, deduction and credit to existing holders of Shares to account for the difference between the tax basis and fair market value of property owned by the Fund at the time new Shares are issued or old Shares are redeemed (“reverse section 704(c) allocations”). The intended effect of these allocations is to allocate any built-in gain or loss in the Fund’s assets at the time of a creation or redemption of Shares to the investors that economically have earned such gain or loss.

As with the other allocations described above, the Fund generally will use a monthly convention for purposes of the reverse section 704(c) allocations. More specifically, the Fund generally will credit or debit, respectively, the “book” capital accounts of the holders of existing Shares with any unrealized gain or loss in the Fund’s assets based on a calculation utilizing the lowest trading price of the Fund’s assets during the month in which the creation or redemption transaction takes place, rather than the fair market value of its assets at the time of such creation or redemption (the “revaluation convention”). As a result, it is possible that, for U.S. federal income tax purposes, (i) a purchaser of newly issued Shares will be allocated some or all of the unrealized gain in the Fund’s assets at the time it acquires the Shares or (ii) an existing holder of Shares will not be allocated its entire share in the unrealized loss in the Fund’s assets at the time of such acquisition. Furthermore, the applicable Regulations generally require that the “book” capital accounts will be adjusted based on the fair market value of partnership property on the date of adjustment and do not explicitly allow the adoption of a monthly revaluation convention.

The Code and applicable Regulations generally require that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis, and that adjustments to “book” capital accounts be made based on the fair market value of partnership property on the date of adjustment. The Code and Regulations do not contemplate monthly allocation or revaluation conventions. If the IRS does not accept the Fund’s monthly allocation or revaluation convention, the IRS may contend that taxable income or losses of the Fund must be reallocated among the holders of Shares. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The Manager is authorized to revise the Fund’s allocation and revaluation methods in order to comply with applicable law or to allocate items of partnership income and deductions in a manner that reflects more accurately the Shareholders’ interests in the Fund.

Section 754 Election

The Fund has made the election permitted by Section 754 of the Code. Such an election is irrevocable without the consent of the IRS. Such election generally has the effect of requiring a purchaser of Shares to adjust its proportionate share of the basis in the Fund’s assets, or the inside basis, pursuant to Section 743(b) of the Code to fair market value (as reflected in the purchase price for the purchaser’s Shares), as if it had acquired a direct interest in the Fund’s assets. The Section 743(b) adjustment is attributed solely to a purchaser of Shares and is not added to the bases of the Fund’s assets associated with all of the other Shareholders. Depending on the relationship between a holder’s purchase price for Shares and its unadjusted share of the Fund’s inside basis at the time of the purchase, the Section 754 election may be either advantageous or disadvantageous to the holder as compared to the amount of gain or loss a holder would be allocated absent the Section 754 election.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. Therefore the Fund applies certain conventions in determining and allocating the Section 743 basis adjustments to help reduce the complexity of those calculations and the resulting administrative costs to the Fund. It is possible that the IRS will successfully assert that some or all of such conventions utilized by the Fund do not satisfy the technical requirements of the Code or the Regulations and, thus, will require different basis adjustments to be made.

In order to make the basis adjustments required by Section 754, the Fund is required to obtain information regarding each holder’s secondary market transactions in Shares as well as creations and redemptions of Shares. The Fund will seek such information from the record holders of Shares, and, by purchasing Shares, each beneficial owner of Shares will be deemed to have consented to the provision of such information by the record owner of such beneficial owner’s Shares. Notwithstanding the foregoing, however, there can be no guarantee that the Fund will be able to obtain such information from record owners or other sources, or that the basis adjustments that the Fund makes based on the information it is able to obtain will be effective in eliminating disparity between a holder’s outside basis in its Shares and its share of inside basis. In addition, the Fund is generally required to adjust its tax basis in its assets in respect of all Shareholders in cases of Fund distributions that result in a “substantial basis reduction” (i.e., in excess of $250,000) in respect of the Fund’s property. The Fund also is required to adjust its tax basis in its assets in respect of a transferee Shareholder in the case of a sale or exchange of Shares, or a transfer upon death, when there exists a “substantial built-in loss” (i.e., in excess of $250,000) in respect of Fund property immediately after the transfer. For this reason, the Fund will require (i) a Shareholder who receives a distribution from the Fund in connection with a complete withdrawal, (ii) a transferee of Shares (including a transferee in case of death) and (iii) any other Shareholder in appropriate circumstances to provide the Fund with information regarding its adjusted tax basis in its Shares. Finally, the “built-in loss” rules have been extended, as a result of modifications to the Code made by the Tax Act, to require a basis reduction in the case where a transferee Shareholder would be allocated a loss of more than $250,000 in the event of a “hypothetical” liquidation of all of the Fund’s assets for cash equal to their fair market values immediately after the time of such transfer. In that case, the Fund would be required to make a special adjustment (i.e., reduction) in the basis of the assets that would generate the built-in loss that would be allocable to such transferee Shareholder.

Constructive Termination

Modifications by the Tax Act eliminated the “constructive termination” from the partnership provisions of the Code and a sale or exchange of 50 percent or more of the total Shares within a 12-month period no longer will result in a termination of the Fund or result in a closing of the Fund’s taxable year. Thus the Fund will only be considered terminated in the event that no part of any business, financial operation, or venture continues to be carried on by the Fund or any of its Shareholders.

Treatment of Distributions

Non-liquidating distributions of cash by a partnership are generally not taxable to the distributee to the extent the amount of cash does not exceed the distributee’s tax basis in its partnership interest. Thus, any cash distributions made by the Fund will be taxable to a Shareholder only to the extent such distributions exceed the Shareholder’s tax basis in the partnership interests it is treated as owning. Any cash distributions in excess of a Shareholder’s tax basis generally will be considered to be gain from the sale or exchange of the Shares (see “— Disposition of Shares” below).

Creation and Redemption of Share Baskets

Shareholders, other than Authorized Participants (or holders for which an Authorized Participant is acting), generally will not recognize gain or loss as a result of an Authorized Participant’s creation or redemption of a Basket of Shares. If the Fund disposes of assets in connection with the redemption of a Basket of Shares, however, the disposition may give rise to gain or loss that will be allocated in part to the Shareholders. An Authorized Participant’s creation or redemption of a Basket of Shares also may affect a Shareholder’s share of the Fund’s tax basis in its assets, which could affect the amount of gain or loss allocated to the Shareholder on the a sale or disposition of portfolio assets by the Fund.

Tax Basis of Shares

A Shareholder’s tax basis in its Shares is important in determining (1) the amount of taxable gain it will realize on the sale or other disposition of its Shares, (2) the amount of non-taxable distributions that it may receive from the Fund and (3) its ability to utilize its distributive share of any losses of the Fund on its tax return. A Shareholder’s initial tax basis of its Shares will equal its cost for the Shares plus its share of the Fund’s liabilities (if any) at the time of purchase. In general, a Shareholder’s “share” of those liabilities will equal the sum of (i) the entire amount of any otherwise nonrecourse liability of the Fund as to which the Shareholder or an affiliate is the creditor (a “partner nonrecourse liability”) and (ii) a pro rata share of any nonrecourse liabilities of the Fund that are not partner nonrecourse liabilities as to any Shareholder.

A Shareholder’s tax basis in its Shares generally will be (1) increased by (a) its allocable share of the Fund’s taxable income and gain, (b) its share of the Fund’s income, if any, that is exempt from tax, (c) any increase in its share of the Fund’s liabilities, and (d) any additional contributions by the Shareholder to the Fund and (2) decreased (but not below zero) by (a) its allocable share of the Fund’s tax deductions and losses, (b) its allocable share of the Fund’s expenditures that are neither deductible nor properly chargeable to its capital account, (c) any distributions by the Fund to the Shareholder, and (d) any decrease in its share of the Fund’s liabilities. Pursuant to certain IRS rulings, a Shareholder will be required to maintain a single, “unified” basis in all Shares that it owns. As a result, when a Shareholder that acquired its Shares at different prices sells less than all of its Shares, such Shareholder will not be entitled to specify particular Shares (e.g., those with a higher basis) as having been sold. Rather, it must determine its gain or loss on the sale by using an “equitable apportionment” method to allocate a portion of its unified basis in its Shares to the Shares sold.

Disposition of Shares

A U.S. Shareholder will recognize capital gain or loss on the sale of its Shares. The U.S. Shareholder will generally be required to recognize gain or loss measured by the difference between the amount realized on the sale and the U.S. Shareholder’s adjusted tax basis in its Shares. The amount realized will include the U.S. Shareholder’s share of the Fund’s liabilities, as well as any proceeds from the sale. The gain or loss recognized will generally be taxable as capital gain or loss. Capital gain of non-corporate U.S. Shareholders is eligible to be taxed at reduced rates where the Shares sold are considered held for more than one year. Capital gain of corporate U.S. Shareholders is taxed at the same rate as ordinary income. Any capital loss recognized by a U.S. Shareholder on a sale of Shares will generally be deductible only against capital gains, except that a non-corporate U.S. Shareholder may also offset up to $3,000 per year of ordinary income.

A Shareholder whose Shares are loaned to a “short seller” to cover a short sale of Shares may be considered as having disposed of those Shares. If so, such Shareholder would no longer be a beneficial owner of those Shares during the period of the loan and may recognize gain or loss from the disposition. As a result, during the period of the loan, (1) any of Fund’s income, gain, loss, deduction or other items with respect to those Shares would not be reported by the Shareholder, and (2) any cash distributions received by the Shareholder as to those Shares could be fully taxable, likely as ordinary income. Accordingly, Shareholders who desire to avoid the risk of income recognition from a loan of their Shares to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their Shares.

Limitations on Deductibility of Losses and Certain Expenses

A number of different provisions of the Code may defer or disallow the deduction of losses or expenses allocated to a Shareholder by the Fund, including but not limited to those described below.

A Shareholder’s deduction of its allocable share of any loss of the Fund will be limited to the lesser of (1) the tax basis in its Shares or (2) in the case of a Shareholder that is an individual or a closely held corporation, the amount which the Shareholder is considered to have “at risk” with respect to the Fund’s activities. In general, the amount at risk will be a Shareholder’s invested capital plus such Shareholder’s share of any recourse debt of the Fund for which it is liable. Losses in excess of the amount at risk must be deferred until years in which the Fund generates additional taxable income against which to offset such carryover losses or until additional capital is placed at risk.

Noncorporate taxpayers are permitted to deduct capital losses only to the extent of their capital gains for the taxable year plus $3,000 of other income. Unused capital losses can be carried forward and used to offset capital gains in future years. In addition, a noncorporate taxpayer may elect to carry back net losses on section 1256 contracts to each of the three preceding years and use them to offset section 1256 contract losses in those years, subject to certain limitations. Corporate taxpayers generally may deduct capital losses only to the extent of capital gains, subject to special carryback and carryforward rules.

Otherwise deductible expenses incurred by noncorporate taxpayers constituting “miscellaneous itemized deductions,” generally including investment-related expenses (other than interest and certain other specified expenses), are deductible only to the extent they exceed 2 percent of the taxpayer’s adjusted gross income for the year. The modification made by the Tax Act, however, created a moratorium on the deduction for miscellaneous itemized deductions. No deduction may be claimed for any miscellaneous itemized deduction incurred in a taxable year beginning after December 31, 2017, and before January 1, 2026. In addition, for taxable years beginning during or after 2013, the Code imposes additional limitations on the amount of certain itemized deductions allowable to individuals, by reducing the otherwise allowable portion of such deductions by an amount equal to the lesser of: (a) 3% of the individual’s adjusted gross income in excess of certain threshold amounts; or (b) 80% of the amount of certain itemized deductions otherwise allowable for the taxable year. In addition, these expenses are also not deductible in determining the alternative minimum tax liability of a U.S.

Shareholder. The Fund will report such expenses on a pro rata basis to the Shareholders, and each U.S. Shareholder will determine separately to what extent they are deductible on such U.S. Shareholder’s tax return. A U.S. Shareholder’s inability to deduct all or a portion of such expenses could result in an amount of taxable income to such U.S. Shareholder with respect to the Fund that exceeds the amount of cash actually distributed to such U.S. Shareholder for the year. It is anticipated that the management fees and other expenses the Fund will incur will constitute investment-related expenses subject to the miscellaneous itemized deduction limitation, rather than expenses incurred in connection with a trade or business.

Noncorporate Shareholders generally may deduct “investment interest expense” only to the extent of their “net investment income.” Investment interest expense of a Shareholder will generally include any interest accrued by the Fund and any interest paid or accrued on direct borrowings by a Shareholder to purchase or carry its Shares, such as interest with respect to a margin account. Net investment income generally includes gross income from property held for investment (including “portfolio income” under the passive loss rules but not, absent an election, long-term capital gains or certain qualifying dividend income) less deductible expenses other than interest directly connected with the production of investment income.

Under Section 709(b) of the Code, amounts paid or incurred to organize a partnership may, at the election of the partnership, be treated as deferred expenses, which are allowed as a deduction ratably over a period of not less than 180 months. Neither Fund has determined whether it will make such an election. A U.S. Shareholder’s distributive share of such organizational expenses would constitute miscellaneous itemized deductions. Expenditures in connection with the issuance and marketing of Shares (so called “syndication fees”) are not eligible for the 180-month amortization provision and are not deductible.

To the extent that a Shareholder is allocated losses or expenses of the Funds that must be deferred or disallowed as a result of these or other limitations in the Code, a Shareholder may be taxed on income in excess of its economic income or distributions (if any) on its Shares. As one example, a Shareholder could be allocated and required to pay tax on its share of interest income accrued by the Fund for a particular taxable year, and in the same year allocated a share of a capital loss that it cannot deduct currently because it has insufficient capital gains against which to offset the loss. As another example, a Shareholder could be allocated and required to pay tax on its share of interest income and capital gain for a year, but be unable to deduct some or all of its share of management fees and/or margin account interest incurred by it with respect to its Shares. Shareholders are urged to consult their own professional tax advisors regarding the effect of limitations under the Code on their ability to deduct their allocable share of the Funds’ losses and expenses.

Passive Activity Income and Loss

Individuals are subject to certain “passive activity loss” rules under Section 469 of the Code. Under these rules, losses from a passive activity generally may not be used to offset income derived from any source other than passive activities. Losses that cannot be currently used under this rule may generally be carried forward. Upon an individual’s disposition of an interest in the passive activity, the individual’s unused passive losses may generally be used to offset other (i.e., non-passive) income. Under temporary Regulations, income or loss from the Fund’s investments generally will not constitute income or losses from a passive activity. Therefore, income or loss from the Fund’s investments will not be available to offset a U.S. Shareholder’s passive losses or passive income from other sources.

Transferor/Transferee Allocations

In general, the Fund’s taxable income and losses will be determined monthly and will be apportioned among the Fund’s Shareholders in proportion to the number of Shares owned by each of them as of the close of the last trading day of the preceding month. With respect to any Share that was not outstanding as of the close of the last trading day of the preceding month, the first person that is treated as holding such Share (other than an underwriter or other person holding in a similar capacity) for U.S. federal income tax purposes will be treated as holding such Share for this purpose as of the close of the last trading day of the preceding month. As a result, a Shareholder transferring its Shares may be allocated income, gain, loss and deduction realized after the date of transfer.

Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. It is possible that transfers of Shares could be considered to occur for U.S. federal income tax purposes when the transfer is completed without regard to the Fund’s convention for allocating income and deductions. In that event, the Fund’s allocation method might be considered a monthly convention that does not literally comply with that requirement.

If the IRS treats transfers of Shares as occurring throughout each month and a monthly convention is not allowed by the Regulations (or only applies to transfers of less than all of a Shareholder’s Shares) or if the IRS otherwise does not accept the Fund’s convention, the IRS may contend that taxable income or losses of the Fund must be reallocated among the Shareholders. If such a contention were sustained, the Shareholders’ respective tax liabilities would be adjusted to the possible detriment of certain Shareholders. The Fund’s Managing Owner is authorized to revise the Fund’s methods of allocation between transferors and transferees (as well as among Shareholders whose interests otherwise vary during a taxable period).

Tax Reporting by the Fund

Information returns will be filed with the IRS, as required, with respect to income, gain, loss, deduction and other items derived from the Fund’s Shares. The Fund will file partnership returns with the IRS and the Fund will issue a Schedule K-1 to each of the Shareholders. For investors that hold Shares through a nominee (such as a broker), the Funds anticipate that the nominee will provide such investors with an IRS Form 1099 or substantially similar form, which will be supplemented by additional tax information that the Funds will make available directly to such investors at a later date, but in time for such investors to prepare their federal income tax return. Each holder of Shares hereby agrees to allow brokers and nominees to report to the Fund its name and address and such other information as may be reasonably requested by the Fund for purposes of complying with its tax reporting obligations.

Audits and Adjustments to Tax Liability

Any challenge by the IRS to the tax treatment by a partnership of any item must be conducted at the partnership, rather than at the partner, level. The Code provides for one partner to be designated as the “tax matters partner” (or in the case of tax years after 2017, see below, a “partnership representative”) as the person to represent the partnership in the conduct of such a challenge or audit by the IRS. Pursuant to the Fund’s Trust Agreement, the Managing Owner will be appointed the “tax matters partner” (or in the case of tax years after 2017, a “partnership representative”) of the Fund.

A U.S. federal income tax audit of the Fund’s information returns may result in an audit of the returns of the U.S. Shareholders, which, in turn, could result in adjustments of items of a Shareholder that are unrelated to the Fund as well as to the Fund related items. In particular, there can be no assurance that the IRS, upon an audit of an information return of the Fund or of an income tax return of a U.S. Shareholder, might not take a position that differs from the treatment thereof by the Fund. A U.S. Shareholder would be liable for interest on any deficiencies that resulted from any adjustments. Potential U.S. Shareholders should also recognize that they might be forced to incur substantial legal and accounting costs in resisting any challenge by the IRS to items in their individual returns, even if the challenge by the IRS should prove unsuccessful.

The Code was amended to provide new procedures and rules that apply in the case of an audit of a partnership for taxable years beginning after December 31, 2017. These procedures and rules generally provide that assessment and collection of additional income taxes will be made at the partnership level (i.e., Fund and Master Fund levels) rather than the partner level (i.e., Shareholder level). As a result, the cost of such additional income tax assessment will be borne by the individuals and entities that own Shares of the Fund at the time of such assessment, which may be different persons, or persons with different ownership percentages, than the person owning Shares in the Fund for the tax year at issue. The new procedures provide that, under Regulations issued by the Secretary of the Treasury, an election out of the foregoing treatment is permitted to be made for certain partnerships, which will allow the assessment and collection of any additional income taxes (and penalties and interest) resulting from adjustments to income, gain, losses, deductions, credits, or other tax items of the Fund to remain at the partner level so long as the partnership provides in general proper notice of the assessment to the partner and the IRS, and otherwise complies with the election and other opt-out requirements in the Regulations. Or, even if an election is made, it could be determined, for example, by the IRS that the election is invalid due to errors as to the information required provided by the Fund to the IRS in connection with such election, which information cannot be timely corrected, or for some other failure to comply with the Regulations. Finally, in the event that such election is not or cannot be made, the “partnership representative” for the Fund will be permitted to provide to the IRS information as to the particular tax status of any such Partner in an effort to mitigate the amount of any partnership-level tax assessment resulting from an audit of the Fund. The amount and nature of trading in Shares may make it impractical or impossible for the Fund to comply with the partner notice requirements subsequently set forth in any Regulations, limiting the Fund’s ability to make such an election. These same factors also could limit the Fund’s ability provide information regarding an owner of Shares tax status, which could limit the Fund’s ability to fully mitigate any partnership-level tax assessment resulting from an audit of the Fund. As a result, current Shareholders may bear some or all of the tax liability resulting from such audit adjustment, even if such Shareholders did not own Shares during the tax year under audit.

Foreign Tax Credits

Subject to generally applicable limitations, U.S. Shareholders will be able to claim foreign tax credits with respect to certain foreign income taxes paid or incurred by the Fund, withheld on payments made to the Fund or paid by the Fund on behalf of Fund Shareholders. If a Shareholder elects to claim foreign tax credit, it must include in its gross income, for U.S. federal income tax purposes, both its share of the Fund’s items of income and gain and also its share of the amount which is deemed to be the Shareholder’s portion of foreign income taxes paid with respect to, or withheld from, dividends, interest or other income derived by the Fund. U.S. Shareholders may then subtract from their U.S. federal income tax the amount of such taxes withheld, or else treat such foreign taxes as deductions from gross income; however, as in the case of investors receiving income directly from foreign sources, the above described tax credit or deduction is subject to certain limitations. Even if the Shareholder is unable to claim a credit, he or she must include all amounts described above in income. U.S. Shareholders are urged to consult their tax advisers regarding this election and its consequences to them.

Tax Shelter Disclosure Rules

In certain circumstances the Code and Regulations require that the IRS be notified of taxable transactions through a disclosure statement attached to a taxpayer’s U.S. federal income tax return. In addition, certain “material advisers” must maintain a list of persons participating in such transactions and furnish the list to the IRS upon written request. These disclosure rules may apply to transactions irrespective of whether they are structured to achieve particular tax benefits. They could require disclosure by the Fund or Shareholders (1) if a Shareholder incurs a loss in excess a specified threshold from a sale or redemption of its Shares, (2) if the Fund engages in transactions producing differences between its taxable income and its income for financial reporting purposes, or (3) possibly in other circumstances. While these rules generally do not require disclosure of a loss recognized on the disposition of an asset in which the taxpayer has a “qualifying basis” (generally a basis equal to the amount of cash paid by the taxpayer for such asset), they apply to a loss recognized with respect to interests in a pass through entity, such as the Shares, even if the taxpayer’s basis in such interests is equal to the amount of cash it paid. In addition, significant penalties may be imposed in connection with a failure to comply with these reporting requirements. U.S. Shareholders are urged to consult their tax advisers regarding the tax shelter disclosure rules and their possible application to them.

Non-U.S. Shareholders

A non-U.S. Shareholder will not be subject to U.S. federal income tax on such Shareholder’s distributive share of the Fund’s income, provided that such income is not considered to be income of the Shareholder that is effectively connected with the conduct of a trade or business within the United States. In the case of an individual non-U.S. Shareholder, such Shareholder will be subject to U.S. federal income tax on gains on the sale of Shares in the Fund’s or such Shareholder’s distributive share of gains if such Shareholder is present in the U.S. for 183 days or more during a taxable year and certain other conditions are met.

If the income from the Fund is “effectively connected” with a U.S. trade or business carried on by a non-U.S. Shareholder (and, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), then such Shareholder’s share of any income and any gains realized upon the sale or exchange of Shares will be subject to U.S. federal income tax at the graduated rates applicable to U.S. citizens and residents and domestic corporations. Non-U.S. Shareholders that are corporations may also be subject to a 30% U.S. branch profits tax (or lower treaty rate, if applicable) on their effectively connected earnings and profits that are not timely reinvested in a U.S. trade or business. The Fund will be required to withhold and/or pay over to the IRS income taxes with respect to a non-U.S. Shareholder’s share of effectively connected income. If the income from the Fund is not “effectively connected” with a U.S. trade or business, the Fund still may be required to withhold and/or pay to the IRS taxes with respect to certain items of the Fund’s income attributable to the Shares owned by a non-U.S. Shareholder for U.S. federal income tax purposes.

Non-U.S. Shareholders that are individuals will be subject to U.S. federal estate tax on the value of U.S. situs property owned at the time of their death (unless a statutory exemption or tax treaty exemption applies). It is unclear whether partnership interests (such as the interests of the Fund) will be considered U.S. situs property. Accordingly, non-U.S. Shareholders may be subject to U.S. federal estate tax on all or part of the value of the Shares owned at the time of their death.

Non-U.S. Shareholders are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Shares.

Regulated Investment Companies

Under the Code, RICs may invest up to 25% of their assets in “qualified publicly traded partnerships,” or qualified PTPs, and may treat net income derived from such investments as qualifying income under the income source test applicable to entities seeking to qualify for the special tax treatment available to RICs under the Code. In addition, under these rules, interests in a qualified PTP are treated as issued by such PTP and a RIC is not required to look through to the underlying partnership assets when testing compliance with the asset diversification tests applicable to RICs under the Code. Based on prior performance of the Index, the Fund anticipates that it is likely to be a qualified PTP for most tax years. Consequently, RIC investors generally should be able to treat their respective shares of the Fund’s net income as qualifying income and to apply the asset diversification test to Shares for purposes of these rules. However, qualification of the Fund as a qualified PTP depends on performance of the Fund for the particular tax year and there is no assurance that it will qualify in a given year or that future performance of the Index will conform to prior experience. Additionally, there is, to date, no regulatory guidance on the application of these rules, and it is possible that future guidance may adversely affect qualification of the Fund as a qualified PTP. In a revenue ruling released on December 16, 2005, the IRS has clarified that derivative contracts owned by a RIC that provide for a total-return exposure on a commodity index will not produce qualifying income for purposes of the RIC qualification rules. The IRS, in a subsequent ruling, stated that the ruling will apply prospectively, beginning October 1, 2006, to allow RICs an opportunity to adapt to the new position. The IRS interpretation set forth in such ruling, however, does not adversely affect the Fund’s ability to be treated as a qualified PTP for purposes of applying the RIC qualification rules. RIC investors are urged to monitor their investment in Fund and consult with a tax advisor concerning the impact of such an investment on their compliance with the income source and asset diversification requirements applicable to RICs.

Tax-Exempt Organizations

Subject to numerous exceptions, qualified retirement plans and individual retirement accounts, charitable organizations and certain other organizations that otherwise are exempt from federal income tax (collectively “exempt organizations”) nonetheless are subject to the tax on its “unrelated business taxable income,” or UBTI, to the extent that generally its gross income from all UBTI sources exceeds $1,000 in any taxable year. Except as noted below with respect to certain categories of exempt income, UBTI generally includes income or gain derived (either directly or through a partnership) from a trade or business, the conduct of which is substantially unrelated to the exercise or performance of the exempt organization’s exempt purpose or function.

UBTI generally does not include passive investment income, such as dividends, interest and capital gains, whether realized by the exempt organization directly or indirectly through a partnership (such as the Fund) in which it is a partner. This type of income is exempt, subject to the discussion of “unrelated debt-financed income” below, even if it is realized from securities trading activity that constitutes a trade or business.

UBTI includes not only trade or business income or gain as described above, but also “unrelated debt- financed income.” This latter type of income generally consists of (1) income derived by an exempt organization (directly or through a partnership) from income producing property with respect to which there is “acquisition indebtedness” at any time during the taxable year and (2) gains derived by an exempt organization (directly or through a partnership) from the disposition of property with respect to which there is acquisition indebtedness at any time during the twelve-month period ending with the date of the disposition.

To the extent the Fund recognizes gain from property with respect to which there is “acquisition indebtedness,” the portion of the gain that will be treated as UBTI will be equal to the amount of the gain times a fraction, the numerator of which is the highest amount of the “acquisition indebtedness” with respect to the property during the twelve month period ending with the date of their disposition, and the denominator of which is the “average amount of the adjusted basis” of the property during the period such property is held by the Fund during the taxable year. In determining the unrelated debt-financed income of the Fund, an allocable portion of deductions directly connected with the Fund’s debt financed property will be taken into account. In making such a determination, for instance, a portion of losses from debt financed securities (determined in the manner described above for evaluating the portion of any gain that would be treated as UBTI) would offset gains treated as UBTI.

The federal tax rate applicable to an exempt organization Shareholder on its UBTI generally will be either the corporate or trust tax rate, depending upon the Shareholder’s form of organization. However, while it is not expected that an investment in the Fund will generate UBTI for a tax-exempt entity, if the Shareholder is a charitable remainder trust and the Fund generates UBTI, an excise tax would be imposed on the trust in an amount equal to one hundred percent (100%) of such UBTI. The Fund may report to each such Shareholder information as to the portion, if any, of the Shareholder’s income and gains from the Fund for any year that will be treated as UBTI; the calculation of that amount is complex, and there can be no assurance that the Fund’s calculation of UBTI will be accepted by the IRS. An exempt organization Shareholder will be required to make payments of estimated federal income tax with respect to its UBTI.

Backup Withholding

The Fund is required in certain circumstances to backup withhold on certain payments paid to noncorporate Shareholders of Fund Shares who do not furnish the Fund with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to an investor may be refunded or credited against its U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

Other Tax Considerations

In addition to federal income taxes, Shareholders may be subject to other taxes, such as state and local income taxes, unincorporated business taxes, business franchise taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which the Fund does business or owns property or where the Shareholders reside. Although an analysis of those various taxes is not presented here, each prospective Shareholder should consider their potential impact on its investment in the Fund. It is each Shareholder’s responsibility to file the appropriate U.S. federal, state, local, and foreign tax returns. Bryan Cave Leighton Paisner LLP has not provided an opinion concerning any aspects of state, local or foreign tax or U.S. federal tax other than those U.S. federal income tax issues discussed herein.

Shareholders should be aware that certain aspects of the U.S. federal, state and local income tax treatment regarding the purchase, ownership and disposition of Shares are not clear under existing law. Thus, Shareholders are urged to consult their own tax advisers to determine the tax consequences of ownership of the Shares in their particular circumstances, including the application of U.S. federal, state, local and foreign tax laws.

Prospective investors are urged to consult their tax advisers before deciding whether to invest in the Shares.

ERISA CONSIDERATIONS

The United States Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to ERISA, including entities such as collective investment funds and separate accounts whose underlying assets include the assets of such plans (collectively, “ERISA Plans”) and on those persons who are fiduciaries with respect to ERISA Plans. Investments by ERISA Plans are subject to ERISA’s general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that an ERISA Plan’s investments be made in accordance with the documents governing the plan. The prudence of a particular investment must be determined by the responsible fiduciary of an ERISA Plan by taking into account the ERISA Plan’s particular circumstances, including the ERISA Plan’s existing investment portfolio, and all of the facts and circumstances of the investment including, but not limited to, the matters discussed above under “Risk Factors.”

Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of an ERISA Plan (as well as those plans that are not subject to ERISA but which are subject to Section 4975 of the Code, such as individual retirement accounts (together with ERISA Plans, “Plans”)) and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code, and the transaction might have to be rescinded.

The U.S. Department of Labor has promulgated a regulation, 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) (the “Plan Asset Regulation”), describing what constitutes the assets of a Plan with respect to the Plan’s investment in an entity for purposes of certain provisions of ERISA, including the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and the related prohibited transaction provisions under Section 4975 of the Code. Under the Plan Asset Regulation, if a Plan invests in an “equity interest” of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan’s assets include both the equity interest and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company,” which includes for purposes of the Plan Asset Regulation a “venture capital operating company,” or that equity participation in the entity by “Benefit Plan Investors” (as defined below) is not “significant.”

The “publicly offered security” exception applies if an equity interest is a security that is (a) “freely transferable”; (b) part of a class of securities that is “widely held” (owned by 100 or more investors independent of the issuer and of one another); and (c) either (i) part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or (ii) sold to a Plan as part of a public offering pursuant to an effective registration statement under the Securities Act and the class of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issue in which the offering of such security occurred.

Under the Plan Asset Regulation, equity participation in an entity by Benefit Plan Investors (as defined below) is “significant” on any date if, immediately after the most recent acquisition of any equity interest in the entity, 25% or more of the value of any class of equity interests in the entity is held by Benefit Plan Investors. The term “Benefit Plan Investor” is defined in the Plan Asset Regulation as: (a) any employee benefit plan (as defined in Section 3(3) of ERISA), which is subject to part 4 of subtitle B of Title I of ERISA; (b) any plan subject to Code Section 4975; and (c) any entity whose underlying assets include plan assets by reason of the investment in the entity by such employee benefit plan and/or plan. For purposes of this determination, (i) the value of equity interests held by a person (other than a Benefit Plan Investor) that has discretionary authority or control with respect to the assets of the entity or that provides investment advice for a fee (direct or indirect) with respect to such assets (or any affiliate of any such person) is disregarded, and (ii) only that portion of the equity interests of an entity described in clause (c) of the preceding sentence investing in another entity that is investing in employee benefit plans or other plans described in clauses (a) or (b) of the preceding sentence is included in the testing of such other entity.

The Shares should be considered to be “equity interests” in the Fund for purposes of the Plan Asset Regulation and the Master Fund Units should be considered to be “equity interests” in the Master Fund for purposes of the Plan Asset Regulation. The Shares should constitute “publicly offered securities” of the Fund for purposes of the Plan Asset Regulation. In addition, investment in the Master Fund by Benefit Plan Investors should not be “significant” for purposes of the Plan Asset Regulation. Therefore, the assets of the Funds should not be deemed to constitute the assets of any Plan.

If the assets of the Fund were deemed to constitute the assets of a Plan, the fiduciary making an investment in the Fund on behalf of an ERISA Plan could be deemed to have improperly delegated its asset management responsibility, the assets of the Funds could be subject to ERISA’s reporting and disclosure requirements, and transactions involving the assets of the Funds would be subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction rules of Section 4975 of the Code.

Each Plan fiduciary who is responsible for making the investment decisions whether to invest in the Shares should determine whether, under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in the Shares is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio. Any Plan proposing to invest in Shares should consult with its counsel to confirm that such investment will not result in a prohibited transaction and will satisfy the other requirements of ERISA and the Code.

The sale of any Shares to a Benefit Plan Investor is in no respect a representation by the Trustee, the Managing Owner or any of their affiliates that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

Regardless of whether the assets of the Partnership are deemed to be “plan assets,” the acquisition of Shares by a Plan could, depending upon the facts and circumstances of such acquisition, be a prohibited transaction, for example, if Managing Owner or any of its affiliates were a party in interest or disqualified person with respect to the Plan. However, such a prohibited transaction may be treated as exempt under ERISA and the Code if the Shares were acquired pursuant to and in accordance with one or more “class exemptions” issued by the U.S. Department of Labor, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (a class exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 90-1 (a class exemption for certain transactions involving an insurance company pooled separate account), PTCE 91-38 (a class exemption for certain transactions involving a bank collective investment fund), PTCE 95-60 (a class exemption for certain transactions involving an insurance company general account), and PTCE 96-23 (a class exemption for certain transactions determined by an in-house asset manager).

Any insurance company proposing to invest assets of its general account in the Shares should also consider the extent to which such investment would be subject to the requirements of ERISA in light of the U.S. Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including Section 401(c) of ERISA and the regulations thereunder published by the U.S. Department of Labor in January, 2000.

The Fund will require a fiduciary of an ERISA Plan that proposes to acquire Shares to represent that it has been informed of and understands the Fund’s and the Master Fund’s investment objectives, policies, strategies and limitations, that the decision to acquire the Shares was made in accordance with its fiduciary responsibilities under ERISA and that neither the Trustee, the Managing Owner nor any of their affiliates has provided investment advice with respect to such decision. The Fund will also require any investor that is, or is acting on behalf of, a Plan to represent and warrant that its acquisition and holding of Shares will not result in a nonexempt prohibited transaction under ERISA and/or Section 4975 of the Code.

Governmental plans and certain church plans, while not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to state or other federal laws that are substantially similar to the foregoing provisions of ERISA and the Code. The Fund will require similar representations and warranties with respect to the purchase of Shares by any such plan. Fiduciaries of such plans should consult with their counsel before purchasing Shares.

The discussion of ERISA and Section 4975 of the Code contained in this Prospectus is, of necessity, general and does not purport to be complete. Moreover, the provisions of ERISA and Section 4975 of the Code are subject to extensive and continuing administrative and judicial interpretation and review. Therefore, the matters discussed above may be affected by future regulations, rulings and court decisions, some of which may have retroactive application and effect.

ANY POTENTIAL INVESTOR CONSIDERING AN INVESTMENT IN SHARES THAT IS, OR IS ACTING ON BEHALF OF, A PLAN (OR A GOVERNMENTAL PLAN SUBJECT TO LAWS SIMILAR TO ERISA AND/OR SECTION 4975 OF THE CODE) IS STRONGLY URGED TO CONSULT ITS OWN LEGAL, TAX AND ERISA ADVISORS REGARDING THE CONSEQUENCES OF SUCH AN INVESTMENT AND THE ABILITY TO MAKE THE REPRESENTATIONS DESCRIBED ABOVE.

PLAN OF DISTRIBUTION

General

The Fund offers Shares in Baskets to Authorized Participants on a continuous basis through the Distributor. See “Creation and Redemption of Shares.” Pursuant to a distribution services agreement with the Fund, the Managing Owner will pay to the Distributor a fee based on the average annual Net Asset Value per annum, plus the reasonable out-of-pocket expenses incurred and advances made by the Distributor with respect to its performance of distribution services to the Fund. Registered personnel of the Distributor will be compensated out of proceeds of such fee. The Funds are not responsible for the payment of any amounts to the Distributor. For a description of the services provided by the Distributor, see “The Distributor.”

The offering of the Shares is a best efforts offering. The Fund will not issue fractions of a Basket. The Shares are traded on the NYSE Arca under the symbol “GCC.” All Authorized Participants pay a $200 fee per order for creation or redemption of Baskets. Investors that purchase Shares through a commission or fee-based brokerage account may pay commissions or fees charged by the brokerage account. Investors should review the terms of their brokerage accounts for details on applicable charges.

Authorized Participants

The offering of Baskets is being made in compliance with Conduct Rule 2310 of FINRA. Accordingly, Authorized Participants may not make any sales to any account over which they have discretionary authority without the prior written approval of a purchaser of Shares.

By executing a Participant Agreement, an Authorized Participant becomes part of the group of parties eligible to purchase Baskets from, and put Baskets for redemption to, the Fund. An Authorized Participant is under no obligation to create or redeem Baskets or to offer to the public Shares of any Baskets it does create. Authorized Participants that offer to the public Shares from the Baskets they create will do so at a per-Share offering price that will vary depending upon, among other factors, the trading price of the Shares, the Net Asset Value and the supply of and demand for the Shares at the time of the offer. Shares initially comprising the same Basket but offered by Authorized Participants to the public at different times may have different offering prices. A list of Authorized Participants will be available from the Administrator.

Because new Shares can be created and issued on an ongoing basis, at any point during the life of the Fund, a “distribution,” as such term is used in the Securities Act, will be occurring. Broker-dealers and other persons are cautioned that some of their activities, depending on the relevant facts and circumstances, may result in their being deemed participants in a distribution in a manner that would render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, a broker-dealer firm or its client could be deemed a statutory underwriter if it purchases a Basket from the Fund, breaks the Basket down into the constituent Shares and sells the Shares directly to its customers; or if it chooses to couple the creation of a supply of new Shares with an active selling effort involving solicitation of secondary market demand for the Shares. A determination of whether a particular market participant is an underwriter must take into account all of the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that could lead to designation as an underwriter.

Dealers that are not “underwriters” but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with Shares that are part of an “unsold allotment” within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

The Managing Owner intends to maintain the qualification of the Shares in certain states selected by the Managing Owner and anticipates that the purchase of Shares from Authorized Participants will be made through broker-dealers who are members of FINRA. Investors intending to purchase Shares through Authorized Participants in transactions not involving a broker-dealer registered in such investor’s state of domicile or residence should consult their legal adviser regarding applicable broker-dealer or securities regulatory requirements under the state securities laws prior to such creation or redemption.

CONFLICTS OF INTEREST

General

Investors are dependent on the good faith of the respective parties subject to such conflicts to resolve them equitably. Although the Managing Owner attempts to monitor these conflicts, it is extremely difficult, if not impossible, for the Managing Owner to ensure that these conflicts do not, in fact, result in adverse consequences to the Fund.

The Managing Owner and Sub-Adviser

The Managing Owner and Sub-Adviser each have a conflict of interest in allocating its own limited resources among different clients and potential future business ventures, to each of which it owes fiduciary duties. Additionally, the directors, officers and/or employees of the Managing Owner and Sub-Adviser also service other affiliates of such parties and their respective clients. Although the Managing Owner and Sub-Adviser and their directors, officers and/or employees cannot and will not devote all of its or their respective time or resources to the management of the business and affairs of the Funds, such parties intend to devote, and to cause its directors, officers and employees to devote, sufficient time and resources to properly manage the business and affairs of the Funds consistent with its or their respective duties to the Funds and others.

The Commodity Broker

The Commodity Broker may act from time to time as a broker for other accounts with which it is affiliated or in which it or one of its affiliates has a financial interest. The compensation received by the Commodity Broker from such accounts may be more or less than the compensation received for brokerage services provided to the Master Fund. In addition, various accounts traded through the Commodity Broker (and over which their personnel may have discretionary trading authority) may take positions in the futures markets opposite to those of the Master Fund or may compete with the Master Fund for the same positions. The Commodity Broker may have a conflict of interest in its execution of trades for the Master Fund and for other customers. The Managing Owner, under delegation to the Sub-Adviser, does not presently intend to retain any commodity broker for the Master Fund which the Sub-Adviser has reason to believe would knowingly or deliberately favor any other customer over the Master Fund with respect to the execution of commodity trades.

The Commodity Broker will benefit from executing orders for other clients, whereas the Master Fund may be harmed to the extent that the Commodity Broker has fewer resources to allocate to the Master Fund’s accounts due to the existence of such other clients.

Certain officers or employees of the Commodity Broker may be members of U.S. commodities exchanges and/or serve on the governing bodies and standing committees of such exchanges, their clearing houses and/or various other industry organizations. In such capacities, these officers or employees may have a fiduciary duty to the exchanges, their clearing houses and/or such various other industry organizations which could compel such employees to act in the best interests of these entities, perhaps to the detriment of the Master Fund.

Proprietary Trading/Other Clients

The Managing Owner, the Sub-Adviser and the Commodity Broker and their respective principals and affiliates may trade in the commodity markets for their own accounts and for the accounts of their clients, and in doing so may take positions opposite to those held by the Master Fund or may compete with the Master Fund for positions in the marketplace. Such trading may create conflicts of interest on behalf of one or more such persons in respect of their obligations to the Master Fund. Records of proprietary trading and trading on behalf of other clients, as well as applicable written policies with respect to proprietary trading, will not be available for inspection by Shareholders.

Because the Managing Owner, the Sub-Adviser and the Commodity Broker and their respective principals and affiliates may trade for their own accounts at the same time that they are managing the account of the Master Fund, prospective investors should be aware that—as a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other activities not constituting a breach of fiduciary duty—such persons may from time to time take positions in their proprietary accounts which are opposite, or ahead of, the positions taken for the Master Fund.

No Distributions

The Managing Owner has discretionary authority over all distributions made by the Fund. In view of the Fund’s objective of seeking significant capital appreciation, the Managing Owner currently does not intend to make any distributions, but, has the sole discretion to do so from time to time. Greater Management Fees will be generated to the benefit of the Managing Owner if the Fund’s assets are not reduced by distributions to the Shareholders.

Related Party Transactions

There are no material transactions or arrangements between the Funds and any person affiliated with a person providing services to the Funds that require disclosure.

LEGAL MATTERS

The validity of the Shares was passed upon for the Managing Owner by Young Conaway Stargatt & Taylor, LLP. Bryan Cave Leighton Paisner LLP, Atlanta, Georgia, rendered an opinion regarding the material U.S. federal income tax consequences relating to the Shares.

EXPERTS

The consolidated financial statements of the Fund and the Master Fund incorporated by reference in the Fund and the Master Fund’s Annual Report on Form 10-K for the year ended December 31, 2019, and the effectiveness of the Fund and the Master Fund’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of the Funds’ internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION;

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Managing Owner has filed, on behalf of the Fund, this Prospectus, as part of a Registration Statement on Form S-3 with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement (including the exhibits to the Registration Statement), parts of which have been omitted in accordance with the rules and regulations of the SEC. For further information about the Fund or the Shares, please refer to the Registration Statement, which is available to the public at www.sec.gov. Information about the Fund and the Shares can also be obtained at www.wisdomtree.com. All internet addresses included in this Prospectus are provided as a convenience to the public to allow the public to access such website, and the information contained on or connected to such websites is not part of this Prospectus or the Registration Statement of which this Prospectus is a part.

The SEC allows the “incorporation by reference” of information into this Prospectus, which means that information may be disclosed to investors by referring investors to other documents filed or which will be filed with the SEC. The following documents filed or to be filed by the Fund with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, other than information in these documents that is not deemed to be filed with the SEC are so incorporated by reference:

•	Annual Report of the Fund on Form 10-K for the fiscal year ended December 31, 2019;

•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2020 and June 30, 2020;

•

All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2019, except for information furnished under Form 8-K, which is not deemed filed and incorporated herein; and

•

All documents subsequently filed by the Fund pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering (including filings made after the date of the post- effective amendment to the Registration Statement of which this Prospectus is a part and prior to the effectiveness of such post-effective amendment).

All documents filed by the Fund with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus will be deemed to be incorporated by reference into this

Prospectus, other than information in the documents that is not deemed to be filed with the SEC. The Managing Owner will file an updated Prospectus annually for the Fund pursuant to the Securities Act. A statement contained in this Prospectus or any Prospectus Supplement, or in a document incorporated or deemed to be incorporated by reference into this Prospectus or any Prospectus Supplement, will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document that is incorporated by reference into this Prospectus or any Prospectus Supplement, modifies or supersedes that statement. Any statements so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or the applicable Prospectus Supplement. The materials the Fund files with the SEC are available to the public at the SEC’s website at www.sec.gov.

The Managing Owner, on behalf of the Fund, will provide to each person, including any beneficial owner, to whom a Prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the Prospectus contained in the Registration Statement but not delivered with the Prospectus at no cost upon written or oral request. Such requests may be directed to the attention of General Counsel, c/o WisdomTree Commodity Services, LLC, 245 Park Avenue, 35th Floor, New York, NY, or by telephone to (866) 909-9473 or by email to rlouvar@wisdomtree.com. The reports and other documents incorporated by reference may also be accessed is http://www.wisdomtree.com.

STATEMENT OF ADDITIONAL INFORMATION

October 23, 2020

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

Common Units of Beneficial Interest

This is a speculative investment which involves the risk of loss. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. See “Risk Factors” beginning at page 9 in the Prospectus.

THIS PROSPECTUS IS IN TWO PARTS: A DISCLOSURE DOCUMENT AND A STATEMENT OF ADDITIONAL INFORMATION. THESE PARTS ARE BOUND TOGETHER, AND BOTH CONTAIN IMPORTANT INFORMATION

For information on how to obtain a Disclosure Document, please see page 83 above.

WisdomTree Commodity Services, LLC

Managing Owner

STATEMENT OF ADDITIONAL INFORMATION

October 23, 2020

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

Common Units of Beneficial Interest

THE FUTURES MARKETS

Commodity Futures

Futures contracts are standardized contracts made on United States or foreign exchanges that call for the future delivery of specified quantities of various agricultural and tropical commodities, industrial commodities, currencies, financial instruments or metals at a specified time and place. The contractual obligations, depending upon whether one is a buyer or a seller, may be satisfied either by taking or making, as the case may be, physical delivery of an approved grade of commodity or by making an offsetting sale or purchase of an equivalent but opposite futures contract on the same, or mutually off-setting, exchange prior to the designated date of delivery. As an example of an offsetting transaction where the physical commodity is not delivered, the contractual obligation arising from the sale of one contract of September 1, 2020 wheat on a commodity exchange may be fulfilled at any time before delivery of the commodity is required by the purchase of one contract of September 1, 2020 wheat on the same exchange. The difference between the price at which the futures contract is sold or purchased and the price paid for the offsetting purchase or sale, after allowance for brokerage commissions, constitutes the profit or loss to the trader. Certain futures contracts, such as those for stock or other financial or economic indices approved by the CFTC or Eurodollar contracts, settle in cash (irrespective of whether any attempt is made to offset such contracts) rather than delivery of any physical commodity.

Hedgers and Speculators

The two broad classes of persons who trade futures interest contracts are “hedgers” and “speculators.” Commercial interests, including farmers, that market or process commodities, and financial institutions that market or deal in commodities, including interest rate sensitive instruments, foreign currencies and stocks, and which are exposed to currency, interest rate and stock market risks, may use the futures markets for hedging. Hedging is a protective procedure designed to minimize losses that may occur because of price fluctuations occurring, for example, between the time a processor makes a contract to buy or sell a raw or processed commodity at a certain price and the time he must perform the contract. The futures markets enable the hedger to shift the risk of price fluctuations to the speculator. The speculator risks his capital with the hope of making profits from price fluctuations in futures contracts. Speculators rarely take delivery of commodities, but rather close out their positions by entering into offsetting purchases or sales of futures contracts. Since the speculator may take either a long or short position in the futures markets, it is possible for him to make profits or incur losses regardless of whether prices go up or down.

Futures Exchanges

Futures exchanges provide centralized market facilities for trading futures contracts and options (but not forward contracts). Members of, and trades executed on, a particular exchange are subject to the rules of that exchange. Among the principal exchanges in the United States are the Chicago Board of Trade, the Chicago Mercantile Exchange, the New York Mercantile Exchange, and the New York Board of Trade.

Each futures exchange in the United States has an associated “clearing house.” Once trades between members of an exchange have been confirmed, the clearing house becomes substituted for each buyer and each seller of contracts traded on the exchange and, in effect, becomes the other party to each trader’s open position in the market. Thereafter, each party to a trade looks only to the clearing house for performance. The clearing house generally establishes some sort of security or guarantee fund to which all clearing members of the exchange must contribute; this fund acts as an emergency buffer that enables the clearing house, at least to a large degree, to meet its obligations with regard to the “other side” of an insolvent clearing member’s contracts. Furthermore, clearing houses require margin deposits and continuously mark positions to market to provide some assurance that their members will be able to fulfill their contractual obligations. Thus, a central function of the clearing houses is to ensure the integrity of trades, and members effecting futures transactions on an organized exchange need not worry about the solvency of the party on the opposite side of the trade; their only remaining concerns are the respective solvencies of their commodity broker and the clearing house. The clearing house “guarantee” of performance on open positions does not run to customers. If a member firm goes bankrupt, customers could lose money.

Speculative Position Limits

The CFTC and U.S. futures exchanges have established limits, referred to as “speculative position limits” or “position limits,” on the maximum net long or net short speculative position that any person or group of persons (other than a hedger) may hold, own or control in certain futures contracts. Among the purposes of speculative position limits is the desire to prevent a “corner” on a market or undue influence on prices by any single trader or group of traders. The CFTC has jurisdiction to establish position limits with respect to all commodities and has established position limits for all agricultural commodities. In addition, the CFTC requires each United States exchange to submit position limits for all commodities traded on such exchange for approval by the CFTC. Position limits do not apply to forward contract trading.

Daily Limits

Most U.S. futures exchanges (but generally not foreign exchanges or banks or dealers in the case of forward contracts) limit the amount of fluctuation in futures interests contract prices during a single trading day by regulation. These regulations specify what are referred to as “daily price fluctuation limits” or more commonly “daily limits.” The daily limits establish the maximum amount that the price of a futures interests contract may vary either up or down from the previous day’s settlement price. Once the daily limit has been reached in a particular futures interest, no trades may be made at a price beyond the limit. See “Risk Factors –Possible Illiquid Markets May Exacerbate Losses.”

Regulations

Futures exchanges in the United States are subject to regulation under the Commodity Exchange Act (the “CEAct”), by the CFTC, the governmental agency having responsibility for regulation of futures exchanges and trading on those exchanges.

The CEAct and the CFTC also regulate the activities of “commodity trading advisors” and “commodity pool operators” and the CFTC has adopted regulations with respect to certain of such persons’ activities. Pursuant to its authority, the CFTC requires a commodity pool operator (such as the Managing Owner) to keep accurate, current and orderly records with respect to each pool it operates. The CFTC may suspend the registration of a commodity pool operator if the CFTC finds that the operator has violated the CEAct or regulations thereunder and in certain other circumstances. Suspension, restriction or termination of the Managing Owner’s registration as a commodity pool operator would prevent it, until such time (if any) as such registration were to be reinstated, from managing, and might result in the termination of, the Fund and the Master Fund. The CEAct gives the CFTC similar authority with respect to the activities of commodity trading advisors, such as the Managing Owner. If the registration of a Managing Owner as a commodity trading advisor were to be terminated, restricted or suspended, the Managing Owner would be unable, until such time (if any) as such registration were to be reinstated, to render trading advice to the Fund and the Master Fund. The Fund and the Master Fund themselves are not registered with the CFTC in any capacity.

The CEAct requires all “futures commission merchants,” such as the Commodity Broker, to meet and maintain specified fitness and financial requirements, segregate customer funds from proprietary funds and account separately for all customers’ funds and positions, and to maintain specified book and records open to inspection by the staff of the CFTC.

The CEAct also gives the states certain powers to enforce its provisions and the regulations of the CFTC.

Shareholders are afforded certain rights for reparations under the CEAct. Shareholders may also be able to maintain a private right of action for certain violations of the CEAct. The CFTC has adopted rules implementing the reparation provisions of the CEAct which provide that any person may file a complaint for a reparations award with the CFTC for violation of the CEAct against a floor broker, futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, and their respective associated persons.

Pursuant to authority in the CEAct, the NFA has been formed and registered with the CFTC as a “registered futures association.” At the present time, the NFA is the only non-exchange self-regulatory organization for commodities professionals. NFA members are subject to NFA standards relating to fair trade practices, financial condition, and consumer protection. As the self-regulatory body of the commodities industry, the NFA promulgates rules governing the conduct of commodity professionals and disciplines those professionals who do not comply with such standards. The CFTC has delegated to the NFA responsibility for the registration of commodity trading advisors, commodity pool operators, futures commission merchants, introducing brokers and their respective associated persons and floor brokers. The Commodity Broker and the Managing Owner are members of the NFA (the Fund and the Master Fund themselves are not required to become members of the NFA).

Margin

“Initial” or “original” margin is the minimum amount of funds that must be deposited by a futures trader with his commodity broker in order to initiate futures trading or to maintain an open position in futures contracts. “Maintenance” margin is the amount (generally less than initial margin) to which a trader’s account may decline before he must deliver additional margin. A margin deposit is like a cash performance bond. It helps assure the futures trader’s performance of the futures interests which contracts he purchases or sells. Futures interests are customarily bought and sold on margins that represent a very small percentage (ranging upward from less than 2%) of the purchase price of the underlying commodity being traded. Because of such low margins, price fluctuations occurring in the futures markets may create profits and losses that are greater, in relation to the amount invested, than are customary in other forms of investment or speculation. The minimum amount of margin required in connection with a particular futures interests contract is set from time to time by the exchange on which such contract is traded, and may be modified from time to time by the exchange during the term of the contract.

Brokerage firms carrying accounts for traders in futures contracts may not accept lower, and generally require higher, amounts of margin as a matter of policy in order to afford further protection for themselves.

Margin requirements are computed each day by a commodity broker. When the market value of a particular open futures interests contract position changes to a point where the margin on deposit does not satisfy maintenance margin requirements, a margin call is made by the commodity broker. If the margin call is not met within a reasonable time, the broker may close out the Master Fund’s position. With respect to the Managing Owner’s trading, only the Managing Owner, and not the Fund or its Shareholders personally, will be subject to margin calls.

PROSPECTUS

WISDOMTREE CONTINUOUS COMMODITY INDEX FUND

61,000,000 Common Units of Beneficial Interest

October 23, 2020